As filed with the U.S. Securities and Exchange Commission on October 19, 2020.
Registration No. 333-239777

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 3
FORM F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
VISION MARINE TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)
Québec (State or other jurisdiction of incorporation or organization)	3730 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification Number)
730 Boulevard du Curé-Boivin
Boisbriand, Québec J7G 2A7, Canada
Telephone: 450-951-7009
(Address of principal executive offices, including zip code, and telephone number, including area code)
Corporation Service Company
251 Little Falls Drive, Wilmington, DE 19808
Telephone: +1 302 636 5401
(Name, address, including zip code, and telephone number, including area code, of agent of service)
Copies to:
William Rosenstadt, Esq. Tim Dockery, Esq. Ortoli Rosenstadt LLP 501 Madison Avenue, 14th Floor New York, New York 10022 Telephone: (302) 738-6680	Rob Condon, Esq. Dentons US LLP 1221 Avenue of the Americas New York, New York 10020 Telephone: (212) 768-6800
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered(2)	Proposed maximum aggregate offering price(1)		Amount of registration fee
Common shares	US$	17,250,000	US$	2,239
Warrants to be issued to the underwriter		—(3)		—(3)
Common shares underlying warrants to be issued to the underwriter(4)	US$	1,185,938	US$	154
	US$	18,435,938	US$	2,393(5)

(1)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. Assumes that the underwriter exercises its over-allotment option.

(2)
Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)
No registration fee required pursuant to Rule 457(g).

(4)
We have agreed to issue to the underwriters warrants to purchase common shares representing up to 5.5% of the common shares issued in the offering. The representative’s warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share of the common stock offered hereby. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is US$1,185,938, which is equal to 125% of US$948,750 (5.5% of US$17,250,000).

(5)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED OCTOBER 19, 2020
1,666,667 Common Shares
Vision Marine Technologies Inc.

This is a firm commitment initial public offering of common shares of Vision Marine Technologies Inc. (d/b/a Canadian Electric Boat Company). Prior to this offering, there has been no public market for our common shares. We anticipate that the initial public offering price of our shares will be between US$8.00 and US$10.00.
We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “VMAR”.
We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.
Investing in our common shares involves a high degree of risk. You should carefully consider the matters described under the caption “Risk Factors” beginning on page 10.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Common Share	Total
Public offering price	US$	US$
Underwriter discounts and commissions(1)	US$	US$
Proceeds to us, before expenses(2)	US$	US$

(1)
The underwriter will receive compensation in addition to the discounts and commissions. The registration statement, of which this prospectus is a part, also registers for sale warrants to purchase common shares to be issued to the representative of the underwriters (based on the assumed offering price of US$9.00 per share, the midpoint of the range set forth on the cover page of this prospectus). We have agreed to issue the warrants to the underwriter as a portion of the underwriting compensation payable to the underwriter in connection with this offering. See “Underwriting” for a description of compensation payable to the underwriter.

(2)
The total estimated expenses related to this offering are set forth in the section entitled “Expenses Relating to this Offering.”

We have granted a 45-day option to the underwriter to purchase up to additional common shares to cover over-allotments, if any.
The underwriter expects to deliver the common shares on or about                 , 2020.
ThinkEquity
a division of Fordham Financial Management, Inc.
The date of this prospectus is                 , 2020

VOLT
100% Electric

E-Motion
The Wave of the Future

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Neither we, nor the underwriter, have authorized any other person to provide you with different or additional information. Neither we, nor the underwriter, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The underwriter is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

i

Except as otherwise set forth in this prospectus, neither we nor the underwriter have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.
Unless the context otherwise requires, in this prospectus, the term(s) “we”, “us”, “our”, “Company”, “our company”, “our business” and “Canadian Electric Boat Company” refer to Vision Marine Technologies Inc.

ii

PROSPECTUS SUMMARY
The following summary highlights, and should be read in conjunction with, the more detailed information contained elsewhere in this prospectus. You should read carefully the entire document, including our historical financial statements and related notes, to understand our business, the common shares and the other considerations that are important to your investment decision. You should pay special attention to the “Risk Factors” section beginning on page 1.
All references to “$” or “dollars”, are expressed in Canadian dollars unless otherwise indicated.
We completed a 3.7-for-1 reverse stock split on September 3, 2020. The reverse split combined each three and seven-tenths of our outstanding common shares into one common share. Additionally, on January 22, 2020, we completed a 1:23,084.86 share exchange. All share and per share information in this prospectus has been adjusted to reflect the reverse stock split and the share exchange.
Our Company
We are in the business of designing and manufacturing electric outboard powertrain systems and our related technology. We believe that our electric outboard powertrain systems are significantly more efficient and powerful than those currently being offered in the market today. In particular, we have recorded powertrain efficiencies of more than 94%, well above the 54% efficiency that we recorded for our principal competitor’s product. Increases in powertrain efficiency allows for more power and range, both of which are highly desirable characteristics for consumers in the marketplace. Although our primary focus is on electric outboard powertrain technology, we will continue to design, manufacture and sell our high-performance, fully-electric boats to commercial and retail customers. According to Research and Markets, the global electric boat market will reach US$12.32 billion in 2027 up significantly from US$4.5 billion in 2018.
We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. Our technologies used in this powertrain system are designed to improve the efficiency of the outboard powertrain and, as a result, increase range and performance. We believe our approach in marketing and selling our powertrain technology to boat designers and manufacturers will enable us to leverage their distribution and servicing systems with minimal capital outlay. We expect our core intellectual property contained within our outboard electric powertrain systems to form the foundation for our future growth and for such systems to represent the majority of our revenue shortly following this initial public offering of our common shares. We do not currently have any patents or pending patent applications on the technology related to our electric outboard powertrain systems, but we intend to file patent applications shortly after this offering.
We continue to manufacture hand-crafted, highly durable, low maintenance, environmentally-friendly electric recreational powerboats. In our last two fiscal years, we manufactured 46 and 21 powerboats, respectively, and we expect to manufacture approximately 150 powerboats in the twelve months following the closing of this offering. We sell powerboats to retail customers and operators of rental fleets of powerboats through which we seek to build brand awareness. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We conduct our transactions directly to customers through our website or through a network of marinas, distributors and show rooms. Our boats are a solution to bans and restrictions on the use of gasoline- and diesel-powered boats on local waterways, lakes and rivers that cities and regions have imposed to improve air quality and protect water habitats.
Our Electric Outboard Powertrain Systems
A powertrain system is a vehicle’s infrastructure that converts energy into movement. In an electric boat, that infrastructure starts at the battery pack, continues with an inverter, goes to the motor and ends with the propeller. Electric powertrains have less moving parts than powertrains for boats with an internal combustion engine and, as a result, tend to break less and require less complex servicing.

The efficiency of a powertrain system determines the range of a boat on a single battery charge and the speed at which the boat operates. We find existing electric powertrain systems unsatisfactory because of their insufficient yields and limited power range. In 2015, we decided to research technology to take advantage of this vacuum and develop an in-house system, relying on existing third-party components where possible. Our electric powertrain is designed to have 180 hp (horsepower) and 236 Lb. ft at 94% load. Furthermore, the electric powertrain system will be liquid cooled as compared to air cooled.
We intend to produce our electric powertrain at our current facilities in Quebec. We believe that we can produce up to 300 electric powertrains per year in addition to producing 150 boats in our current facilities in the year following the initial public offering. If customer demand is sufficiently high for our electric powertrains and we foresee demand for more than 300 units in a year, we will require additional manufacturing space. Although we believe that we will be able to find comparable space at a similar price on relatively short notice, including space adjacent to our current facility that is owned by our current landlord and our CEO, such space may not be available when needed.
The production of our electric powertrain will consist of assembling components from third parties, including battery packs, inverters and high-efficiency motors. We intend to use advanced batteries in our battery packs but do not envision depending on a limited number of suppliers, as we will be able to use a wide range of batteries. We will source the inverters from UQM (Danfoss Editron) and motors from UQM (Danfoss Editron) and Dana TM4.
We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. We set out below the current specifications of this outboard electric powertrain.
Maximum power Max torque Continuous power Voltage Efficiency Weight Lithium Battery Shaft Length Cooling Control	180 HP, 135 Kw 250 ft.lb, 340 Nm 90 kW 650 V 94% at 8,000 rpm 413 Lbs., 188 kg 60 – 420 kW S – XL Water Can bus
As we develop our electric powertrain systems, we envisage a 300-horsepower version of our electric outboard engine to be released within the next 18 months.
Our Powerboats
We manufacture four models of electric powerboats and are preparing to launch a fifth model. Each model is available in different standard variations or may be customized according to a purchaser’s specifications. For each of our boats, our consumers are able to customize certain aspects including color (for the hull, striping, interior and deck), radio and covers and other storage options. In addition, there are customizations that are just available for some boat models, including propulsion and batteries. Our boats are:
Phoenix 290:
Our latest model that we recently unveiled and which we are planning to begin production of in 2021. It is a 29-foot powerboat capable of accommodating up to 12 people, comes equipped with two Torqeedo Deep Blue engines.

Bruce 22:
Our current flagship boat. It is capable of reaching speeds of up to approximately 41 miles per hour (66 kph). We offer three variations of the Bruce 22 with starting prices between $69,995 and $289,995. Purchasers may customize the Bruce 22 by choosing among various options including type of propulsion, inserts, other options and batteries. In our 2019 fiscal year, we sold 5 Bruce 22s.

Volt 180:	A powerful boat that can reach speeds of up to approximately 30 miles per hour (48 kph). In our 2019 fiscal year, we sold 14 Volt 180s.
Fantail 217:
A boat designed with a view towards relaxation rather than speed. The Fantail 217 starts at $38,995, seats up to ten people and has a maximum speed of approximately 10 miles per hour (6 kph). In our 2019 fiscal year, we sold 23 Fantail 217s

Quietude 156:
A boat with an eye towards tranquility over speed or power. The Quietude 156 starts at $22,995, seats four passengers and reaches a top speed approximately 5 miles per hour (8 kph). In our 2019 fiscal year, we sold 4 Quietude 156s.

Sales
Although we have yet to commercialize our electric powertrains, we have received non-binding letters of intent (“LOIs”) from original equipment manufacturers (“OEMs”) for the purchase of such powertrains. Under the LOIs, OEMs have indicated their interest in purchasing 186 powertrains for the first 12 months following the introduction of the electric powertrain, 335 powertrains for the year ended August 31, 2023 and 504 powertrains for the year ended August 31, 2024. Such LOIs are non-binding and may never result in any actual sales. The projected sales price for our first electric outboard powertrain system is $100,000.
We currently generate over 90% of our revenue from the sale of our electric power boats. In our 2019 fiscal year, we sold 46 of our electric powerboats for revenue of $2,664,001, and in our 2018 fiscal year we sold 21 of our electric powerboats for revenue of $1,036,379. During the six months ended February 29, 2020, we generated $353,148 from the sale of electric powerboats. Our sales are to retail customers and operators of rental fleets of powerboats through which we seek to build brand awareness. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats.
Industry Overview
In North America, 75 million people go boating every year, according to the U.S. Coast Guard, with approximately 12 million recreational vessels registered with the U.S. Coast Guard in 2018. The worldwide recreational boating market size is set to surpass US$63 billion by 2026, according to a research report by Global Market Insights, Inc. Within the boating market, there is an outboard motor market and an electric boat market. Our products fall into each of those categories, and if produced, our electric powertrains will be used in boats in both those markets.
Outboard Motor Market
An outboard motor is a propulsion system for boats, consisting of a self-contained unit that includes engine, gearbox and propeller or jet drive, designed to be affixed to the outside of the boat. As well as providing propulsion, outboards provide steering control, as they are designed to pivot over their mountings and thus control the direction of thrust. Outboard motors tend to be found on smaller watercraft as it is more efficient for larger boats to have an inboard system. Although outboard engines powered by fossil fuels have traditionally dominated this market and continue to do so, electric outboard motors are a relatively new phenomenon that have been growing in step with the growth in the electric boat market. We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. Our technologies used in this powertrain system are designed to improve the efficiency of the outboard powertrain and, as a result, increase range and performance.
According to the National Marine Manufacturing Association (“NMMA”), sales of outboard engines in the United States (which includes outboard motors) increased to a thirteen-year high of 280,300 units representing sales market of US$2.9 billion. Consumer demand for higher-performance engines continued to trend upward in 2019, with double digit gains in sales for engines with 200 and greater horsepower. Engines with between 200 and 300 horsepower accounted for 16.3% of all sales of outboard engines, and those with over 300 horsepower accounted for 10%. Overall, the average horsepower of all outboard engines sold in 2019 reached a record-high of 127.6 hp, up 6.9% from the prior year’s average of 119.4 horsepower and up 46% from the average ten years prior of 87 horsepower.
Electric Boat Market
Although electric boats have been available for over 100 years, interest in them was minimal until the 1990s when the first studies were conducted in the United States following the suspicion that motorboats contaminate aquatic environments significantly through loss of gasoline and lubrication oil. According to Andre Mele, recreational boats pollute as much as cars and trucks in the United States. In the early 2000’s, 8 million speedboats in the United States released 15 times more pollutants annually into the environment than the oil spill produced by the oil tanker Exxon Valdez in 1989. The sinking of this tanker in Alaska had released 11 million U.S. gallons of hydrocarbons into the environment. After conversion, this means that each boat releases an average of 78 L of hydrocarbons into aquatic environments each year. If that average is still current, we estimate that in 2019 oil losses in the environment via motorboats equaled 150,000 tons of hydrocarbon scaly leaks in Canada (based on 2 million vessels), 750,000 tons of hydrocarbon scaly leaks in the United States (based on 10 million vessels) and 450,000 tons of hydrocarbon scaly leaks in Europe (based on 6 million vessels).
This explains why some lakes and bodies of water have recently banned motorboats. The total elimination of gasoline immediately eliminates a very large source of marine pollution, with immediate results: possibility of beaches, swimming, and reduction of BOD (biochemical oxygen demand) and DCO (direct chemical oxidation) of ambient water. Specifically, hydrocarbons, similar to the dirt that clings to the walls of a bathtub, contaminate the shores and banks of lakes, rivers and bodies of water, where the development of many living organisms takes place. The ecosystem is then modified with the scarcity or disappearance of certain species.
In an effort to tackle air pollution, cities around the world are beginning to ban all gasoline- and diesel-powered boats from the center of the city. One of the first cities to implement this change is Amsterdam, Netherlands. This movement to electrically powered boats has been implemented in Venice, where the city has restricted the movement of gasoline- and diesel-powered boats, while exempting electrically powered boats.
Research and Markets predicts that the growth in the electric boat market will be caused by:
•
advancement in battery technology that offers longer run-time and higher speed;

•
decreasing battery prices;

•
problems inherent to internal combustion engine boats, including a high pollution rate and the comparatively high fuel prices; and

•
other noteworthy advantages offered by electric boats, such as noiseless and smokeless use and less vibration and less engine maintenance than boats that use internal combustion engines.

The electric boat market is segmented into two categories, hybrid and pure electric boats. In 2018, hybrid electric boats represented approximately 70% of the electric boat market. The NMMA anticipates that the market shares of the pure electric boat segment will meaningfully increase during the period from 2019 to 2027 owing to advancements in battery technology.
Competitive Advantages & Operational Strengths
We intend to sell our electric powertrains to OEMs for use in their boats. We are currently aware of one company (Torqeedo) that produces electric powertrains for OEMs, and as a result we believe that there is room for competition in this market. We believe the primary competitive factors in our market include but are not limited to:
• technological innovation; • product quality and safety; • service options; • product performance; • environmental friendliness; • design and styling; and • brand perception.
Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Most of our competitors have more extensive customer bases and broader customer and industry relationships than we do. In addition, many of these companies have longer operating histories and greater name recognition than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively.
We believe that our experience, production capability, product offering and management give us the ability to successfully operate in the recreational electric powerboat market in a way that our competitors cannot. In particular, we believe that we have a number of competitive advantages, including:
•
technological innovation:   we have demonstrated our capacity to develop our own products through research and development;

•
product performance:   the efficiency of our powertrain systems provides the boats they are in greater speed and range;

•
certification:   our boats are certified by the U.S. Coast Guard and the Canadian Coast Guard in Canada and meet the American Boat & Yacht Council (“ABYC”) safety standards and the European Union’s imported manufactured products standards;

•
product price:   we believe that our products are competitively priced across all models and with all customizations. We have not priced our first powertrain system yet but intend to do so in a way that is competitive for its performance; and

•
management expertise:   our founders have extensive experience in offshore power boating and are aware of what is required by customers in regard to power and efficiency of outboard electric powertrain systems.

Strategy
As a designer, manufacturer, and marketer of premium electric boats and electric powertrain systems, we strive to design new and innovative products that appeal to a broad customer base. Since fiscal 2014, we have successfully launched a number of new products and features with best-in-class quality leading to increased sales and significant margin expansion. Furthermore, our unique product development process enables us to offer products with innovative offerings that we believe will be difficult for our competitors to match without significant additional capital investments, most notably our outboard electric powertrain system.
We are developing innovative electric outboard powertrain systems designed to enable us to capture market share, as the outboard powertrain industry moves to electric powertrain outboard motors to comply with local green initiatives. The NMMA estimates that total retail orders of outboard engines was US$2.9 billion in 2018, and Global Market Insights estimates that sales of outboard engines will reach US$17 billion by 2025.
We sell our electric boats to retail customers as well as to boat clubs and boat rental operations. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We plan to further expand our sales by offering our products via third party dealerships and by attending more tradeshows. As we launch our innovative electric outboard powertrain systems, we will directly market to OEMs of boats, thereby leveraging their support and distribution systems. We will market our electric powertrains to the OEMs by attending trade shows, inviting the OEMs to test the electric outboard powertrains on a prototype boat, introducing the electric powertrain using social media avenues and advertising the electric powertrain systems in trade journals.
We will continue to implement a number of initiatives to reduce our cost base and to improve the efficiency of our manufacturing process. Additionally, we have fostered a culture of operational improvement within our workforce, which will lead to further operational efficiencies. Finally, we intend to invest in further research and development to ensure that we develop innovative electric powertrain systems thus expanding the number of OEMs that will use our products.
We intend to increase our international sales and expand our network of international distributors and dealers.
General
We were incorporated in August 2012 under the laws of Québec, Canada, and have an August 31, fiscal year end. As of October 19, 2020, we had 5,177,677 common shares outstanding. We had net comprehensive income of $233,066 in our fiscal year ended August 31, 2019 and a net comprehensive loss of $477,797 in our six months ended February 29, 2020.
Our principal executive, registered and records offices are located at 730 Boulevard du Curé-Boivin, Boisbriand, Québec J7G 2A7, Canada. Our telephone number is (450) 951-7009. Our website address is www.electricboats.ca. Information on our website does not constitute part of this prospectus.
As of October 19, 2020, our executive officers and directors beneficially owned 67.0% of our common shares, which includes shares that our executive officers and directors have the right to acquire within the next 60 days pursuant to warrants and stock options which have vested.

Offering Summary
Common Shares Offered:
1,666,667 (excluding the underwriter’s over-allotment option).
Assumed Public Offering
Price:
US$9.00 per common share, the midpoint of the price range on the cover page of this prospectus.
Over-allotment
We have granted the underwriter a 45-day option (commencing from the date of this prospectus) to purchase up to an additional 250,000 common shares at the public offering price to cover over-allotments, if any.
Shares Outstanding After the Offering:
6,844,344 common shares will be outstanding immediately after the offering (or 7,094,344 if the underwriter exercises its over-allotment option in full).
Use of Proceeds:
We intend to use the net proceeds from this offering for the sale and marketing and the production of our new powertrain, the build-up of inventory for order fulfilment and for general working capital.
Market for our Common
Shares:
This is currently no market for our common shares. We intend to list our common shares on the Nasdaq Capital Market under the symbol “VMAR”. Our application could be rejected by Nasdaq, and this offering will not be consummated until we have received Nasdaq’s approval for our application.
Risk Factors:
See “Risk Factors” for a discussion of the factors you should consider before deciding to invest in our securities.
Shares outstanding after the offering is based on 5,177,677 common shares outstanding as of October 19, 2020 and excludes:
•
524,324 common shares issuable upon the exercise of outstanding options; and

•
91,667 shares issuable upon exercise of the warrants issued to the underwriter (or 105,417 common share issuable upon exercise of the warrants issued to the underwriter if the over-allotment option is exercised in full).

Summary Financial Data
The summary financial information set forth below has been derived from our audited financial statements for the fiscal years ended August 31, 2019 and 2018 and from our unaudited financial statements for the three and six months ended February 29, 2020 and February 28, 2019. You should read the following summary financial data together with our historical financial statements and the notes thereto included elsewhere in this prospectus and with the information set forth in the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.
Statement of Comprehensive Income (Loss)
	Year ended August 31,		Six months ended
	2019	2018	February 29, 2020	February 28, 2019
Revenue	$2,869,377	$1,271,566	$436,193	$1,271,552
Gross profit	$1,285,364	$501,727	$233,560	$589,844
Net and comprehensive income (loss)	$233,066	$(185,848)	$(477,797)	$54,647
Basic and diluted income (loss) per share(1)	$0.06	$(0.05)	$(0.13)	$0.01

(1)
Revised to reflect a 1:23,084.86 share exchange effected on January 22, 2020 and a 3.7-for-1 reverse stock split effected on September 3, 2020.

Statements of Financial Position
	Year ended August 31,		Six months ended February 29, 2020
	2019	2018	Actual	Pro Forma	Pro Forma As Adjusted(1)
Current Assets	$1,366,769	$1,578,282	$1,855,030	$5,649,530	$23,553,215
Total Assets	$1,914,562	$1,993,194	$3,043,903	$6,838,403	$24,742,088
Current Liabilities	$1,459,534	$1,890,278	$1,731,886	$1,731,886	$1,731,886
Total Liabilities	$2,046,864	$2,395,987	$3,478,927	$3,478,927	$3,478,927
Total equity (deficit)	$(132,302)	$(402,793)	$(435,024)	$3,359,476	$21,263,161
Our financial position data as of February 29, 2020 is presented on:
•
an actual basis;

•
a pro forma basis, giving effect to the issuance of 1,356,866 common shares since March 1, 2020 and the receipt of $3,794,500 in connection with such issuances; and

•
a pro forma as adjusted basis, giving further effect to the sale and issuance of 1,666,667 common shares by us in this offering, based upon the assumed initial public offering price of US$9.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(1)
U.S. dollars converted into Canadian dollars at US$1.00 = $1.3411, the noon-buying price on February 28, 2020 as set out in “Currency and Exchange Rates”.

RISK FACTORS
An investment in our common shares carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, including our historical financial statements and related notes included elsewhere in this prospectus, before you decide to purchase the common shares. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common shares. Refer to “Special Note Regarding Forward-Looking Statements”.
We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.
Risks Related to our Business and Industry
There is limited public information on our operating history.
Our limited public operating history makes evaluating our business and prospects difficult. Although we were formed in 2012, we did not provide public reports on the results of operations until we first filed a draft of the registration statement of which this prospectus forms a part. We only have two years of audited financial statements. Your investment decision will not be made with the same data as would be available as if we had a longer history of public reporting.
We currently have minimally positive net income, and if we are unable to maintain and grow our net income in the future our ability to grow our business as planned will be adversely affected.
We have made significant up-front investments in research and development, sales and marketing, and general and administrative expenses to rapidly develop and expand our business. We had net income of $233,066 in our 2019 fiscal year as compared to a net loss of $185,848 in our 2018 fiscal year and incurred a comprehensive net loss of $477,797 in our six months ended February 29, 2020 as compared to comprehensive net income of $54,647 for the corresponding period in 2019. Net income may fail to grow or even decline in certain circumstances, many of which are beyond our control. Even after the use of the proceeds from this offering, our revenues might not significantly exceed our expenses or could be less than our expenses.. It may take us longer to increase our net income to do so than we anticipate, if at all, or we may only do so at a much lower rate than we anticipate. Failure to increase our net income would mean that we would have to curtail our planned growth in operations or resort to financings to fund such growth.
A substantial amount of our revenues in our 2019 and 2018 fiscal years were derived or sourced from related-party transactions.
Our Chief Executive Officer is an affiliate of EB Rental Ltd., an entity that rents electric boats at the Lido Marina Village in Newport, California. We respectively sold $455,531 and $372,719 of boats, parts, services and other items to EB Rental Ltd. in our 2019 and 2018 fiscal years and have generated income from them in the six months ended February 29, 2020 of $66,077 from the sale of parts and maintenance. Although we believe that these sales were on an arms’-length terms, such sales may not have occurred were it not for the relation among these parties. Had such sales not occurred, our results of operations for those fiscal years would have been different, and we may not have achieved net comprehensive income in our 2019 fiscal year.
Our plan of operations entails promoting a product candidate that we may never launch or which may not be commercially accepted if launched.
We have concentrated the majority of our research and development efforts on developing electric powertrain systems that we intend to sell to OEMs of boats following our initial public offering. We expect the electric powertrain systems to represent the majority of our revenue in the accounting periods shortly following the initial public offering. We have built prototypes of our electronic powertrain but have not shared this prototype with potential OEMs or the performance specifications of our powertrain with them. We do not know if OEMs will find our product candidate to be an attractive component in their boats or if they will find the price of our electric powertrains to be acceptable. We do not currently have any customers for our electric powertrains. Although we have received LOIs from OEMs for 186 powertrains for the first 12 months following the introduction of the electric powertrain, 335 powertrains for the year ended August 31, 2023 and 504 powertrains for the year ended August 31, 2024, such LOIs are non-binding and may never result in any actual sales. Even if we do develop such relationships, we might not be able to maintain them or grow them as anticipated. If we are not successful in commercializing our product candidate or if sales of our electric powertrain are less than we estimate, our business may not grow as expected, if at all, and we may fail.
To carry out our proposed business plan to build up inventory for order fulfilment, increase brand awareness and develop a new powertrain for our engines, we will require a significant amount of capital.
If the funds from this offering and revenue from our business are not sufficient to cover our cash requirements, we will need to raise additional funds through the sale of our equity securities, in either private placements or additional registered offerings, and through shareholder loans. If we are unsuccessful in raising enough funds through such capital-raising efforts, we may review other financing possibilities such as bank loans. Financing might not be available to us or, if available, only on terms that are not acceptable to us.
Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.
Terms of subsequent financings may adversely impact your investment.
We may have to engage in common equity, debt, or preferred stock financing in the future. Your rights and the value of your investment in our securities could be reduced. Interest on debt securities could increase costs and negatively impacts operating results. Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common shares. In addition, if we need to raise more equity capital from the sale of common shares, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Common shares which we sell could be sold into any market which develops, which could adversely affect the market price.
Our future growth depends upon consumers’ willingness to purchase electric powerboats.
Our growth highly depends upon the adoption by consumers of, and we are subject to an elevated risk of any reduced demand for, electric powerboats. Without such growth, sales of our electric powertrain, if any, and our electric boats may not grow at the rate that we anticipate, if such sales grow at all. If the market for electric powerboats does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be negatively impacted. Despite the long history of electric powerboats, the market for them is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new electric powerboat announcements and changing consumer demands and behaviors. Powerboats with conventional gas-powered motors may be deemed preferable to electric powerboats as they tend to be more powerful, have a longer range and/or cost less. Other factors that may influence the adoption of electric powerboats include:
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the decline of an electric powerboats range resulting from deterioration over time in the battery’s ability to hold a charge;

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concerns about electric grid capacity and reliability, which could derail our efforts to promote electric powerboats as a practical solution to powerboats which require gasoline;

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improvements in the fuel economy of the internal combustion engine;

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the availability of service for electric powerboats;

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the environmental consciousness of consumers;

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volatility in the cost of oil and gasoline;

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consumers’ perceptions about convenience and cost to charge an electric powerboat;

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the availability of tax and other governmental incentives to manufacture electric powerboats; and

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perceptions about and the actual cost of alternative fuel.

The influence of any of the factors described above may cause current or potential customers not to purchase our electric powerboat, which would materially adversely affect our business, operating results, financial condition and prospects.
Our future growth depends upon consumers’ preference for outboard motors over inboard motors.
We envision the majority of our growth deriving from the sale of one of our product candidates, an electric powertrain for an outboard motor. If consumer preferences led to a decline in outboard motors, the OEMs we intend to sell to may produce less boats, and we may not be able to sell as many electric powertrains as we anticipate, if we sell any at all. We may not be able to adapt the technology behind this powertrain for inboard motors or may only be able to do so in a way that is not cost effective.
We rely on a limited number of suppliers for key components of our finished products.
Although we manufacture all of our powerboats, we do so by assembling the component parts that we acquire from third-party suppliers rather than by producing any of those component parts ourselves. We materially depend on some of those third-party suppliers for certain components that we obtain from a limited number of suppliers, namely
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hulls: we purchase all of our hulls from Aqualux and Abitibi & Co.,

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motors: for our electric powertrains, we intend to purchase motors from UQM Technologies and Dana TM4 and for our boats, we purchase approximately 20% of our motors from Torqeedo, 30% from Min-Kota, 35% from E-Tech and 10% from E-Propulsion;

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powertrains: we purchase approximately 5% of our powertrains from Piktronik, an Austrian-Slovenian company specialized in the research, development and production of components for electric vehicles and electric powerboats (which provides the powertrain used in our Bruce 22); and

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battery packs: we purchase our lithium-ion batteries (approximately 15% of all batteries we purchase) from BMW and/or Relion Batteries who in turn rely upon Samsung cells, and we purchase our lead batteries (approximately 85% of all batteries we purchase) from Thermo Fisher Scientific Inc.

As we purchase our components and parts through purchase orders and informal arrangements rather than long-term purchase agreements, we have not contractually secured a supply chain for these components and parts. As a result of the COVID-19 pandemic, some of our third-party suppliers have experienced delays in delivering parts and components for our products. If as a result of the COVID-19 pandemic we continue to experience delays in receiving our supplies from these third-parties, if they significantly increased the cost of these components or if they ceased offering us these components, we would have to find new suppliers, which might not be possible on a timely basis, or cease production of the products in which the components are included.
The range of electric powerboats on a single charge declines over time which may negatively influence potential customers’ decisions whether to purchase our boats or boats containing our electric powertrains.
The range of electric powerboats on a single charge declines principally as a function of usage, time and charging patterns. For example, a customer’s use of their powerboat as well as the frequency with which they charge the battery can result in additional deterioration of the battery’s ability to hold a charge. During the lifetime of the lead acid batteries in powerboats, 500 to 1000 recharge cycles are possible, and our lithium battery pack will retain approximately 85% of its ability to hold its initial charge after approximately 3,000 charge cycles and 8 years, which will result in a decrease to the boat’s initial range. Such battery deterioration and the related decrease in range may negatively influence potential customer decisions whether to purchase an electric boat, which may harm our ability to market and sell our boats. Likewise, if such reasoning deters potential customers from purchasing boats made by OEMs that use our electric powertrains, they may order fewer electric powertrains from us, if they ever order any at all.
Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for our electric powerboats.
Significant developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, fuel which is abundant and relatively inexpensive in North America, such as compressed natural gas, may emerge as consumers’ preferred alternative to petroleum-based propulsion. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced electric powerboats, which could result in the loss of competitiveness of our boats, decreased revenue and a loss of market share to competitors.
If we are unable to keep up with advances in electric powerboat technology, we may suffer a decline in our competitive position.
We may be unable to keep up with changes in electric powerboats technology, particularly developments with powertrains. As a result, we may suffer a decline in our competitive position. Any failure to keep up with advances in electric powerboat technology would result in a decline in our competitive position which would materially and adversely affect our business, prospects, operating results and financial condition. Our research and development efforts may not be sufficient to adapt to changes in electric powerboat technology. As technologies change, we plan to upgrade or adapt our electric powertrain candidate. We would additionally upgrade our boats and introduce new models to take advantage of these changes. However, our technology and boats may not compete effectively with alternative technology or powerboats if we are not able to source and integrate the latest technology. For example, we do not manufacture either or lead or lithium battery cells which makes us depend upon suppliers of battery cell technology for our battery packs.
Demand in the powerboat industry is highly volatile.
Volatility of demand in the powerboat industry, especially for recreational powerboats and electric powerboats, may materially and adversely affect our business, prospects, operating results and financial condition. The markets in which we will be competing have been subject to considerable volatility in demand in recent periods. Demand for recreational powerboat and electric powerboat sales depends to a large extent on general, economic and social conditions in a given market. Historically, sales of recreational powerboats decrease during economic downturns. We have fewer financial resources than more established powerboat manufacturers to withstand adverse changes in the market and disruptions in demand.
Unfavorable weather conditions may have a material adverse effect on our business, financial condition, and results of operations, especially during the peak boating season.
Adverse weather conditions in any year in any particular geographic region may adversely affect sales in that region, especially during the peak boating season. Sales of our products are generally stronger just before and during spring and summer, which represent the peak boating months in most of our markets, and favorable weather during these months generally has a positive effect on consumer demand. Conversely, unseasonably cool weather, excessive rainfall, reduced rainfall levels, or drought conditions during these periods may close area boating locations or render boating dangerous or inconvenient, thereby generally reducing consumer demand for our products. Our annual results would be materially and adversely affected if our net sales were to fall below expected seasonal levels during these periods. We may also experience more pronounced seasonal fluctuation in net sales in the future as we continue to expand our businesses.

Additionally, to the extent that unfavorable weather conditions are exacerbated by global climate change or otherwise, our sales may be affected to a greater degree than we have previously experienced.
We intend to increasingly use our network of independent dealers, and we will face increasing competition for dealers and have little control over their activities.
Currently, most of our sales are directly placed with us online, but approximately 35% of our sales in our 2019 fiscal year were derived from our network of independent dealers. We have agreements with the dealers in our network that typically provide for terms of between 1 and 3 years. While we will continue to market direct sales through our website, we seek to increase revenues and diversify our sales points by expanding our network of independent dealers. We envision an increase in the number of dealers supporting our products and the quality of their marketing and servicing efforts as being essential to our ability to increase sales. We may not be successful in our effort to grow our network of independent dealers.
Competition for dealers among recreational powerboat manufacturers continues to increase based on the quality, price, value and availability of the manufacturers’ products, the manufacturers’ attention to customer service and the marketing support that the manufacturer provides to the dealers. We will face intense competition from other recreational powerboat manufacturers in attracting and retaining dealers, and we might not be able to attract or retain relationships with qualified and successful dealers. We might not be able to maintain or improve our relationship with our dealers or our market share position. In addition, independent dealers in the recreational powerboat industry have experienced significant consolidation in recent years, which could inhibit our ability to retain them or result in the loss of one or more of our dealers in the future if the surviving entity in any such consolidation purchases similar products from a competitor. If we do not establish a significant network of dealers, our future sales could fail to meet our projected financial condition and results of operations and cause to alter our business plan.
We envision that our success will depend, in part, upon the financial health of our dealers and their continued access to financing.
We seek to increase revenues and diversify our sales points by expanding our network of independent dealers. The financial health of our current and any future dealers is critical to our success. Our business, financial condition and results of operations may be adversely affected if the financial health of dealers that sell our products suffers. Their financial health may suffer for a variety of reasons, including a downturn in general economic conditions, rising interest rates, higher rents, increased labor costs and taxes, compliance with regulations and personal financial issues.
In addition, dealers require adequate liquidity to finance operations, including purchases of our products. Dealers are subject to numerous risks and uncertainties that could unfavorably affect their liquidity positions, including, among other things, continued access to adequate financing sources on a timely basis on reasonable terms. These sources of financing are vital to our ability to sell products through our distribution network. Access to floor plan financing generally facilitates dealers’ ability to purchase powerboats from us, and their financed purchases reduce our working capital requirements. If floor plan financing were not available to our dealers, our sales and our working capital levels could be adversely affected. The availability and terms of financing offered by dealers’ floor plan financing providers will continue to be influenced by:
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their ability to access certain capital markets and to fund their operations in a cost-effective manner;

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the performance of their overall credit portfolios;

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their willingness to accept the risks associated with lending to dealers; and

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the overall creditworthiness of those dealers.

Changes to trade policy, tariffs, and import/export regulations may have a material adverse effect on our business, financial condition, and results of operations.
Although we manufacture our products in Canada, in our last fiscal year approximately 90% of our sales occurred in the United States, a percentage that could increase as our operations expand. Changes in laws and policies governing foreign trade could adversely affect our business. As a result of recent policy changes, there may be greater restrictions and economic disincentives on international trade. We will particularly be affected by the Agreement Between the United States of America, the United Mexican States, and Canada (commonly known as USMCA), if ratified by all participants, the effects of which are not certain. Such changes have the potential to adversely impact the global and local economies, our industry and global demand for our products and, as a result, could have a material adverse effect on our business, financial condition and results of operations.
Interest rates and energy prices affect marine products’ sales
Although our products are not frequently financed by our dealers and retail powerboat consumers, we envision this becoming more common as we expand our operations and grow our network of distributors. This may not occur if interest rates meaningfully rise because higher rates increase the borrowing costs and, accordingly, the cost of doing business for dealers and the cost of powerboat purchases for consumers. Energy costs can represent a large portion of the costs to manufacture our products and increase their ultimate sales price. Therefore, higher interest rates and fuel costs can adversely affect consumers’ decisions relating to recreational powerboating purchases.
We have a large fixed cost base that will affect our profitability if our sales decrease.
The fixed cost levels of operating a recreational powerboat manufacturer can put pressure on profit margins when sales and production decline. Our profitability depends, in part, on our ability to spread fixed costs over a sufficiently large number of products sold and shipped, and if we decide to reduce our rate of production, gross or net margins could be negatively affected. Consequently, decreased demand or the need to reduce production can lower our ability to absorb fixed costs and materially impact our financial condition or results of operations.
We depend on certain key personnel, and our success will depend on our continued ability to retain and attract such qualified personnel.
Our success depends on the efforts, abilities and continued service of Alexandre Mongeon, our Chief Executive Officer, Patrick Bobby, our Chief Operating Officer, and Kulwant Sandher, our Chief Financial Officer. A number of these key employees and consultants have significant experience in the recreational boating and manufacturing industry. A loss of service from any one of these individuals may adversely affect our operations, and we may have difficulty or may not be able to locate and hire a suitable replacement. We have not obtained any “key person” insurance on certain key personnel.
We are subject to numerous environmental and health and safety laws and any breach of such laws may have a material adverse effect on our business and operating results.
We are subject to numerous environmental and health and safety laws, including statutes, regulations, bylaws and other legal requirements. These laws relate to the generation, use, handling, storage, transportation and disposal of regulated substances, including hazardous substances (such as batteries), dangerous goods and waste, emissions or discharges into soil, water and air, including noise and odors (which could result in remediation obligations), and occupational health and safety matters, including indoor air quality. These regulations also apply to any contamination that our powerboats cause in the lakes and rivers in which they operate. These legal requirements vary by location and can arise under federal, provincial, state or municipal laws. Any breach of such laws and/or requirements would have a material adverse effect on our company and its operating results.
Our powerboats are subject to mandated safety standards and failure to meet those standards would have a material adverse effect on our business and operating results.
Given the inherent dangers involved with powerboats, all powerboats sold must comply with federal, state and provincial safety standards. Additionally, most powerboats sold in the United States meet the safety standards set by the ABYC, a non-profit, member organization that develops voluntary safety standards for the design, construction, maintenance, and repair of recreational powerboats and the NMMA. Our powerboats have been certified by the United States Coast Guard, the Canadian Coast Guard, meet the ABYC safety standards and have received CE marking indicating their conformity with health, safety, and environmental protection standards within the European Economic Area. Loss of any of these certifications or failure to obtain them for future products could have a material adverse effect on our business and operating results.
If we are unable to meet the service requirements of our customers, our business will be materially and adversely affected.
We do not offer warranties or provide service for our boats and do not intend to offer warranties on our powertrains systems. Instead, the purchasers of our boats and of our powertrains may rely upon the warranties and services of the manufacturers of the components used in our boats. As all such warranties are provided by third-party suppliers, the quality and timeliness of such service is outside of our control. Additionally, the terms of such warranties, including the length of time of coverage, and servicing terms, including locations and labor cost, are not uniform. If our purchasers and potential purchasers believe that warranties and servicing capabilities provided by our third-party suppliers are unable to successfully address their service requirements, the reputation of our brand will suffer and business and prospects could be materially and adversely affected.
We may not succeed in establishing, maintaining and strengthening the Vision Marine Technologies Inc. brand, which would materially and adversely affect customer acceptance of our boats and components and our business, revenues and prospects.
Our business and prospects heavily depend on our ability to develop, maintain and strengthen the Vision Marine Technologies brand and the brands of our powerboat models. Any failure to develop, maintain and strengthen these brands may materially and adversely affect our ability to sell our products. If we are not able to establish, maintain and strengthen our brands, we may lose the opportunity to build our customer base. We expect that our ability to develop, maintain and strengthen the Vision Marine Technologies brand will also depend heavily on the success of our marketing efforts. We intend to use proceeds from this offering for marketing of our products, but we might be successful in such expanded marketing. To further promote our brand, we may be required to change our marketing practices, which could result in substantially increased advertising expenses, including the need to use traditional media such as television, radio and print. Many of our current and potential competitors have greater name recognition, broader customer relationships and substantially greater marketing resources than we do. If we do not develop and maintain strong brands, our business, prospects, financial condition and operating results will be materially and adversely impacted.
Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, could harm our business.
Although we do not materially use raw materials in the production of our electronic powerboats, we purchase the necessary parts and components for our boats from third-party suppliers that do. Were those third-party suppliers to experience increases in the cost or a sustained interruption in the supply or shortage of raw materials, the corresponding parts and components could become more costly or less available (if still available at all). For example, our supply chain has been impacted by the COVID-19 pandemic as some of our third-party suppliers have experienced delays in delivering parts and components for our products. We are particularly exposed to a supply-chain risk as we have not contractually secured long-term supply commitments at fixed prices with our third-party suppliers. The prices for these raw materials fluctuate depending on market conditions and global demand for these materials and price fluctuations and material shortages could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-ion cells. These risks include:
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the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to meet demand;

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disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

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an increase in the cost of raw materials, such as cobalt, used in lithium-ion cells.

Our business depends on the continued supply of battery cells for our boats. We do not currently have any agreements for the supply of batteries and depend upon the open market for their procurement. Any disruption in the supply of battery cells from our supplier could temporarily disrupt the planned production of our boats until such time as a different supplier is fully qualified. Moreover, battery cell manufacturers may choose to refuse to supply electric boat manufacturers to the extent they determine that the boats are not sufficiently safe. Furthermore, current fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials would increase our operating costs and could reduce our margins if we cannot recoup the increased costs through increased electric boat prices. We might not be able to recoup increasing costs of raw materials by increasing boat prices. We publish the price for the base model of our powerboats. However, any attempts to increase the published prices in response to increased raw material costs could be viewed negatively by our potential customers, result in cancellations of orders and could materially adversely affect our brand, image, business, prospects and operating results.
If our suppliers sell us parts or components containing conflict minerals, we may be required at significant expense to find suppliers that do not use conflict minerals.
In 2010, Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) requiring the Securities and Exchange Commission (“SEC”) to issue rules specifically relating to the use of “Conflict Minerals” within manufactured products. Conflict Minerals are currently defined by U.S. Law as tin, tantalum, tungsten and gold (also known as “3TG”) and related derivatives. Within a year of becoming a public company, the SEC rules require any SEC registrant whose commercial products contain any 3TG (“3TG Product”) to determine whether the 3TG in the 3TG Product originated from the Democratic Republic of the Congo (“DRC”) or adjoining countries (collectively, the “DRC Region”) and, if so, whether the 3TG is “conflict free”. “3TG Conflict Free” means that the supply chain is transparent and the 3TG in 3TG Products does not directly or indirectly benefit armed groups responsible for serious human rights abuses in the DRC Region. By enacting this provision, Congress intends to further the humanitarian goal of ending the extremely violent conflict in the DRC Region, which has been partially financed by the exploitation and trade of 3TG originating in the DRC Region.
We will need to expend time and money on determining whether our products contain conflict minerals. If our suppliers use conflict minerals in the production of the parts and components that we purchase from them, we may need to find alternative suppliers. If possible, this may only be possible at significant expense or with material delays in production.
Our software to control our electric powertrain systems contains “open source” software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.
We use software to control our electric powertrain systems that relies upon “open source” licenses and intend to use such software in the future. Although we do not believe that the open source code we have used imposes any limitations on the use of the software that we have developed, the terms of many open source licenses have not been interpreted by United States or other courts, and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our solutions including requirements that we make available source code for modifications or derivative works we create based upon the open source software or license such modifications or derivative works. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on origin of the software. We cannot be sure that all open source is submitted for approval prior to use in our solutions. In addition, many of the risks associated with usage of open source cannot be eliminated, and could, if not properly addressed, negatively affect the performance of our electric powertrains and our business.
We rely on network and information systems and other technologies for our business activities and certain events, such as computer hackings, viruses or other destructive or disruptive software or activities may disrupt our operations, which could have a material adverse effect on our business, financial condition and results of operations.
Network and information systems and other technologies are important to our business activities and operations. Network and information systems-related events, such as computer hackings, cyber threats,

security breaches, viruses, or other destructive or disruptive software, process breakdowns or malicious or other activities could result in a disruption of our services and operations or improper disclosure of personal data or confidential information, which could damage our reputation and require us to expend resources to remedy any such breaches. Moreover, the amount and scope of insurance we maintain against losses resulting from any such events or security breaches may not be sufficient to cover our losses or otherwise adequately compensate us for any disruptions to our businesses that may result, and the occurrence of any such events or security breaches could have a material adverse effect on our business and results of operations. The risk of these systems-related events and security breaches occurring has intensified, in part because we maintain certain information necessary to conduct our businesses in digital form stored on cloud servers. While we develop and maintain systems seeking to prevent systems-related events and security breaches from occurring, the development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Despite these efforts, there can be no assurance that disruptions and security breaches will not occur in the future. Moreover, we may provide certain confidential, proprietary and personal information to third parties in connection with our businesses, and while we obtain assurances that these third parties will protect this information, there is a risk that this information may be compromised. The occurrence of any of such network or information systems-related events or security breaches could have a material adverse effect on our business, financial condition and results of operations.
If the governmental grants and tax credits that we receive were no longer available, our net income would be materially reduced.
We receive governmental benefits in connection with our operations. In connection with the production of our powerboats and our research into green technology, we have been able to receive tax credits and grants provided by the Quebec provincial government and the Canadian federal government. In our 2019 and 2018 fiscal years, we received scientific research and development tax credits of $163,743 and $248,750, grants of $379,080 and $274,409, respectively, under an energy and greenhouse gas emission reduction innovation support program (known as Technoclimat). We intend to continue applying for such grants and receiving such tax credits. Without such grants and tax credits, our net income in each of the past two fiscal years would have been a net loss. If they were no longer available, our business, prospects, financial condition and operating results could be adversely affected.
The unavailability, reduction or elimination of government could have a material adverse effect on our business, financial condition, operating results and prospects.
Although we are unaware of substantial governmental economic incentives, such as tax credits and rebates, that customers may receive in connection with the purchase of our products, there are certain governmental regulations whose repeal could affect the desirability of our powerboats. In particular, local and regional restrictions of internal combustion engines on certain waterways, make electric boats an attractive alternative for use in such lakes and rivers. Any reduction, elimination or discriminatory application of such rules because of policy changes or other reasons may result in the diminished competitiveness of electric boats generally. This could materially and adversely affect the growth of our market and our business, prospects, financial condition and operating results.
If we fail to manage future growth effectively, we may not be able to market or sell our powerboats or powertrains successfully.
Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We plan to expand our operations in the near future. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include:
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training new personnel;

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forecasting production and revenue;

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expanding our marketing efforts, including the marketing of a new powertrain that we use;

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controlling expenses and investments in anticipation of expanded operations;

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establishing or expanding design, manufacturing, sales and service facilities;

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implementing and enhancing administrative infrastructure, systems and processes; and

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addressing new markets.

We intend to continue to hire a number of additional personnel, including design and manufacturing personnel and service technicians for our electric boats and powertrains. Competition for individuals with experience designing, manufacturing and servicing electric boats is intense, and we may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects.
Our business may be adversely affected by labor and union activities.
None of our employees are currently represented by a labor union, it is common in Québec for employees of manufacturers of a certain size to belong to a union. Although we do not believe that we are currently of a size where our employees will unionize, were they to do so now or in the future, we would be at risk for higher employee costs and increased risk of work stoppages. We also directly and indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results. If a work stoppage occurs within our business, that of our key suppliers or our network of distributors, it could materially reduce the manufacture and sale of our boats and have a material adverse effect on our business, prospects, operating results or financial condition.
Our ability to meet our manufacturing workforce needs is crucial to our results of operations and future sales and profitability.
We rely on the existence of an available hourly workforce to manufacture our products. We cannot assure you that we will be able to attract and retain qualified employees to meet current or future manufacturing needs at a reasonable cost, or at all. For instance, the demand for skilled employees has increased recently with the low unemployment rates in the regions where we have manufacturing facilities. Also, although none of our employees are currently covered by collective bargaining agreements, we cannot assure you that our employees will not elect to be represented by labor unions in the future. Additionally, competition for qualified employees could require us to pay higher wages to attract a sufficient number of employees. Significant increases in manufacturing workforce costs could materially adversely affect our business, financial condition or results of operations.
We compete with a variety of other activities for consumers’ scarce leisure time.
Our powerboats are used for recreational and sport purposes, and demand for our powerboats may be adversely affected by competition from other activities that occupy consumers’ leisure time and by changes in consumer lifestyle, usage pattern or taste. Similarly, an overall decrease in consumer leisure time may reduce consumers’ willingness to purchase and enjoy our products.
Product liability, warranty, personal injury, property damage and recall claims may materially affect our financial condition and damage our reputation.
We are engaged in a business that exposes us to claims for product liability and warranty claims in the event our products actually or allegedly fail to perform as expected or the use of our products results, or is alleged to result, in property damage, personal injury or death. Our products involve kinetic energy, produce physical motion and are to be used on the water, factors which increase the likelihood of injury or death. Our products contain Lithium-ion batteries, which have been known to catch fire or vent smoke and flame, and chemicals which are known to be, or could later be proved to be, toxic carcinogenic. Any judgment or settlement for personal injury or wrongful death claims could be more than our assets and, even if not justified, could prove expensive to contest.
We do not provide warranties for our powerboats but instead rely upon the warranties provided by the third-party manufacturers from whom we purchase the components for our powerboats. Although we maintain product and general liability insurance of the types and in the amounts that we believe are customary for the industry, we are not fully insured against all such potential claims. We may experience legal claims in excess of our insurance coverage or claims that are not covered by insurance, either of which could adversely affect our business, financial condition and results of operations. Adverse determination of material product liability and warranty claims made against us could have a material adverse effect on our financial condition and harm our reputation. In addition, if any of our products or components in our products are, or are alleged to be, defective, we may be required to participate in a recall of that product or component if the defect or alleged defect relates to safety. Any such recall and other claims could be costly to us and require substantial management attention.
Our intellectual property is not protected through patents or formal copyright registration. As a result, we do not have the full benefit of patent or copyright laws to prevent others from replicating our products, product candidates and brands.
We have not yet protected our intellectual property rights through patents or formal copyright registration, and we do not currently have any patent applications pending. As we intend to transition into the production of electric powertrains to OEMs, we envision our intellectual property and its security becoming more vital to our future. Until we protect our intellectual property through patent, trademarks and registered copyrights, we may not be able to protect our intellectual property and trade secrets or prevent others from independently developing substantially equivalent proprietary information and techniques or from otherwise gaining access to our intellectual property or trade secrets. In such an instance, our competitors could produce products that are nearly identical to ours resulting in us selling less products or generating less revenue from our sales.
Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.
We rely on trade secrets, know-how and technology, which are not protected by patents, to protect the intellectual property behind our electric powertrain and for the construction of our boats. We do not yet use confidentiality agreements with our collaborators, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors to protect our proprietary technology and processes. We intend to use such agreements in the future, but these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.
Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.
Although we currently do not have any patents or pending patent application, we intend to file patent applications in the future in connection with our electric outboard powertrain systems. The registration and enforcement of patents involves complex legal and factual questions and the breadth and effectiveness of patented claims is uncertain. We cannot be certain that we will be first to file patent applications on this or other inventions, nor can we be certain that such patent applications will result in issued patents or that any of our issued patents will afford sufficient protection against someone creating competing products, or as a defensive portfolio against a competitor who claims that we are infringing its patents. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications, if any, will result in issued patents in those foreign jurisdictions or that such patents can be effectively enforced, even if they relate to patents issued in the U.S.
We do not have trademarks for our products and trade names.
Although we use our logo as a trademark and have applied for its registration at the Canadian Intellectual Property Office, we do not have other trademarks for any of our brand names and logos in the

United States or elsewhere. Any trademark applications that we file with a relevant governmental authority for brand names/logos might not be approved. Failure to obtain such approval could limit our ability to use the brand names/logos in those territories or lead our products be confused with, and/or tarnished by, competing products. Even if appropriate applications were made and approved, third parties may oppose or otherwise challenge such applications or registrations.
We may need to defend ourselves against patent or trademark infringement claims, which may be time-consuming and would cause us to incur substantial costs.
The status of the protection of our intellectual property is unsettled as we do not have any patents, trademarks or registered copyrights and have not applied for the same. Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our powerboats and electric powertrains or use third-party components, which could make it more difficult for us to operate our business. From time to time, we may receive communications from third parties that allege our products or components thereof are covered by their patents or trademarks or other intellectual property rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights. If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:
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cease making, using, selling or offering to sell processes, goods or services that incorporate or use the third-party intellectual property;

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pay substantial damages;

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seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

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redesign our boats or other goods or services to avoid infringing the third-party intellectual property;

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establish and maintain alternative branding for our products and services; or

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find-third providers of any part or service that is the subject of the intellectual property claim.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.
You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under the laws of the Province of Québec, a substantial portion of our assets are in Canada and all of our directors and executive officers reside outside the United States
We are constituted under the laws of the Business Corporations Act (Québec) (the “Business Corporation Act”) and our executive offices are located outside of the United States in Boisbriand, Québec. All of our officers, and directors, as well as our auditor reside outside the United States. In addition, a substantial portion of their assets and our assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws. Furthermore, there is substantial doubt as to the enforceability in Canada against us or against any of our directors, officers and the expert named in this prospectus who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the civil liability provisions of the U.S. federal securities laws. In addition, shareholders in Québec corporations may not have standing to initiate a shareholder derivative action in U.S. federal courts.

As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.
Global economic conditions could materially adversely impact demand for our products and services.
Our operations and performance depend significantly on economic conditions. Global financial conditions continue to be subject to volatility arising from international geopolitical developments and global economic phenomenon, as well as general financial market turbulence, including a significant recent market reaction to the novel coronavirus (COVID-19), resulting in a significant reduction in many major market indices. Uncertainty about global economic conditions could result in
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customers postponing purchases of our products and services in response to tighter credit, unemployment, negative financial news and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for our products and services; and

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third-party suppliers being unable to produce parts and components for our products in the same quantity or on the same timeline or being unable to deliver such parts and components as quickly as before or subject to price fluctuations, which could have a material adverse effect on our production or the cost of such production; and

accordingly, on our business, results of operations or financial condition. Access to public financing and credit can be negatively affected by the effect of these events on Canadian, U.S. and global credit markets. The health of the global financing and credit markets may affect our ability to obtain equity or debt financing in the future and the terms at which financing or credit is available to us. These instances of volatility and market turmoil could adversely affect our operations and the trading price of our common shares.
Our business may be materially affected by the COVID-19 Outbreak
The outbreak of the novel coronavirus (COVID-19) may cause disruptions to our business and operational plans. These disruptions may include disruptions resulting from (i) shortages of employees, (ii) unavailability of contractors and subcontractors, (iii) interruption of, or price fluctuations in, supplies from third parties upon which we rely, (iv) restrictions that governments impose to address the COVID-19 outbreak, and (v) restrictions that we and our contractors and subcontractors impose to ensure the safety of employees and others. Although we have not noticed any decrease to orders that we would attribute to COVID-19, we believe that COVID-19 is impacting our supply chain by increasing the amount of time between ordering third-party materials needed for our boats and their delivery. Continued delays in our supply chain could adversely impact our production and, in turn, our revenues. Further, it is presently not possible to predict the extent or durations of these disruptions. These disruptions may have a material adverse effect on our business, financial condition and results of operations. Such adverse effect could be rapid and unexpected. These disruptions may severely affect our ability to carry out our business plans for 2020 and 2021.
Fluctuations in currency exchange rates may significantly impact our results of operations.
Our operations are conducted in Canada, but approximately 90% of our sales occur in the United States. As a result, we are exposed to an exchange rate risk between the U.S. and Canadian dollars. The exchange rates between these currencies in recent years have fluctuated significantly and may continue to do so in the future. An appreciation of the Canadian dollar against the U.S. dollar could increase the relative cost of our products outside of Canada, which could lead to decreased sales. Conversely, to the extent that we are required to pay for goods or services in U.S. dollars, the depreciation of the Canadian dollar against the U.S. dollar would increase the cost of such goods and services.
We do not hedge our currency exposure and, therefore, we incur currency transaction risk whenever we enter into either a purchase or sale transaction using a currency other than the Canadian dollar. Given the volatility of exchange rates, we might not be able to effectively manage our currency transaction risks, and volatility in currency exchange rates might have a material adverse effect on our business, financial condition or results of operations.

If we experience material weaknesses or otherwise fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.
We restated our August 31, 2019 audited financial statements as they did not properly account for a reverse split of our common shares and a share exchange that occurred after the applicable year end. The restatement reflects a material weaknesses in our internal controls over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness relates to our having insufficient technical accounting expertise related to recapitalization transactions.
Although we have taken measures to strengthen our internal controls over financial reporting since the date that our board initially approved of our August 31, 2019 audited financial statements, such as the formation of an audit committee immediately upon the conclusion of this offering and the appointment of a director who qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Listing Rules of the Nasdaq Stock Market, and intend to take additional remedial measures, including the training of accounting staff and/or hiring individuals that are knowledgeable in IFRS, these measures might not be sufficient to avoid potential future material weaknesses. Accordingly, there could continue to be a possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis.
If we fail to identify or remediate any future material weaknesses in our internal controls over financial reporting if we are unable to conclude that our internal controls over financial reporting are effective or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. As a result of such failures, we could also become subject to investigations by Nasdaq, the SEC or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation and financial condition or divert financial and management resources from our regular business activities.
Risks Related to Our Common Shares and this Offering
Our executive officers and directors beneficially will own approximately 51.3% of our common shares after completion of the proposed offering.
If we sell 1,666,667 common shares in this offering (excluding any shares that may be sold as a result of the underwriter’s over-allotment option), our executive officers and directors will beneficially own, in the aggregate, 51.3% of our common shares, which includes shares that our executive officers and directors have the right to acquire pursuant to stock options which have vested or will vest within the next 60 days. As a result, they will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, amendments to our Articles of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.
In addition, Nasdaq provides a “controlled company”, a company of which more than 50% of the voting power for the election of its directors is held by a single person, entity or group, with exemptions from certain corporate governance requirements, including the requirement that a majority of its board of directors consist of independent directors. While we will not be a “controlled company” after the offering pursuant to Nasdaq rules, two of our directors will each beneficially own approximately 31.9% of our common shares through a commonly controlled entity. Any future concentration of voting power among these directors or other persons could result in our becoming a “controlled company”. If we become a “controlled company,” we may elect to rely on certain exemptions from Nasdaq’s corporate governance rules. In such case, you may not have the same protection afforded to shareholders of companies that are subject to those corporate governance requirements.

The continued sale of our equity securities will dilute the ownership percentage of our existing shareholders and may decrease the market price for our common shares.
Our Articles of Incorporation, as amended by our Articles of Amendment, authorize the issuance of an unlimited number of common shares, also referred to in our Articles of Amendment as Common Shares, which are issuable in four series, of which an unlimited number are designated as Voting Common Shares — Series Founder, an unlimited number are designated as Voting Common Shares — Series Investor 1, an unlimited number are designated as Voting Common Shares — Series Investor 2 and an unlimited number are designated as Non-Voting Common Shares. All of our currently issued and outstanding common shares are Voting Common Shares — Series Founder, Voting Common Shares — Series Investor 1 and Voting Common Shares — Series Investor 2, and there is no difference in the rights and obligations of the holders of shares of those classes. The common shares being offered hereby are technically common shares — Series Investor 2. The Board of Directors has the authority to issue additional shares of our capital stock to provide additional financing in the future. The issuance of any such common shares may result in a reduction of the book value or market price, if one exists at the time, of the outstanding common shares. If we do issue any additional common shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other shareholders. As a result of such dilution, if you acquire common shares, your proportionate ownership interest and voting power could be decreased. Further, any such issuances could result in a change of control or a reduction in the market price for our common shares.
The market price of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.
Currently, there is no public market for our common shares. Although we will not close this offering unless our application to list our common shares on the Nasdaq Capital Market is approved, such listing might not result in significant volume, a per common share market price in excess of the per common share price in this offering or per common share price stability. The value of your investment could decline due to the impact of any of the following factors upon the market price of our common shares:
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sales or potential sales of substantial amounts of our common shares;

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announcements about us or about our competitors;

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litigation and other developments relating to our patents or other proprietary rights or those of our competitors;

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conditions in the marine product industry;

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governmental regulation and legislation;

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variations in our anticipated or actual operating results;

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change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;

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change in general economic trends; and

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investor perception of our industry or our prospects.

Many of these factors are beyond our control. The stock markets in general, and the market for marine product companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broad or active public trading market for our common shares may not develop or be sustained.
We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.
We have never paid any cash or stock dividends, and we do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of any dividends. Because we do not intend to declare dividends, any gain on your investment will need to result from an appreciation in the price of our common shares. There will therefore be fewer ways in which you are able to make a gain on your investment.
FINRA sales practice requirements may limit your ability to buy and sell our common shares, which could depress the price of our shares.
FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares and, thereby, depress their market prices.
Volatility in our common shares price may subject us to securities litigation.
The market for our common shares may have, when compared to seasoned issuers, significant price volatility, and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.
We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.
We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:
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we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

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for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

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we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

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we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

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we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

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we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Our shareholders may not have access to certain information they may deem important and are accustomed to receiving from U.S. reporting companies.
As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our common shares less attractive to investors.
For as long as we remain an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our common shares less attractive as a result, there may be a less active trading market for such securities and their market prices may be more volatile.
We incur significant costs as a result of being a public company, which costs will grow after we cease to qualify as an “emerging growth company.”
We incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the end of the fiscal year in which the fifth anniversary of this offering occurs, (b) in which we have total annual gross revenue of at least US$1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares that is held by non-affiliates exceeds US$700 million as of the prior February 28th, and (2) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.
Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an emerging growth company, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.
If we are, or were to become, a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, U.S. investors in our common shares would be subject to certain adverse U.S. federal income tax consequences.
In general, a non-U.S. corporation will be a PFIC for any taxable year if (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. We do not expect to be a PFIC for our current taxable year or in the foreseeable future. However, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were a PFIC for any taxable year during which a U.S.

investor held common shares, such investor would be subject to certain adverse U.S. federal income tax consequences, such as ineligibility for any preferred tax rates on capital gains or on actual or deemed dividends, an additional interest charge on certain taxes treated as deferred, and additional reporting requirements under U.S. federal income tax laws and regulations. If we are characterized as a PFIC, a U.S. investor may be able to make a “mark-to-market” election with respect to our common shares that would alleviate some of the adverse consequences of PFIC status. Although U.S. tax rules also permit a U.S. investor to make a “qualified electing fund” election with respect to the shares of a non-U.S. corporation that is a PFIC if the non-U.S. corporation provides certain information to its investors, we do not currently intend to provide the information that would be necessary for a U.S. investor to make a valid “qualified electing fund” election with respect to our common shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains statements that constitute “forward-looking statements”. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. These statements appear in a number of different places in this prospectus and, in some cases, can be identified by words such as “anticipates”, “estimates”, “projects”, “expects”, “contemplates”, “intends”, “believes”, “plans”, “may”, “will”, or their negatives or other comparable words, although not all forward-looking statements contain these identifying words. Forward-looking statements in this prospectus may include, but are not limited to, statements and/or information related to: strategy, future operations, projected production capacity, projected sales or rentals, projected costs, expectations regarding demand and acceptance of our products, availability of material components, trends in the market in which we operate, plans and objectives of management.
We believe that we have based our forward-looking statements on reasonable assumptions, estimates, analysis and opinions made in light of our experience and our perception of trends, current conditions and expected developments, as well as other factors that we believe to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Although management believes that the assumption and expectations reflected in such forward-looking statements are reasonable, we may have made misjudgments in preparing such forward-looking statements. Assumptions have been made regarding, among other things: our expected production capacity; labor costs and material costs, no material variations in the current regulatory environment and our ability to obtain financing as and when required and on reasonable terms. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.
The forward-looking statements, including the statements contained in the sections entitled Risk Factors, Description of Business and Management’s Discussion and Analysis of Financial Conditions and Results of Operations and elsewhere in this prospectus, are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements.
Although management has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Forward-looking statements might not prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking statements or we may have mad misjudgments in the course of preparing the forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. We wish to advise you that these cautionary remarks expressly qualify, in their entirety, all forward-looking statements attributable to our company or persons acting on our company’s behalf. We do not undertake to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements, except as, and to the extent required by, applicable securities laws. You should carefully review the cautionary statements and risk factors contained in this prospectus and other documents that we may file from time to time with the securities regulators.
IMPLICATIONS OF BEING A FOREIGN PRIVATE ISSUER
We are considered a foreign private issuer. In our capacity as a foreign private issuer, we are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. In addition, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information.
We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are U.S. citizens or residents, (2) more than 50% of our assets are located in the United States or (3) our business is administered principally in the United States.
We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.
IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY
The U.S. Congress passed the JOBS Act, which provides for certain exemptions from various reporting requirements applicable to reporting companies under the Exchange Act, that qualify as “emerging growth companies.” We are an “emerging growth company” and we will continue to qualify as an “emerging growth company” until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of US$1.07 billion (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer”, as defined in Exchange Act Rule 12b — 2. Therefore, we expect to continue to be an emerging growth company for the foreseeable future.
An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
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the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure in this prospectus;

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an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

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Exemption from mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the registrant (auditor discussion and analysis).

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than US$1.07 billion in annual revenue, have more than US$700 million in market value of our common shares held by non-affiliates or issue more than US$1 billion of non-convertible debt over a three-year period.
USE OF PROCEEDS
Assuming the sale of 1,666,667 common shares in this offering at a price of US$9.00 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us and assuming no exercise of the underwriter’s over-allotment option, we expect to receive net proceeds of approximately US$13,350,000 from this offering. If the underwriter exercises its over-allotment option in full, our net proceeds will be approximately US$15,420,000.
A US$1.00 increase or decrease in the assumed public offering price of US$9.00 per share would increase or decrease the net proceeds from this offering by approximately US$1,533,334, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. Similarly, each increase or decrease of 100,000 shares offered would increase or decrease our net proceeds by approximately US$828,000, assuming the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering (assuming no exercise of the over-allotment option) as follows, and we have ordered the specific uses of proceeds in order of priority.
Description of Use	Estimated Amount of Net Proceeds
Sales & Marketing	US$	2,000,000
Build Up Inventory for Order Fulfilment	US$	3,000,000
Research & Development	US$	350,000
Unallocated Working Capital	US$	3,000,000
Development of Rental Sales	US$	5,000,000
Total	US$	13,350,000
Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.
DIVIDEND POLICY
To date, we have not paid any dividends on our outstanding common shares. The future payment of dividends will depend upon our financial requirements to fund further growth, our financial condition and other factors which our Board of Directors may consider in the circumstances. We do not contemplate paying any dividends in the immediate or foreseeable futures.
CAPITALIZATION AND INDEBTEDNESS
The following table sets forth our capitalization as of February 29, 2020:
•
on an actual basis,

•
a pro forma basis, giving effect to the issuance of 1,356,866 common shares since March 1, 2020 and the receipt of $3,794,500 in connection with such issuances and

•
on a pro forma as adjusted basis to further reflect the application of net proceeds of US$13,350,000 (or $17,903,647), excluding proceeds from the exercise of the over-allotment option, if any, after deducting the estimated offering expenses.

You should read this table in conjunction with our historical financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds.”
	As of February 29, 2020
	Actual (unaudited)	Pro Forma(1)	Pro forma as adjusted(2)
Cash and Cash Equivalents	$—	$3,794,500	$21,698,185
Current Liabilities
Bank indebtedness	$278,683	$278,683	$278,683
Trade and other payables	526,315	526,315	526,315
Contract liabilities	585,060	585,060	585,060
Advances from related parties	168,527	168,527	168,527
Advances payable, non-interest bearing & repayable on demand	25,000	25,000	25,000
Current portion of long-term debt	33,701	33,701	33,701
Current portion of lease liabilities	114,600	114,600	114,600
Total Current liabilities	$1,731,886	$1,731,886	$1,731,886
Non-Current liabilities
Advances from related parties	$793,556	793,556	$793,556
Long-term Debt	349,169	349,169	349,169
Deferred income taxes	4,906	4,906	4,906
Lease Liabilities	599,410	599,410	599,410
Total non-current liabilities	$1,747,041	1,747,041	$1,747,041
Shareholders Equity/(deficiency)
Capital Stock	$213,100	4,007,600	$21,911,285
Retained earnings (deficit)	(648,124)	(648,124)	(648,124)
Total Equity	$(435,024)	3,359,476	$21,263,161
Total Capitalization	$3,043,903	6,838,403	$24,742,088

(1)
The $3,749,500 in cash received from the issuance of 1,356,866 common shares since March 1, 2020 that has been included in the pro forma column has been used for working capital purposes.

(2)
U.S. dollars converted into Canadian dollars at US$1.00 = $1.3411, the noon-buying price on February 28, 2020 as set out in “Currency and Exchange Rates”.

A US$1.00 increase or decrease in the assumed public offering price per common share would increase or decrease the amount of current assets by approximately $2.06 million and total shareholders’ equity by approximately $2.06 million, assuming the number of common shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of common shares we are offering. An increase (decrease) of 100,000 common shares offered by us, would increase (decrease) the amount of current assets by approximately $1.1 million and total shareholders’ equity by approximately $1.1 million after deducting estimated underwriting discounts and commissions and any estimated offering expenses payable by us.
DILUTION
If you invest in our common shares, your interest in our common shares will be diluted to the extent of the difference between the offering price per common share and the as adjusted net tangible book value per common share after the offering. Dilution results from the fact that the per common share offering price is substantially in excess of the book value per common share attributable to the existing shareholders for our presently outstanding common shares. Our net tangible book value attributable to shareholders at February 29, 2020 was $(435,024) or approximately $(0.1139) per common share. Net tangible book value per common share as of February 29, 2020 represents the amount of total assets less intangible assets and total liabilities, divided by the number of common shares outstanding.
After giving effect to the issuance of 1,356,866 common shares since March 1, 2020 and the receipt of $3,794,500 in connection with such issuances (the “Post-February 29, 2020 Issuances”), our pro forma net tangible book value as of February 29, 2020 would have been approximately $3.4 million, or approximately $0.6488 per common share, based on 5,177,677 shares of common stock outstanding on a pro forma basis.
Our pro forma as adjusted net tangible book value of our common shares as of February 29, 2020 gives further effect to the sale of common shares at the assumed public offering price of US$9.00 (or $12.07 converted into Canadian dollars at US$1.00 = $1.3411, the noon-buying price on February 28, 2020 as set out in “Currency and Exchange Rates”) per common share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses. We will issue 1,666,667 common shares upon completion of the offering (and 1,916,667 common shares if the over-allotment option is exercised in full). Our pro forma as adjusted net tangible book value as of February 29, 2020, which gives effect to the Post-February 29, 2020 Issuances and the receipt of the net proceeds from the offering and the issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after February 29, 2020, will be approximately $21,263,161 or $3.1067 per common share (or $24,039,238 or $3.3885 per common share if the over-allotment option is exercised in full). This would result in dilution to investors in this offering of approximately $8.9632 per common share (or $8.6814 per common share if the over-allotment option is exercised in full) or approximately 74.3% (or 71.9% if the over-allotment option is exercised in full) from the assumed offering price of US$9.00 per common share ($12.07). Pro forma as adjusted net tangible book value per common share would increase to the benefit of present shareholders by $2.4579 per share attributable to the purchase of the common shares by investors in this offering (or $2.7397) if the over-allotment option is exercised in full).
The following table sets forth the estimated net tangible book value per common share after the offering and the dilution to persons purchasing common shares based on the foregoing offering assumptions.
	Offering Without Over- Allotment(1)	Offering With Over- Allotment(1)
Assumed offering price per common share (US$9.00)	$12.0699	$12.0699
Historical net tangible book value per common share before the offering	$(0.1139)	$(0.1139)
Increase in net tangible book value per share attributable to the Post-February 29, 2020 Issuances	0.7627	0.7627
Pro forma net tangible book value per share	$0.6488	$0.6488
Increase per common share attributable to this offering	2.4579	2.7397
Pro forma as adjusted net tangible book value after the offering	$3.1067	$3.3885
Pro forma as adjusted dilution per common share to new investors in this offering	$8.9632	$8.6814

(1)
U.S. dollars converted into Canadian dollars at US$1.00 = $1.3411, the noon-buying price on February 28, 2020 as set out in “Currency and Exchange Rates”.

A US$1.00 increase or decrease in the assumed public offering price per common share would increase or decrease our pro forma as adjusted net tangible book value per share after this offering by approximately $0.3005 per share (or $0.3334 per share if the over-allotment is exercised in full), and increase or decrease the dilution per share to new investors by approximately $1.0406 per share (or $1.0077 per share if the over-allotment is exercised in full), assuming the number of common shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of common shares we are offering. An increase (decrease) of 100,000 common shares offered by us, would increase or decrease the as adjusted net tangible book value per share after this offering by approximately $0.1152 per share (or $0.1231 per share if the over-allotment is exercised in full), and increase or decrease the dilution per share to new investors by approximately $0.1152 per share (or $0.1231 per share if the over-allotment is exercised in full).
If any common shares are issued upon exercise of outstanding options, you may experience further dilution.

CURRENCY AND EXCHANGE RATES
All dollar amounts in this prospectus are expressed in Canadian dollars unless otherwise indicated. Our accounts are maintained in Canadian dollars, and our financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. All reference to “U.S. dollars”, “USD”, or to “US$” are to United States dollars.
The following table sets forth, for each period indicated, the high and low exchange rate for U.S. dollars expressed in Canadian dollars, and the average exchange rate for the periods indicated. Averages for year-end periods are calculated by using the exchange rates on the last day of each full month during the relevant period. These rates are based on the noon-buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York set forth in the H.10 statistical release of the Federal Reserve Board. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in preparation of our financial statements or elsewhere in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. We make no representation that any Canadian dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Canadian dollars, as the case may be, at any particular rate or at all.
	Period End	Period Average Rate	High Rate	Low Rate
Year Ended
August 31, 2019	$1.3290	$1.3260	$1.3644	$1.2799
August 31, 2018	$1.3072	$1.2812	$1.3319	$1.2131
Month Ended
March 31, 2020	$1.4123	$1.3960	$1.4529	$1.3334
April 30, 2020	$1.4048	$1.3911	$1.4222	$1.3903
May 31, 2020	$1.4021	$1.3972	$1.4143	$1.3879
June 30, 2020	$1.3614	$1.3552	$1.3695	$1.3379
July 31, 2020	$1.3384	$1.3497	$1.3606	$1.3364
August 31, 2020	$1.3034	$1.3235	$1.3408	$1.3034
Unless otherwise specified, conversions from U.S. dollars into Canadian dollars have been made for your convenience at US$1.00 = $1.3411, the noon-buying price on February 28, 2020.

COMPANY INFORMATION
History and Development of the Company
We were incorporated on August 29, 2012, under the laws of the province of Quebec, Canada, and our principal activity is the design, development and manufacturing of electric outboard powertrain systems and electric boats. We do not currently have any subsidiaries.
Corporate Headquarters
Our principal executive offices are located at 730 Boulevard du Curé-Boivin, Boisbriand, Québec J7G 2A7, Canada. Our phone number is 450-951-7009. Our website address is https://electricboats.ca. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

BUSINESS OVERVIEW
General
We are in the business of designing and manufacturing electric outboard powertrain systems and our related technology. We believe that our electric outboard powertrain systems are significantly more efficient and powerful than those currently being offered in the market today. In particular, we have recorded powertrain efficiencies of more than 94%, well above the 54% efficiency that we recorded for our principal competitor’s product. Increases in powertrain efficiency allows for more power and range, both of which are highly desirable characteristics for consumers in the marketplace. Although our primary focus is on electric outboard powertrain technology, we will continue to design, manufacture and sell our high-performance, fully-electric boats to commercial and retail customers. According to Research and Markets, the global electric boat market will reach US$12.32 billion in 2027 up significantly from US$4.5 billion in 2018.
We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. Our technologies used in this powertrain system are designed to improve the efficiency of the outboard powertrain and, as a result, increase range and performance. We believe our approach in marketing and selling our powertrain technology to boat designers and manufacturers will enable us to leverage their distribution and servicing systems with minimal capital outlay. We expect our core intellectual property contained within our outboard electric powertrain systems to form the foundation for our future growth and for such systems to represent the majority of our revenue shortly following this initial public offering of our common shares.

We continue to manufacture hand-crafted, highly durable, low maintenance, environmentally-friendly electric recreational powerboats. In our last two fiscal years, we manufactured 46 and 21 powerboats, respectively, and we expect to manufacture approximately 150 powerboats in the twelve months following the closing of this offering. We sell powerboats to retail customers and operators of rental fleets of powerboats through which we seek to build brand awareness. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We conduct our transactions directly to customers through our website or through a network of marinas, distributors and show rooms.
In an effort to improve air quality and protect local water habitats, cities and local municipalities are beginning to ban or restrict the use of gasoline- and diesel-powered boats from local waterways, lakes and rivers. For example, Teal Lake in Michigan, USA, bans the standard use of powerboat motors fueled by gasoline or diesel. This trend is beginning to take hold in other parts of the United States, including Washington state, which has provided clear examples of the harm that gasoline products cause on local waterways, and New Hampshire, where the Department of Safety has published restrictions on the use of gasoline and diesel-powered boats across its state.
Our Electric Outboard Powertrain Systems

A - A
1 VCU
2 Dashboard
3 TCU
4 Volvo Lever
5 PDU
6 Batteries
7 12v batt
8 DC-DC
9 Inlet
10 Charger
11 PCU
12 Inboard

A powertrain system is a vehicle’s infrastructure that converts energy into movement. In an electric boat, that infrastructure starts at the battery pack, continues with an inverter, goes to the motor and ends with the propeller. Electric powertrains have less moving parts than powertrains for boats with an internal combustion engine and, as a result, tend to break less and require less complex servicing.
The efficiency of a powertrain system determines the range of a boat on a single battery charge and the speed at which the boat operates. We find existing electric powertrain systems unsatisfactory because of their insufficient yields and limited power range. In 2015, we decided to research technology to take advantage of this vacuum and develop an in-house system, relying on existing third-party components where possible. We noted the need for innovation in the following areas:
•
optimizing the electric motor to improve efficiency and range by customizing the power to the motor from different battery suppliers;

•
developing optimization software that reads and calibrates the controller to suit the current use of the outboard electric powertrain system;

•
using appropriate components, including the battery;

•
customizing gears and propellers to a boat’s specifications. We have recorded the efficiency of our principal competitor’s electric powertrain system as 54%, meaning that only 54% of the power leaving the battery pack reached the propeller. Our proprietary union and direct transmission system allow our prototype powertrains to have an efficiency of 94% which provides a competitive advantage over current electric outboard motors. We have also chosen a propeller design which when combined with the efficiencies obtained using our proprietary union and transmission system, provides optimal results; and
•
developing an innovative controller, in particular, one that:

o
improves control over thermal overheating and thus protects the electric powertrain system;

o
incorporates a dual electrical and mechanical cooling system allowing for a better performance of the electric powertrain system;

o
detects possible operating problems (for example cavitation); and

o
reduces jolts and noise.

Our electric powertrain is designed to have 180 hp (horsepower) and 236 Lb. ft at 94% load. Furthermore, the electric powertrain system will be liquid cooled as compared to air cooled.
We intend to produce our electric powertrain at our current facilities in Quebec. We believe that we can produce up to 300 electric powertrains per year in addition to producing 150 boats in our current facilities in the year following the initial public offering. If customer demand is sufficiently high for our electric powertrains and we foresee demand for more than 300 units in a year, we will require additional manufacturing space. Although we believe that we will be able to find comparable space at a similar price on relatively short notice, including space adjacent to our current facility that is owned by our current landlord and our CEO, such space may not be available when needed.
The production of our electric powertrain will consist of assembling components from third parties, including battery packs, inverters and high-efficiency motors. We intend to use advanced batteries in our battery packs but do not envision depending on a limited number of suppliers as we will be able to use a wide range of batteries. Consequently, we have not entered into long-term contracts for the supply of batteries. We will source the inverters from UQM (Danfoss Editron) and motors from UQM (Danfoss Editron) and Dana TM4.
Our electric powertrains will be controlled by control software developed in house. We have used open-source software code to develop our own battery management system software that will be tailored to regulate the power from the battery pack to the electric motor and its related systems.
We have received governmental support in connection with our development of electric powertrain. In our 2019 and 2018 fiscal years, we respectively received scientific research and development tax credits of $163,743 and $248,750, grants of $379,080 and $274,409 under an energy and greenhouse gas emission reduction innovation support program (known as Technoclimat).

Specifications of our first outboard electric powertrain:
We have developed our first fully-electric outboard powertrain system that combines an advanced battery pack, inverter, high-efficiency motor with proprietary union assembly between the transmission and the electric motor design and extensive control software. We set out below the current specifications of this outboard electric powertrain.
Maximum power Max torque Continuous power Voltage Efficiency Weight Lithium Battery Shaft Length Cooling Control	180 HP, 135 kW 250 ft.lb, 340 Nm 90 kW 650 V 94% 413 Lbs., 188 kg 60 – 420 kW S – XL Water Can bus
As we develop our electric powertrain systems, we envisage a 300-horsepower version of our electric outboard engine to be released within the next 18 months.

Our Powerboats
We manufacture four models of electric powerboats and are preparing to launch a fifth model. Each model is available in different standard variations or may be customized according to a purchaser’s specifications. The following table sets out the specifications of our different models, although the specifications of any specific powerboat within that line would depend on the variation purchased or the customizations requested.
	Phoenix 290*	Bruce 22	Volt 180	Fantail 217	Quietude 156

Price Range	$175,000 – $325,000	$68,995 – $289,995	$34,995 – $190,000	$38,995 – $90,000	$22,995 – $38,000
Maximum speed	51.5 km/h (32 mph)	65.9 km/h (41 mph)	48 km/h (30 mph)	9.66 km/h (6 mph)	8.05 km/h (5 mph)
Cruising speed	32.2 km/h (20 mph)	Up to 32 km/h (20 mph)	Up to 24 km/h (15 mph)	8.05 km/h (5 mph)	6 – 13 km/h (4-8 mph)
Capacity	10 passengers	5 – 8 passengers	11 Canada, 14 US	8 – 10 passengers	4 passengers
Dry Weight	1996 Kg (4400 pounds)	1088 Kg (2400 pounds)	720 kg (1600 pounds)	775 kg (1705 lbs.)	800lbs
Hull Material	Fiberglass	Fiberglass	Fiberglass (Infusion Sandwich)	Fiberglass	Fiberglass
Overall Length	8.3 m (29 feet)	6.7 m (22′)	5.4 m (17’9”)	6.6 m (21’7”)	4.7 m (15’6”)
Overall Width	2.6 meters (8’5”)	2.08 m (6’6”)	2.13 m (7’)	2.03 m (6’8”)	1.5 m (4’11”)
Draft		0.45 m (18”)	0.30 m (12”)	0.43 m (20”)	0.18 m (8”)
Homologation	USA, Canada, EU	USA, Canada, EU	USA, Canada, EU	USA, Canada, EU	USA, Canada, EU
Woodwork		Mahogany, Teak	Synthetic	Synthetic	Synthetic
Propulsion	Twin Deep Blue 80 HP	Minn Kota, Torqeedo or Piktronic	Minn-Kota or Torqeedo	Minn-Kota, E-Tech engine, E-Tech Propulsion, Torqeedo salt-water engine	Minn-Kota
Battery Type	Lithium ion/80 kW BMW i3	Lithium ion	Lead Acid, Lithium Relion or Lithium BMW	Lead Acid, Lithium Relion or Lithium BMW	Lead Acid

*
Proposed specifications based on prototypes

For each of our boats, our consumers are able to customize certain aspects including color (for the hull, striping, interior and deck), radio and covers and other storage options. In addition, there are customizations that are just available for some boat models, including propulsion and batteries.
Phoenix 290

We have been developing the Phoenix 290 as the next in our line of boats. The Phoenix 290, a 29-foot powerboat capable of accommodating up to 12 people, comes equipped with two Torqeedo Deep Blue engines. We unveiled the Phoenix 290 at the Miami boat show in February 2020. We anticipate that we will begin production of the Phoenix 290 in 2021.

Bruce 22

Reaching speeds of up to approximately 41 miles per hour (66 kph), the Bruce 22 is our flagship boat. We offer three variations of the Bruce 22: a Hatchback Classic (a 100 kWh five-seater starting at $279,995), an Open Utility (a 100 kWh eight-seater starting at $289,995) and the Bruce22 T (a 4 kWh eight-seater starting at $68,995). In addition to the customizations that are available for each of our boats, purchasers may customize the Bruce 22 by choosing among various options including type of propulsion (Piktronic, Torqeedo or Min-Kota), inserts (mahogany, permatek and fiber glass) and other options (including ski pole, underwater light and a swim platform). In our 2019 fiscal year, we sold 5 Bruce 22s.

Volt 180

Reaching speeds of up to approximately 30 miles per hour (48 kph), the Volt 180 is a powerful boat that can be used for various watersports. In addition to the customizations that are available for each of our boats, purchasers may customize the Volt 180 by choosing among various options including the power of the motor (available in 2, 3, 6, 10 and 60 kilowatts), accessories (including racing seats, fish rod holder, depth finder and anchor) and other options (including bumper, types of canopies and a premium sound system). In our 2019 fiscal year, we sold 14 Volt 180s.

Fantail 217

We designed the Fantail 217 with a view towards relaxation rather than speed. The Fantail 217 starts at $38,995, seats up to ten people and has a maximum speed of approximately 10 miles per hour (6 kph). In addition to the customizations that are available for each of our boats, purchasers may customize the Fantail 217 by choosing among various options including the type of motor (Torqeedo Salt Water, E-Tech, Min-Kota or E-Propulsion), type of battery (lead acid, lithium relion, lithium BMW 48-5000), number of batteries (up to eight), type of canopy (aluminum, stainless steel or fiberglass) and other options (including night navigation light, a double horn and bottom paint). In our 2019 fiscal year, we sold 23 Fantail 217s.

Quietude 156

As the name suggests, we designed the Quietude 156 with an eye towards tranquility over speed or power. The Quietude 156 starts at $22,995, seats four passengers and reaches a top speed approximately 5 miles per hour (8 kph). The Quietude 156 comes with a Min-Kota 36V motor and three lead acid batteries, but purchasers may still customize other aspects of the Quietude 156 by choosing among various options including the type of table to be used, the type of canopy and electronics that can be included (such as a bluetooth marine radio and a depth meter). In our 2019 fiscal year, we sold 4 Quietude 156s.

Sales
We currently generate over 90% of our revenue from the sale of our electric power boats. In our 2019 fiscal year, we sold 46 of our electric powerboats for revenue of $2,664,001, and in our 2018 fiscal year we sold 21 of our electric powerboats for revenue of $1,036,379. In the six months ended February 29, 2020, we generated $353,148 from the sale of electric powerboats. Our sales are to retail customers and operators of rental fleets of powerboats.
Although we have yet to commercialize our electric powertrains, we have received non-binding letters of intent from OEMs for the purchase of such powertrains. Under the LOIs, OEMs have indicated their interest in purchasing 186 powertrains for the first 12 months following the introduction of the electric powertrain, 335 powertrains for the year ended August 31, 2023 and 504 powertrains for the year ended August 31, 2024. Such LOIs are non-binding and may never result in any actual sales. The projected sales price for our first electric outboard powertrain system is $100,000.
Sales of New Powerboats to Retail Purchasers
We sell our powerboats to retail purchasers. In our 2019 and 2018 fiscal years, we sold 15 and 5 powerboats to retail customers, respectively, which was approximately 33% and 24% of all sales.
Sales of Fleets of New Powerboats
We sell our powerboats to persons operating fleets of rental boats. In our 2019 and 2018 fiscal years, we sold 31 and 16 powerboats to rental fleet operators, respectively, which was approximately 67% and 76%

of all of our sales. These sales were to related parties. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats.
Suppliers
We purchase all of our product parts and components from third-party suppliers. Some of these parts and components are manufactured to our specifications (such as hulls and motors) while others are bought “off the shelf” (such as batteries and canopies). We do not maintain long-term contracts with preferred suppliers, but instead rely on informal arrangements and off-the-shelf purchases. We have not experienced any material shortages in any of our product parts, or components, but as a result of the COVID-19 pandemic some of our third-party suppliers have experienced delays in delivering our product parts and components in a timely manner and fluctuations in price for these supplies is a possibility if raw material pricing increases. Temporary shortages, when they do occur, usually involve manufacturers of these products adjusting model mix, introducing new product lines, or limiting production in response to an industry-wide reduction in boat demand, or, as recently experienced during the COVID-19 pandemic, in finding persons able to deliver the parts and components in a timely manner.
Electric Powertrains
The most significant parts and components we intend to use in manufacturing our electric powertrains are:
•
engines — we intend to rely on two suppliers of engines, UQM (Danfoss Editron) and Dana TM4;

•
lithium-ion batteries — we intend to use duplicate suppliers as multiple producers make lithium-ion batteries we can use in our product candidate at a price and quality that we are looking for;

•
inverter — we intend to source our inverters from UQM.

Power Boats
The most significant parts and components used in manufacturing our boats are:
•
engines — we use three suppliers of engines, Torqeedo (for the Bruce 22, the Fantail 217 and the Volt 180), Min Kota (for the Bruce 22, the Fantail 217, the Volt 180 and the Quietude 156) and E-Tech Propulsion (for the Fantail 217);

•
lithium-ion batteries — we source duplicate suppliers for our lithium-ion batteries, including Relion and BMW, and believe that we could source batteries at a similar price from the market were these suppliers unable to meet our demand;

•
hulls — we have two suppliers of the hulls that we use in our boats, but we believe that we could source hulls of a similar quality and at a similar price without significant delay to our production schedule were these suppliers unable to meet our demands.

As we do not produce any of the parts of components of our electric powertrains or electric powerboats, we do not materially use, or intend to use, any raw materials in their production. The manufacturers of the parts and components that we use, however, do use raw materials, including resins, fiberglass, hydrocarbon feedstocks, steel and various minerals, especially in the production of the engines and batteries that we use. We do not control how these third parties source the raw materials that they use, and we may suffer production delays if such third parties do not have access to all of the raw materials that they need or source conflict minerals in violation of applicable regulations.
Patents and Licenses
We do not currently have any patents or any patent applications pending, and we do not rely on any licenses from third parties at this time.
Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we intend to rely on a combination of patent and design applications, trade secrets, including know-how, employee and third-party non-disclosure agreements, copyright laws, trademarks and other contractual rights to establish and protect our proprietary rights in our technology. We intend to continue to file patent applications with respect to components of a powertrain that we are developing. We do not know whether any of our patent applications will result in the issuance of patents or whether the examination process will require us to narrow our claims. Even if granted, these pending patent applications might not provide us with adequate protection.
Trademarks
We use our logo as a trademark and have applied for its registration at the Canadian Intellectual Property Office. We have operated under the trade name “CANADIAN ELECTRIC BOAT COMPANY” and are transitioning to operating under the name “VISION MARINE TECHNOLOGIES”, but neither these nor any of the names of the models of our boats are currently registered trademarks.
This prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
Industry Overview
In North America, 75 million people go boating every year, according to the U.S. Coast Guard, with 12 million recreational vessels registered with the U.S. Coast Guard in 2018. The worldwide recreational boating market size is set to surpass US$63 billion by 2026, according to a research report by Global Market Insights, Inc. Within the boating market, there is an outboard motor market and an electric boat market. Our products fall into each of those categories, and if produced, our electric powertrains will be used in boats in both those markets.
Outboard Motor Market
An outboard motor is a propulsion system for boats, consisting of a self-contained unit that includes engine, gearbox and propeller or jet drive, designed to be affixed to the outside of the boat. As well as providing propulsion, outboards provide steering control, as they are designed to pivot over their mountings and thus control the direction of thrust. Outboard motors tend to be found on smaller watercraft as it is more efficient for larger boats to have an inboard system. Although outboard engines powered by fossil fuels have traditionally dominated this market and continue to do so, electric outboard motors are a relatively new phenomenon that have been growing in step with the growth in the electric boat market.
According to the NMMA, sales of outboard engines in the United States (which includes outboard motors) increased to a thirteen-year high of 280,300 units representing sales market of US$2.9 billion. Consumer demand for higher-performance engines continued to trend upward in 2019, with double digit gains in sales for engines with 200 and greater horsepower. Engines with between 200 and 300 horsepower accounted for 16.3% of all sales of outboard engines, and those with over 300 horsepower accounted for 10%. Overall, the average horsepower of all outboard engines sold in 2019 reached a record-high of 127.6 hp, up 6.9% from the prior year’s average of 119.4 horsepower and up 46% from the average ten years prior of 87 horsepower.
Although many recreational boats can be powered by outboard or inboard motors, many consumers prefer outboard motors. Among the reasons for their preference are that, unlike inboard motors, outboard motors can be easily removed for storage or repairs, they provide more room in the boat as they are attached to the transom outside of the boat, they tend to have a shallower draft and they can be more easily replaced in the event the motor no longer works or a desire to upgrade to a higher horsepower.
There are many manufacturers of outboard motors. Some of these manufacturers are subsidiaries of massive global conglomerates, like Yamaha, Bombardier and Suzuki, that have more resources and experience in the market than we do. Others are relatively new startups, like us, that may be more nimble and adaptive to changes in the outboard motor market than we will be. We deem our biggest competitor in the electric outboard motor market to be Torqeedo.
Electric Boat Market
Although electric boats have been available for over 100 years, interest in them was minimal until the 1990s when the first studies were conducted in the United States following the suspicion that motorboats contaminate aquatic environments significantly through loss of gasoline and lubrication oil. According to Andre Mele, recreational boats pollute as much as cars and trucks in the United States. In the early 2000’s, 8 million speedboats in the United States released 15 times more pollutants annually into the environment than the oil spill produced by the oil tanker Exxon Valdez in 1989. The sinking of this tanker in Alaska had released 11 million U.S. gallons of hydrocarbons into the environment. After conversion, this means that each boat releases an average of 78 L of hydrocarbons into aquatic environments each year. If that average is still current, we estimate that in 2019 oil losses in the environment via motorboats equaled 150,000 tons of hydrocarbon scaly leaks in Canada (based on 2 million vessels), 750,000 tons of hydrocarbon scaly leaks in the United States (based on 10 million vessels) and 450,000 tons of hydrocarbon scaly leaks in Europe (based on 6 million vessels).
This explains why some lakes and bodies of water have recently banned motorboats. The total elimination of gasoline immediately eliminates a very large source of marine pollution, with immediate results: possibility of beaches, swimming and reduction of BOD (biochemical oxygen demand) and DCO (direct chemical oxidation) of ambient water. Specifically, hydrocarbons, similar to the dirt that clings to the walls of a bathtub, contaminate the shores and banks of lakes, rivers and bodies of water, where the development of many living organisms takes place. The ecosystem is then modified with the scarcity or disappearance of certain species.
In an effort to tackle air pollution, cities around the world are beginning to ban all gasoline — and diesel-powered boats from the center of the city. One of the first cities to implement this change is Amsterdam, Netherlands. This movement to electrically powered boats has been implemented in Venice, where the city has restricted the movement of gasoline — and diesel-powered boats, while exempting electrically powered boats.
Interest in electric boats has also been driven by decreases in their cost largely as a result of a decrease in the price of the batteries used to power them. The average price per kilowatt hour of a lithium-ion battery fell from approximately US$1,200 in 2010 to below US$200 in 2018.

Lithium-ion battery price outlook
Lithium-ion battery pack price (real 2018 $/kWh)
1,400
1,200
1,000
800
600
400
200
0
2010
2015
2020
2025
2030
2024 implied price $94/kWh
2030 implied price $62/kWh
Observed prices
18% learning rate
Source: BloombergNEF

The electric boat market is competitive in nature with much of that competition of late focusing on launching new E-boats that have longer range and higher speed than currently available boats. The global electric boat market in 2018 was worth approximately US$4.5 billion, according to Research and Markets which expects that market to reach US$12.32 billion by 2027, a cumulative annual growth rate of 11.9%. Research and Markets predicts that the growth in the electric boat market will be caused by:
•
advancement in battery technology that offers longer run-time and higher speed;

•
decreasing battery prices;

•
problems inherent to internal combustion engine boats, including a high pollution rate and the comparatively high fuel prices; and

•
other noteworthy advantages offered by electric boats, such as noiseless and smokeless use and less vibration and less engine maintenance than boats that use internal combustion engines.

The electric boat market is segmented into two categories, hybrid and pure electric boats. In 2018, hybrid electric boats represented approximately 70% of the electric boat market. The NMMA anticipates that the market shares of the pure electric boat segment will meaningfully increase during the period from 2019 to 2027 owing to advancements in battery technology. On the basis of passenger capacity, electric boats with a capacity of less than 10 passengers captured the highest share of the global electric boat market in 2018. Additionally, the same segment is the fastest-growing segment pertaining to high demand for small boats for recreational purposes from the rich class of the U.S., Canada, and Western European countries.
Government Support
Although the recreational powerboat industry does not generally receive much direct governmental support, we have received tax credits from, and grants provided by, the Quebec provincial government and the Canadian federal government primarily in connection with our development and promotion of green technology. In our 2019 and 2018 fiscal years, we respectively received scientific research and development tax credits of $163,743 and $248,750, grants of $379,080 and $274,409 under an energy and greenhouse gas emission reduction innovation support program (known as Technoclimat). We intend to continue applying for such grants and receiving such tax credits. Although we do not consider the receipt of such credits and grants as essential to our operations, if they were no longer available, our business, prospects, financial condition and operating results could be adversely affected.
Competitive Advantages & Operational Strengths
We face competition from manufacturers of:
(i)
electric powertrain systems that sell to OEMs,

(ii)
traditional fossil fuel-powered recreational powerboats in general and

(iii)
electric recreational powerboats in particular.

We intend to sell our electric powertrains to OEMs for use in their boats. We are currently aware of one company (Torqeedo) that produces electric powertrains for OEMs, and as a result we believe that there is a viable and meaningful market opportunity in this market for us. Although, we believe that our electric powertrain systems are more efficient and powerful than current offerings on the market, our competitors, including Torqeedo, may have greater resources than we do and OEMs may find their designs or price to be more attractive than ours. Even if we produce electric powertrains and sell them to OEMs, other competitors may enter the field or the OEMs may decide to produce their own powertrains and cease purchasing ours.
The recreational powerboat industry is highly competitive for consumers and dealers. Competition affects our ability to succeed in the markets we currently serve and new markets that we may enter in the future. Some potential purchasers of powerboats may not have a preference as to whether they will purchase electric power boats or fossil fuel powered ones. To that end, we compete with several large manufacturers, such as Brunswick Corporation, MasterCraft Boat Holdings, Inc. and Correct Craft, that produce fossil fuel powerboats and have greater financial, marketing and other resources than we do. To the extent that OEMs incorporate our electric powertrains into their boats, those boats will also compete with traditional fossil fuel power boats. We compete with large manufacturers who are represented by dealers in the markets in which we now operate and into which we plan to expand. We also compete with a wide variety of small, independent manufacturers. Competition in our industry is based primarily on brand name, price and product performance.

The electric recreational powerboat market is evolving and companies within it must be able to adapt without jeopardizing the timing, quality or quantity of their products. We deem our principal competitors within this market to be Duffy Electric Boat Company, Elctracraft, Pender Harbour, Elco Motor Yachts Company (formerly known as Launch Electric Company), Budsin Wood Craft, Ruban Bleu Electric Boats, Frauscher Boats and Boote Marian GmbH. In addition to the matters mentioned above, we compete with other manufactures of recreational electric boats on technological developments (such as powertrain efficiency, life of batteries and battery use per charge) and partnerships with battery and motor suppliers. As electric boat technology improves, we anticipate that more manufacturers will market. As they do, we expect that we will experience significant competition.
We believe the primary competitive factors in our market include but are not limited to:
•
technological innovation;

•
product quality and safety;

•
service options;

•
product performance;

•
environmental friendliness;

•
design and styling; and

•
brand perception.

Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Most of our competitors have more extensive customer bases and broader customer and industry relationships than we do. In addition, many of these companies have longer operating histories and greater name recognition than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively.
Furthermore, certain large manufacturers offer financing options on their powerboats and also have the ability to market powerboats at a substantial discount, provided that the boats are financed through their affiliated financing company. We do not currently offer any form of direct financing on our boats. The lack of our direct financing options and the absence of customary boat discounts could put us at a competitive disadvantage.
We might not be able to compete successfully in our market. If our competitors introduce new powertrains, powerboats or services that compete with or surpass the quality, price or performance of our powertrains, powerboats or services, we may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow us to generate attractive rates of return on our investment. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.
We believe that our experience, production capability, product offering and management give us the ability to successfully operate in the recreational electric powerboat market in a way that our competitors cannot. In particular, we believe that we have a number of competitive advantages, including:
•
technological innovation: we have demonstrated our capacity to develop our own products through research and development by introducing the Volt 180, which currently holds the speed record for a certified electric boat, and our recent introduction of the Phoenix 290. We believe that the technological design of our electric powertrain will provide efficiency at a price that our competitors will not be able to match.

•
product performance: the efficiency of our powertrain systems provides the boats they are in greater speed and range, results that are magnified when combined with our ultra-hydrodynamic hull designs.

•
certification: unlike some of our competitors, our boats, excluding the Phoenix 290 for which we will shortly seek certification, are certified by the U.S. Coast Guard and the Canadian Coast Guard in Canada and meet the European Union’s imported manufactured products standards. We intend to have such certification for our electric powertrain systems as well as that of the ABYC and to receive CE marking indicating their conformity with health, safety, and environmental protection standards within the European Economic Area.
•
product price: although the price of our boats depends on the customer’s specifications, we believe that our products are competitively priced across all models and with all customizations. We have not priced our first powertrain system yet but intend to do so in a way that is competitive for its performance.

•
management expertise: our founders have extensive experience in offshore power boating and are aware of what is required by customers in regard to power and efficiency of outboard electric powertrain systems. The inherent reputation of our management team over 25 years has built our brand for quality and technologically advanced products.

Strategy
As a designer, manufacturer, and marketer of premium electric boats and electric powertrain systems, we strive to design new and innovative products that appeal to a broad customer base. Since fiscal 2014, we have successfully launched a number of new products and features with best-in-class quality leading to increased sales and significant margin expansion. Furthermore, our unique product development process enables us to offer products with innovative offerings that we believe will be difficult for our competitors to match without significant additional capital investments, most notably our outboard electric powertrain system.
We are developing innovative electric outboard powertrain systems designed to enable us to capture market share, as the outboard powertrain industry moves to electric powertrain outboard motors to comply with local green initiatives. The NMMA estimates that total retail orders of outboard engines was US$2.9 billion in 2018, and Global Market Insights estimates that sales of outboard engines will reach US$17 billion by 2025.
We sell our electric boats to retail customers as well as to boat clubs and boat rental operations. We intend to continue to build brand awareness by partnering with marina operators to offer rental fleets of electric boats. We plan to further expand our sales by offering our products via third party dealerships and by attending more tradeshows. As we launch our innovative electric outboard powertrain systems, we will directly market to OEMs of boats, thereby leveraging their support and distribution systems. We will market our electric powertrains to the OEMs by attending trade shows, inviting the OEMs to test the electric outboard powertrains on a prototype boat, introducing the electric powertrain using social media avenues and advertising the electric powertrain systems in trade journals.
We will continue to implement a number of initiatives to reduce our cost base and to improve the efficiency of our manufacturing process. Additionally, we have fostered a culture of operational improvement within our workforce, which will lead to further operational efficiencies. Finally, we intend to invest in further research and development to ensure that we develop innovative electric powertrain systems thus expanding the number of OEMs that will use our products.
We intend to increase our international sales and expand our network of international distributors and dealers.
Manufacturing
We produce our electric recreational powerboats and related components at our 15,000 square foot assembly warehouse in Quebec and intend to produce our electric powertrains in the same facility. In our last two fiscal years, we manufactured 46 and 21 powerboats, and we expect to manufacture approximately 150 electric boats and 300 electric powertrains in the twelve months following the closing of this offering. We run one assembly lines and have a production capacity that allows us to produce up to seven boats a week depending on the type of boats and the specifications of each order. We believe that we will be able to produce up to 300 electric powertrains per year without needing additional manufacturing space.

Marketing
As we intend to sell our electric powertrains to a handful of OEMs, we will market the powertrains to them in a direct and focused manner. This will entail visits to the OEMs and visits from the OEMs at our production facility as well as general exposure of our powertrains at trade shows and in trade journals.
We primarily use our website and social media to sell our boats. We support this effort by attendance at trades shows (boat shows) that exposes our products to the boat buying public and to industry specialists. We intend to continue to expand our social media presence and attend more trade shows in North America and internationally. We also rely on a network of distributors and dealers, and their marketing efforts, for the sale of our boats and seek to grow this network following the initial public offering. We do not currently have a coordinated marketing effort with our network of distributors and dealers.
Sales and Service Model
As we do not have a direct relationship with the purchasers of the boats that incorporate our electric powertrains, we do not intend to service such purchasers directly if there is a problem with the powertrain. Rather, the OEMs of the boats incorporating the powertrains will service such purchasers, and we will provide OEMs instruction on their repair and provide training to OEM personnel at our facilities on a periodic basis, so that the OEMs can provide maintenance, repair and customer support to their customers. As we introduce new electric powertrain systems, we will continue to provide training to OEM personnel.
Currently, most of the sales of our electric boats are directly placed with us online, but approximately 67% of our sales in our 2019 fiscal year were derived from our network of independent dealers. While we will continue to market direct sales through our website, we seek to increase revenues and diversify our sales points by expanding our network of independent dealers. We envision an increase in the number of dealers supporting our products and the quality of their marketing and servicing efforts as being essential to our ability to increase sales. We may not be successful in our effort to grow our network of independent dealers.
Sales Model
We sell directly to the customer via online, social media marketing and the attendance at boat shows. We also sell our boats through a limited number of dealers and distributors. We will further expand our product offerings to third-party dealerships and by selling directly to OEMs.
Service Model
We do not offer direct servicing of our boats and do not offer a warranty for our boats. Purchasers of our boats are able to rely on the warranties provided by the manufacturers of the parts used in our boats, including the motors, the batteries and certain other components.
Government Regulation
Our operations are subject to extensive and frequently changing federal, state, provincial, local and foreign laws and regulations, including those concerning product safety, environmental protection and occupational health and safety. We believe that our operations and products are in compliance with these regulatory requirements. Historically, the cost of achieving and maintaining compliance with applicable laws and regulations has not been material. However, future costs and expenses required for us to comply with such laws and regulations, including any new or modified regulatory requirements, or an inability to address newly discovered environmental conditions could have a material adverse effect on our business, financial condition, operating results, or cash flows.
The regulatory programs that impact our business include the following:
Certain materials used in our manufacturing, including the resins used in production of our boats, are toxic, flammable, corrosive, or reactive and are classified by the federal, state and provincial governments as “hazardous materials.” Control of these substances is regulated by the Environmental Protection Agency (EPA) and state pollution control agencies under the Federal Resource Conservation and Recovery Act, and related state programs in the United States, and by Environment and Climate Change Canada and Health

Canada and provincial pollution control agencies under the Canadian Environmental Protection Act, 1999 and related provincial legislation in Canada. Storage of these materials must be maintained in appropriately labeled and monitored containers, and disposal of wastes requires completion of detailed waste manifests and recordkeeping requirements. Any failure by us to properly store or dispose of our hazardous materials could result in liability, including fines, penalties, or obligations to investigate and remediate any contamination originating from our operations.
The United States Clean Air Act and the Canadian Environmental Protection Act
The United States Clean Air Act (the “CAA”) and the Canadian Environmental Protection Act, 1999 (the “CEPA”) and corresponding state and provincial rules regulate emissions of air pollutants. Because our manufacturing operations involve molding and coating of fiberglass materials, which involves the emission of certain volatile organic compounds, hazardous air pollutants, and particulate matter, we are required to comply with Canadian federal and provincial environmental protection regulations. The hulls used in our products are all manufactured by third parties. The additional cost of complying with these regulations has increased our cost to purchase hulls and, accordingly, has increased the cost to manufacture our products.
In addition to the regulation of our manufacturing operations, the EPA has adopted regulations stipulating that many marine propulsion engines meet certain air emission standards. The engines used in our products, all of which are manufactured by third parties, are warranted by the manufacturers to be in compliance with the EPA’s emission standards. Furthermore, the engines used in our products must comply with the applicable emission standards under the CEPA and corresponding provincial legislation. The additional cost of complying with these regulations has increased our cost to purchase the engines and, accordingly, has increased the cost to manufacture our products.
If we are not able to pass these additional costs along to our customers, it may have a negative impact on our business and financial condition.
Boat Manufacturing Standards
As a manufacturer of small vessels established in Canada, we are required to ensure that:
•
our boats comply with all the applicable construction requirements of Part 7 of the Small Vessel Regulations (Canada) and Transport Canada’s Construction Standards for Small Vessels (TP 1332E);

•
for each boat, a Declaration of Conformity is produced to Transport Canada in accordance with Part 8 of the Small Vessel Regulations (Canada) stating that the boat meets all the construction requirements and that a Compliance Notice is attached to the boat; and

•
each boat is marked with a Hull Serial Number (HIN) (also known as a Hull Identification Number) in accordance with Part 9 of the Small Vessel Regulations (Canada).

Boat Safety Standards
Our powerboats must be manufactured to meet the standards of certification in the jurisdictions in which they are used or to which they are imported. This means that our powerboats must meet the standards of certification required by the U.S. Coast Guard and the Canadian Coast Guard in Canada and they must be certified to meet the European Union’s imported manufactured products standards in the European Union. These certifications specify standards for the design and construction of powerboats. We believe that all our boats meet these standards. In addition to those standards, we believe that our powerboats meet the safety standards set by the ABYC, a non-profit, member organization that develops voluntary safety standards for the design, construction, maintenance, and repair of recreational powerboats.
Safety of recreational boats in the United States is subject to federal regulation under the Boat Safety Act of 1971, which requires boat manufacturers to recall products for replacement of parts or components that have demonstrated defects affecting safety. Any recall of our boats or components in our boats could result in large expenditures and tarnish our brand.

Labor regulations
The Act respecting occupational health and safety (Quebec) and the regulations made thereunder impose standards of conduct for and regulate workplace safety, including limits on the amount of emissions to which an employee may be exposed without the need for respiratory protection or upgraded plant ventilation. Our facilities are subject to inspection by Canadian, Quebec and local agencies and departments. We believe that our facilities comply in all material aspects with these regulations. We have made a considerable investment in safety awareness programs and provide ongoing safety training for all of our employees.
Research and Development
Among other factors, our boats are distinguished from their competitors as a result of design and technological features. We invest in research and development to develop and improve these features so that we may innovate future product offerings in boat and electric powertrain systems. For example, our Volt 180 was developed in conjunction with a Canadian government grant.
Seasonality
Our current operating results are subject to annual and seasonal fluctuations resulting from a variety of factors, including:
•
seasonal variations in retail demand for boats, with a significant majority of sales occurring during peak boating season;

•
product mix, which is driven by boat model mix and higher option order rates; while sales of all our boats generate comparable margins, sales of larger boats and boats with optional content produce higher absolute profits;

•
inclement weather, which can affect production at our manufacturing facilities as well as consumer demand;

•
competition from other recreational boat manufacturers; and

•
general economic conditions.

We do not envision the sales of our electric powertrains to OEMs will be seasonal. As building a boat is a time-consuming process, we expect that OEMs will build their boats and increase their inventory even in those seasons where sales are generally lower in preparation for the seasons of higher sales.
Employees
As of October 19, 2020, we employed a total of 14 people full-time and no one part-time. All of our employees were employed at our principal executive offices in Boisbriand, Québec. None of our employees are covered by a collective bargaining agreement.
The breakdown of full-time employees by main category of activity is as follows:
Activity	Number of Full-Time Employees
Administration	6
Manufacturing	8
Property, Plant and Equipment
Our manufacturing and office space is located in Boisbriand, Québec, just outside of Montreal. This space is in two adjacent units each under a separate lease with a related party. One lease is for approximately 3,600 square feet, has a monthly rent of approximately $3,000 and expires on June 30, 2024. The other lease is for approximately 8,210 square feet, has a monthly rent of approximately $8,550 and expires on

May 31, 2022. We consider our office and manufacturing space sufficient to meet our current needs and our needs in the year following this offering.
We do not own any real property and do not lease any other properties.
Legal Proceedings
We are not involved in, or aware of, any legal or administrative proceedings contemplated or threatened by any governmental authority or any other party. As of the date of this prospectus, no director, officer or affiliate is a party adverse to us in any legal proceeding or has an adverse interest to us in any legal proceeding.
KEY INFORMATION
Selected Historical Financial Data
You should read the following selected financial data together with our historical financial statements and the notes thereto included elsewhere in this prospectus and with the information set forth in the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.
Selected Historical Financial Data
The selected historical financial information set forth below has been derived from our audited financial statements for the fiscal years ended August 31, 2019 and 2018 and from our unaudited financial statements for the six-month period ended February 29, 2020 and February 28, 2019.
Statement of Comprehensive (Loss)
	Year ended August 31,		Six months ended
	2019	2018	February 29, 2020	February 28, 2019
Revenue	$2,869,377	$1,271,566	$436,193	$1,271,552
Gross Profit	$1,285,364	$501,727	$233,560	$589,844
Net and Comprehensive Income/(Loss)	$233,066	$(185,848)	$(477,797)	$54,647
Income/(Loss) per Share – Basic and Fully Diluted	$0.06	$(0.05)	$(0.13)	$0.01
Statements of Financial Position
	August 31, 2019		August 31, 2018		For the six months ended February 29, 2020
Cash	$	Nil	$	Nil	$	Nil
Current Assets		$1,366,769		$1,578,282		$1,855,030
Total Assets		$1,914,562		$1,993,194		$3,043,903
Current Liabilities		$1,459,534		$1,890,278		$1,731,886
Total Liabilities		$2,046,864		$2,395,987		$3,478,927
Total Equity (Deficiency)		$(132,302)		$(402,793)		$(435,024)

Outstanding Share Data
Our authorized share capital consists of an unlimited number of common shares without nominal or par value, issuable in four series (“Common Shares”), of which an unlimited number are designated as Voting Common Shares — Series Founder, an unlimited number are designated as Voting Common Shares — Series Investor 1, an unlimited number are designated as Voting Common Shares — Series Investor 2 and an unlimited number are designated as Non-Voting Common Shares. As at October  19, 2020, our outstanding equity and convertible securities were as follows:
Securities	Outstanding
Voting equity securities issued and outstanding	5,177,677
Preferred shares	nil
Securities convertible or exercisable into voting equity securities – stock options	524,324
Securities convertible or exercisable into voting equity securities – warrants	nil
Common Shares
The holders of our Voting Common Shares are entitled to vote at all meetings of shareholders, to receive dividends if, as and when declared by the directors and to participate pro rata in any distribution of property or assets upon our liquidation, winding-up or other dissolution. The holders of our Non-Voting Common Shares are not entitled to vote at meetings of shareholders but are entitled to receive dividends if, as and when, declared by the directors and to participate pro rata in any distribution of property or assets upon our liquidation, winding-up or other dissolution. Our common shares carry no pre-emptive rights, conversion or exchange rights, redemption, retraction, repurchase, sinking fund or purchase fund provisions. There are no provisions requiring the holders of our common shares to contribute additional capital and no restrictions on the issuance of additional securities by us. There are no restrictions on the repurchase or redemption of common shares by us except to the extent that any such repurchase or redemption would render us insolvent pursuant to the Business Corporations Act.
For additional information regarding our common shares, please see the discussion under the heading entitled “Articles of Incorporation of Our Company — Rights, Preferences and Restrictions Attaching to Our Shares”.
Non-cumulative voting
Holders of our common shares do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.
Preferred Shares
We do not have any preferred shares outstanding as of the date of this prospectus.
Stock transfer agent
Our stock transfer agent for our securities is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598, Phone: (212) 828-8436.

Indebtedness as of August 31, 2019:
	Payments due by period
Contractual Obligations	Total	Less than 1 year	2-3 years	4-5 years	Greater than 5 years
Operating Lease Obligations	$543,300	$211,100	$266,000	$66,200	nil
Bank Indebtedness	$283,813	$283,813	nil	nil	nil
Other Long-Term Liabilities Reflected on the Registrant’s Balance Sheet under IFRS	$1,195,994	$22,005	$1,086,753	$15,632	$71,604

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
This prospectus should be read in conjunction with the accompanying financial statements and related notes. The discussion and analysis of the financial condition and results of operations are based upon the financial statements, which have been prepared in accordance with International Financial Reporting Standards (IFRS), as adopted by the International Accounting Standards Board (IASB).
The preparation of financial statements in conformity with these accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. On an on-going basis, we review our estimates and assumptions. The estimates were based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results are likely to differ from those estimates or other forward-looking statements under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations. Our actual results may differ materially as a result of many factors, including those set forth under the headings entitled “Special Note Regarding Forward-Looking Statements” and “Risk Factors”.
Critical accounting policies, the policies we believe are most important to the presentation of our financial statements and require the most difficult, subjective and complex judgments, are outlined below under the heading “Critical Accounting Policies and Estimates”, and have not changed significantly since our founding.
Overview
We were incorporated on August 29, 2012, under the laws of the province of Quebec, Canada, and its principal activity is the design, development and manufacturing of electric outboard powertrain systems and electric boats.
Our head office and principal address is located at 730 Boulevard du Cure-Boivin, Boisbriand, Quebec, Canada, V7G 2A7.
Results of Operations
Results of Operations for the Year Ended August 31, 2019 as Compared to the Year Ended August 31, 2018
Revenue for our fiscal year ended August 31, 2019 was $2,869,377 as compared to $1,271,566 for our 2018 fiscal year. The 126% increase in revenues resulted from an increase in new boat sales compared to the prior year.
Our gross profit increased to $1,285,364 from $501,727 for our 2018 fiscal year. The increase of 156% resulted from a reduction in sub-contracting costs and an increase in sales from new boats which resulted in a higher gross margin.
Our operating expenses for the year ended August 31, 2019 increased to $987,911 from $535,842 for the year ended August 31, 2018. The 84% increase in expenses was primarily due to increases in:
•
office salaries and benefits for year ended August 31, 2019 to $372,961 from $105,101 for the year ended August 31, 2018 due to an increase in the size of our office staff;

•
rent paid for the year ended August 31, 2019 to $204,596 from $108,137 for the year ended August 31, 2018 due to an increase in the size of our production facilities; and

•
advertising and promotion expenses for the year ended August 31, 2019 to $157,276 from $111,198 for the year ended August 31, 2018 as we attended more trade shows in our 2019 fiscal year.

We incurred a reduction in income taxes for the year ended August 31, 2019, of $64,387 as compared to $151,733 for our 2018 fiscal year. The reduction resulted from the usage of losses incurred in prior periods that we intend to utilize to reduce our current tax liabilities.

Income taxes for the year ended August 31, 2019 were $64,387 as compared to $151,733 for the year ended August 31, 2018. The reduction was caused by a decrease in current and deferred taxes.
During the year ended August 31, 2019, we incurred a comprehensive income of $233,066 compared to $185,848 loss for the corresponding period in the prior year. The increase in comprehensive income was due to the increase in new boat sales, thus resulting in an increase in gross profit.
Results of Operations for the Three Months Ended February 29, 2020 as Compared to the Three Months ended February 28, 2019
Revenue for the three months ended February 29, 2020 was $383,190 as compared to $332,645 for the three months ended February 28, 2019, a 15% increase. The increase was due to an increase in part sales for the period.
Gross margin the three months ended February 29, 2020, was $220,556 as compared to $176,455 for the corresponding period in 2019, a 25% increase. The increase in gross margin was caused by the aforementioned increase in revenue and an increase in closing inventory for the period.
During the three months ended February 29, 2020, we incurred a comprehensive loss of $199,609 compared to $79,603 loss for the corresponding period in 2019. The largest expense items that resulted in an increase in net comprehensive loss for the three months ended February 29, 2020 were;
•
Professional fees for the three months ended February 29, 2020 increased to $138,871 (2019: $33,644), caused by an increase in legal and accounting fees related to the registration statement of which this prospectus forms a part;

•
Advertising and promotion expenses for the three months ended February 29, 2020, increased to $75,619 from $66,847 in the 2019 period, caused by the increased attendance of boat shows during the period and the unveiling of our Phoenix 290 at the Miami Boat Show;

•
Interest on long-term debt and finance lease expenses for the three months ended February 29, 2020, increased to $16,049 from $861 for the three months ended February 28, 2019 due to an increase in long term debt and finance lease obligations; and

•
Depreciation of right-of-use assets for the three months ended February 29, 2020, increased to $32,437 from $nil for the 2019 period caused by the addition of leased assets due to the requirements of IFRS 16 — Leased Assets.

Our operating expenses for the three months ended February 29, 2020 increased to $420,166 from $256,058 for the three months ended February 28, 2019. The increase in operating expenses was caused by the aforementioned increase in expenses for the year.
Net and comprehensive loss of the three months ended February 29, 2020 was $199,609 as compared to $79,603 for the 2019 period.
Results of Operations for the Six Months Ended February 29, 2020 as Compared to the Six Months ended February 28, 2019
Revenue for the six months ended February 29, 2020 was $436,193 as compared to $1,271,552 for the six months ended February 28, 2019. The decrease of approximately 66% resulted from a decrease in new boat sales compared to the prior period. This resulted in our gross profit decreasing to $233,560 over the period from $589,844 in the corresponding 2019 period.
During the six months ended February 29, 2020, we incurred a comprehensive loss of $477,797 compared to $54,647 profit for the corresponding period in 2019. The increase in comprehensive loss was due to the decrease in new boat sales, thus resulting in a decrease in gross profit and an increase in net comprehensive loss.
Expenses for the six months ended February 29, 2020, increased to $711,357 from $519,777 for the six months ended February 28, 2019. The largest expense items that are included in expenses for the six months ended February 29, 2020 were;

•
Rent for the six months ended February 29, 2020 decreased to $39,262 from $131,311 for the six months ended February 28, 2019, due to the adoption of the IFRS 16 — Leases;

•
Professional fees for the six months ended February 29, 2020, increased to $180,895 from $62,146 for the corresponding period in 2019 due to costs associated with our preparation of the registration statement of which this prospectus forms a part;

•
Travel and entertainment expenses for the six months ended February 29, 2020 increased to $37,945 from $13,738 for the six months ended February 28, 2019 due to an increase in attendances at boat shows, in particular the Miami Boat Show in February 2020 at which we unveiled our newest boat, The Phoenix 290;

•
Advertising and promotion for the six months ended February 29, 2020, increased to $155,599 from $110,568 for the six months ended February 28, 2019 as we attended more trade shows during the period;

•
Interest on long-term debt and finance lease expenses for the six months ended February 29, 2020, increased to $29,744 from $1,773 in the prior year due to an increase in long term debt and lease obligations; and

•
Depreciation of right-of-use assets for the six months ended February 29, 2020 increased to $64,076 from $nil in the corresponding period in 2019 as a result of the addition of leased assets due to the requirements of IFRS 16 — Leased Assets.

The operating expenses for the six months ended February 29, 2020 increased by 37% compared to the corresponding year which were caused by the aforementioned expenses for the period.
We incurred a reduction in income taxes for the six months ended February 29, 2020 of $nil from $15,421 in the six months ended February 28, 2019. The reduction resulted from losses incurred in the current period that will not generate any taxes payable.
We had a net and comprehensive loss for the six months ended February 29, 2020 of $477,797 as compared to net and comprehensive income for the six months ended February 28, 2019 of $54,647.
Liquidity and Capital Resources
Our operations consist of the designing and developing electric outboard powertrain systems and designing, developing and manufacturing electric boats. Our financial success depends upon our ability to market and sell our outboard powertrain systems and electric boats and to raise sufficient working capital to enable us to execute our business plan. Our historical capital needs have been met by internally generated cashflow from operations and the support of our shareholders. We cannot assure you that equity funding will be possible at the times we required it. If no funds are can be raised and sales of our outboard powertrain systems and electric boats do not produce sufficient net cash flow, then we may need to significantly curtail operations to ensure our survival.
As of October [  ], 2020, we had 5,177,677 issued and outstanding shares and 5,702,001 common shares outstanding on a fully-diluted basis (assuming that all issued options eventually vest).
We had $92,765 of working capital deficiency as at August 31, 2019 compared to $311,996 working capital deficiency as at August 31, 2018. The increase in working capital deficiency resulted from the cash used in operations of $112,368, (2018: $125,037 cash provided by operations); cash used in investing activities of $109,184 (2018: $108,375) resulting from the additions to property and equipment; which was offset by financing activities generating cash of $259,052, (2018: $(16,662)), due to an increase in bank indebtedness and an increase in long term debt; this was partially offset by a repayment of long term debt. We had a working capital surplus of $123,144 as at February 29, 2020.
We had cash and cash equivalents of $nil at each of February 29, 2020, August 31, 2019 and August 31, 2018. We are pursuing equity financing but might not be successful in this endeavor.
As of the date of this prospectus, we have no outstanding commitments, other than rent and lease commitments. We have pledged our assets as security for loans and are subject to customary debt covenants.

Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements.
Research and Development, Patents and Licenses, etc.
We incur research and development costs associated with the development of our outboard electric powertrains as well as the design of new boats. We have not patented any of our technology.
Going Concern
We prepare our financial statements on a going concern basis which assumes that we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. We incurred a net and comprehensive income of $233,066 during the year ended August 31, 2019 and had a cash balance and a working capital deficiency of $nil and $92,765, respectively, as at August 31, 2019. Our ability to meet our obligations as they fall due and to continue to operate as a going concern depends on the continued financial support of the creditors and the shareholders. In the past, we have relied on the support of our shareholders to meet our cash requirements. Funding from this or other sources might not be sufficient in the future to continue our operations. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or terms that are acceptable to us. Failure to obtain such financing on a timely basis could cause us to reduce or terminate our operations.
Internal control over financial reporting and disclosure controls and procedures
Management is responsible for the design and maintenance of both internal control systems over financial reporting and disclosure controls and procedures. Disclosure controls and procedures are designed to provide reasonable assurance that relevant information is gathered and reported to senior management on a timely basis so that appropriate decisions can be made regarding public disclosure.
Current disclosure controls include meetings with the Chief Executive Officer, Chief Financial Officer and members of our Board of Directors and Audit Committee through e-mails, on telephone conferences and informal meetings to review public disclosure. All public disclosures are reviewed by certain members of senior management and our Board of Directors and Audit Committee. Our Board of Directors has delegated the duties to the Chief Executive Officer who is primarily responsible for financial and disclosure controls.
We have recently identified a material weakness in our internal controls over financial reporting, and as a result had to restate our audited financial statements for the year ended August 31, 2019 to reflect earnings per share data to account for a reverse split of our common shares and a share exchange. Since the date our board of directors approved those financial statements, we have taken steps to strengthen our internal control over financial reporting including, immediately upon the conclusion of this offering, the formation of an audit committee and the appointment of a director who qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Listing Rules of the Nasdaq Stock Market. Management and the Board of Directors continue to work to mitigate the risk of material misstatement and intend to take additional remedial measures, including the training of accounting staff and/or hiring individuals that are knowledgeable in IFRS. These measures might not be sufficient to avoid potential future material weaknesses. Accordingly, there could continue to be a possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis.
Critical Accounting Policies and Estimates
The preparation of our financial statements requires management to use estimates and assumptions that affect the reported amounts of assets and liabilities as well as revenue and expenses.
Research costs are expensed in the period in which they are incurred. Development costs are capitalized when it probable that the project will be a success considering its commercial and technical feasibility; we are able to use or sell the asset; we have sufficient resources and intent to complete our development; and our costs can be measured reliably. We have not capitalized any development costs.

We account for all stock-based payments and awards using the fair value-based method. Under the fair value-based method, stock-based payments to non-employees are measured at the fair value of the consideration received, or the fair value of the equity estimates issued, or liabilities incurred, whichever is more reliably measurable.
From time to time, we must make accounting estimates. These are based on the best information available at the time, utilizing generally accepted industry standards.
Recently Adopted Accounting Standards
IFRS 16: Leases
We adopted IFRS 16 as of September 1, 2019. The adoption of IFRS 16 has a significant impact as we recognized new assets and liabilities for our operating leases. In addition, the nature and timing of expenses related to those leases has changed as IFRS 16 replaces the straight-line operating lease expense with a depreciation charge for the right-of-use assets and interest expense on lease liabilities. We have elected to apply the modified retrospective method, under which the cumulative effect of initial application is recognized in retained earnings at September 1, 2019, by setting right-of-use assets based on the lease liability at the date of initial application, adjusted by the amount of any prepaid or accrued lease payments, and have applied the following practical expedients:
•
applied IFRS 16 exclusively to contracts that were previously identified as leases applying IAS 17 at the date of initial application;

•
accounted for leases for which the lease term ended within 12 months of the date of initial application as short-term leases;

•
did not recognize right-of-use assets and liabilities for leases of low value assets;

•
relied on its assessment of whether leases are onerous applying IAS 37 immediately before the date of initial application as an alternative to performing an impairment review; and

•
did not separate non-lease components from lease components, and instead accounted for each lease component and any associated non-lease components as a single lease component.

IFRIC 23: Uncertainty over income tax treatments
IFRIC 23 provides guidance on the accounting for current and deferred tax liabilities and assets in circumstances in which there is uncertainty over income tax treatments. The interpretation requires:
•
Us to determine whether uncertain tax treatments should be considered separately, or together as a group, based on which approach provides better predictions of the resolution;

•
Us to determine if it is probable that the tax authorities will accept the uncertain tax treatment; and

•
If it is not probable that the uncertain tax treatment will be accepted, measure the tax uncertainty based on the most likely amount or expected value, depending on whichever method better predicts the resolution of the uncertainty. This measurement is required to be based on the assumption that each of the tax authorities will examine amounts they have a right to examine and have full knowledge of all related information when making those examinations.

The interpretation is effective for periods beginning on or after September 1, 2019. We adopted the new interpretation with no impact on the financial statements.
DIRECTORS AND EXECUTIVE OFFICERS
Board of Directors
Our Articles of Incorporation are attached as an exhibit to the registration statement of which this prospectus forms a part. Our Articles of Incorporation provide that our company shall have a minimum of one (1) and a maximum of ten (10) directors.

Our Board of Directors (the “Board”) consists of six directors. Four of our six directors satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meet the independence standards under Rule 10A-3 under the Exchange Act. Our directors are elected annually at each annual meeting of our company’s shareholders. The Board assesses potential Board candidates to fill perceived needs on the Board for required skills, expertise, independence and other factors.
Our Board of Directors is responsible for appointing our company’s officers.
Board Committees
We will establish three committees under the board of directors immediately upon the closing of this offering: an Audit Committee, a Compensation Committee and a Nominating Committee. Each committee is to be governed by a charter approved by our Board of Directors.
Audit Committee
Our Audit Committee will consist of Renaud Cloutier, Steve P. Barrenechea and Luisa Ingargiola and will be chaired by Ms. Ingargiola. Each member of the Audit Committee will satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market and meet the independence standards under Rule 10A-3 under the Exchange Act. Our Audit Committee Financial Expert is Luisa Ingargiola who qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Listing Rules of the Nasdaq Stock Market. The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The Audit Committee is responsible for, among other things:
•
selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by our independent registered public accounting firm;

•
reviewing with our independent registered public accounting firm any audit problems or difficulties and management’s response and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K;

•
discussing the annual audited financial statements with management and our independent registered public accounting firm;

•
annually reviewing and reassessing the adequacy of our Audit Committee charter;

•
meeting separately and periodically with the management and our independent registered public accounting firm;

•
reporting regularly to the full board of directors;

•
reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposure; and

•
such other matters that are specifically delegated to our Audit Committee by our board of directors from time to time.

Compensation Committee
Our Compensation Committee will consist of Robert Ghetti, Steve P. Barrenechea and Luisa Ingargiola and will be chaired by Mr. Barrenechea. Each of the Compensation Committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. Our Compensation Committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. No officer may be present at any committee meeting during which such officer’s compensation is deliberated upon. The Compensation Committee will be responsible for, among other things:
•
reviewing and approving to the board with respect to the total compensation package for our most senior executive officers;

•
approving and overseeing the total compensation package for our executives other than the most senior executive officers;

•
reviewing and recommending to the board with respect to the compensation of our directors;

•
reviewing periodically and approving any long-term incentive compensation or equity plans;

•
selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

•
programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating Committee
Our Nominating Committee will consist of Robert Ghetti, Renaud Cloutier and Steve P. Barrenechea and will be chaired by Mr. Cloutier. Each member of the Audit Committee will satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of the Nasdaq Stock Market. The Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The Nominating Committee considers persons identified by its members, management, shareholders, investment bankers and others.
Directors and Executive Officers
The following table sets forth the names and ages of all of our directors and executive officers.
Name, Province/State and Country of Residence	Age	Position	Director/Officer Since
Alexandre Mongeon Quebec, Canada	44	Chief Executive Officer and Chairman	August 2014
Patrick Bobby Quebec, Canada	49	Chief Operating Officer, Secretary and Director	August 2014
Kulwant Sandher British Columbia, Canada	58	Chief Financial Officer	July 2019
Robert Ghetti Quebec, Canada	57	Vice Chairman	August 2012
Renaud Cloutier Quebec, Canada	56	Director	September 2020
Steve P. Barrenechea California, United States	62	Director	September 2020
Luisa Ingargiola Florida, United States	57	Director	September 2020
Business Experience
The following summarizes the occupation and business experience during the past five years or more for our directors, and executive officers as of the date of this prospectus:
Alexandre Mongeon, Chief Executive Officer
Alexandre Mongeon has been employed by us since 2014 as our Chief Executive Officer. From 1999 to 2015, he imported high-performance boats from the United States to Canada. During much of that time, 1999 to 2016, he also worked as a designer and contractor for a Contractor 91340489 QC and managed several new construction projects on the waterfront in and around Montreal. Mr. Mongeon is a graduate of the School of Construction in Laval, Quebec with a specialization in electricity.
Patrick Bobby, Chief Operating Officer
Patrick Bobby has been employed by us since 2014. From 1999 to 2015, he imported high-performance boats from the United States to Canada. During much of that time, 1999 to 2016, he also worked as a designer and contractor for a Contractor 91340489 QC Inc. and created a condominium syndicate. Mr. Bobby attended Georgian College in Barrie, Ontario.
Kulwant Sandher, Chief Financial Officer
Kulwant Sandher is a Chartered Professional Accountant with over 25 years of experience in business and finance. Mr. Sandher graduated from Queen Mary, University of London (formerly known as Queen Mary College) in 1986 with a B.Sc. (Eng.) in Avionics. Mr. Sandher became a Chartered Accountant in England in 1991 and received his Chartered Professional Accountant designation in Canada in 1997.
Mr. Sandher has considerable private and public company experience. He served as CFO of ElectraMeccanica Vehicles Corp., a Nasdaq listed electric car manufacturer from June 2016 to November 2018; as CFO of MineSense Technologies Inc. from August 2013 until July 2015; as CFO of Alba Mineral Ltd. from June 2017 to April 1, 2018; as CFO of Delta Oil & Gas from October 2008 to September 2017; as CFO of Astorius Resources Ltd. from June 2017 to February 1, 2018; as CFO of Hillcrest Petroleum from December 2011 to April 2015; as CFO of Intigold Mines Ltd. from December 2010 to April 2017; and as COO & CFO for Marketrend Interactive Inc., from March 2004 to March 2006. Currently, Mr. Sandher serves as President of Hurricane Corporate Services Ltd. and as CFO of Alba Resources Ltd. (TSX-V). Furthermore, Mr. Sandher is currently serving as a director of The Cloud Nine Education Group Inc since December 2015. Prior to August 2013, Mr. Sandher had also served as CFO of several publicly listed companies, including: Hillcrest Petroleum (TSX-V), Millrock Resources Inc. (TSX-V) and St. Elias Mines (TSX-V).
Robert Ghetti — Vice Chairman
Robert Ghetti has been in charge of business development and financing of our company since 2013. He received a diploma in Business Administration — Finance in 1983 from Vanier College in Montreal, Quebec. Since 1997, he has owned and operated Societe de Placements de Robert Ghetti Inc., a holding company with interests in commercial and industrial properties.
Renaud Cloutier— Director
Renaud Cloutier has been active in the electromobility sector for over 15 years. Prior to joining Hydro-Québec’s Direction for Transportation Electrification as Senior Delegate, Mr. Cloutier occupied various senior management positions in business development and international partnerships at TM4, a world leader in the design and manufacturing of electric drivetrains. He was instrumental in TM4’s product management and international growth including setting-up a manufacturing joint venture in China. Mr. Cloutier serves on several Boards of Directors of key industry players in Canada including Electric Mobility Canada and the Innovative Vehicle Institute, where he was the Founder and first President. Mr. Cloutier has previously lived in Europe, where he held various management positions in the areas of strategic planning and market development at Toyota Motor Europe’s headquarters in Brussels, Belgium. His experience also includes managerial positions in France and Germany with Amadeus and Dun & Bradstreet Software. Mr. Cloutier has been involved in various business process reengineering initiatives in Canada and the United States for Accenture’s Montréal office. He holds a Bachelor’s degree in Physics from the Université de Montréal as well as an MBA from the École des hautes études commerciales (HÉC) de Montréal.
Steve P. Barrenechea — Director
Steve Barrenechea is an accomplished entrepreneur and advisor, with over 30 years of primary hands on expertise covering the hospitality and renewable and alternative energy industries, with a focus on electric vehicles and battery technologies. Mr. Barrenechea has held numerous senior management and primary consulting positions with both public and private companies throughout his career, with particular emphasis in corporate governance, directorships, corporate development, investor relations, and early stage operations. He has in the past sat on the Board of Directors of The Creative Coalition (sponsors discussion of issues such as education policy, the role of media, campaign reform), Child Guidance Center of Connecticut, and The American Red Cross. Mr. Barrenechea holds a BBA in Economics from The Stern School, New York University.

Luisa Ingargiola — Director
Luisa Ingargiola has served as Chief Financial Officer of Avalon GloboCare since 2017. From 2007 to 2016, Ms. Ingargiola served as Chief Financial Officer of MagneGas Corporation (and board member from 2016 to June 2018). Ms. Ingargiola currently serves as board member and audit committee chair of FTE Networks and ElectraMeccanica Vehicles Corp. She also serves as a board member for Globe Photos, Inc., Operation Transition Assistance Corporation and The JBF Foundation Worldwide. Ms. Ingargiola received her Bachelors of Science from Boston University and her Masters of Business Administration from the University of Florida.
Family Relationships
There are no family relationships among any of our directors and executive officers.
Term of Office
Each director of our company is to serve for a term of one year ending on the date of the subsequent annual meeting of shareholders following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director is to serve until his successor is elected and qualified or until his death, resignation or removal. Our Board of Directors appoints our officers and each officer is to serve until his successor is appointed and qualified or until his or her death, resignation or removal.
Involvement in Certain Legal Proceedings
During the past ten years, none of our directors or executive officers have been the subject of the following events:
1.
a petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.
convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)
acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)
engaging in any type of business practice; or

iii)
engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any

Federal or State securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated;
6.
was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)
any Federal or State securities or commodities law or regulation; or

ii)
any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)
any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Independence
Our Board has determined that the following directors are “independent” as such directors do not have a direct or indirect material relationship with our company: Robert Ghetti, Renaud Cloutier, Steve P. Barrenechea and Luisa Ingargiola. A material relationship is a relationship which could, in the view of our Board of Directors, be reasonably expected to interfere with the exercise of a director’s independent judgment.
Code of Business Conduct and Ethics
We will adopt a Code of Conduct and Ethics that applies to our directors, officers and other employees prior to the consummation of the offering.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section sets out the objectives of our company’s executive compensation arrangements, our company’s executive compensation philosophy and the application of this philosophy to our company’s executive compensation arrangements. It also provides an analysis of the compensation design, and the decisions that the Board made in fiscal 2020 with respect to our Named Executive Officers (as defined below). When determining the compensation arrangements for the Named Executive Officers, our Board of Directors acting as the Compensation Committee considers the objectives of: (i) retaining an executive critical to our success and the enhancement of shareholder value; (ii) providing fair and competitive compensation; (iii) balancing the interests of management and our shareholders; and (iv) rewarding performance, both on an individual basis and with respect to the business in general.
Benchmarking
Our Board of Directors handles matters relating to compensation, including benchmarking, but upon the closing of this offering, we will form a Compensation Committee for matters of management’s compensation. The Compensation Committee will consider a variety of factors when designing and establishing, reviewing and making recommendations for executive compensation arrangements for all our executive officers. The Compensation Committee does not intend to position executive pay to reflect a single percentile within the industry for each executive. Rather, in determining the compensation level for each executive, the Compensation Committee will look at factors such as the relative complexity of the executive’s role within the organization, the executive’s performance and potential for future advancement and pay equity considerations.
Elements of Compensation
The compensation paid to Named Executive Officers in any year consists of two primary components:
(a)
base salary; and

(b)
long-term incentives in the form of stock options granted under our Stock Option Plan (as defined below).

The key features of these two primary components of compensation are discussed below:
Base Salary
Base salary recognizes the value of an individual to our company based on his or her role, skill, performance, contributions, leadership and potential. It is critical in attracting and retaining executive talent in the markets in which we compete for talent. Base salaries for the Named Executive Officers are intended to be reviewed annually. Any change in base salary of a Named Executive Officer is generally determined by an assessment of such executive’s performance, a consideration of competitive compensation levels in companies similar to our company (in particular, companies in the EV industry) and a review of our performance as a whole and the role such executive officer played in such corporate performance.
Stock Option Awards
We provide long-term incentives to Named Executive Officers in the form of stock options as part of our overall executive compensation strategy. Our Board of Directors acting as the Compensation Committee believes that stock option grants serve our executive compensation philosophy in several ways: firstly, it helps attract, retain, and motivate talent; secondly, it aligns the interests of the Named Executive Officers with those of the shareholders by linking a specific portion of the officer’s total pay opportunity to the share price; and finally, it provides long-term accountability for Named Executive Officers.
Risks Associated with Compensation Policies and Practices
The oversight and administration of our executive compensation program requires the Board of Directors acting as the Compensation Committee to consider risks associated with our compensation policies and practices. Potential risks associated with compensation policies and compensation awards are considered at annual reviews and also throughout the year whenever it is deemed necessary by the Board of Directors acting as the Compensation Committee.
Our executive compensation policies and practices are intended to align management incentives with the long-term interests of the Corporation and its shareholders. In each case, the Corporation seeks an appropriate balance of risk and reward. Practices that are designed to avoid inappropriate or excessive risks include (i) financial controls that provide limits and authorities in areas such as capital and operating expenditures to mitigate risk taking that could affect compensation, (ii) balancing base salary and variable compensation elements and (iii) spreading compensation across short and long-term programs.
Compensation Governance
The Compensation Committee intends to conduct a yearly review of directors’ compensation having regard to various reports on current trends in directors’ compensation and compensation data for directors of reporting issuers of comparative our size. Director compensation is currently limited to the grant of stock options pursuant to the Stock Option Plan. It is anticipated that the Chief Executive Officer will review the compensation of our executive officers for the prior year and in comparison to industry standards via information disclosed publicly and obtained through copies of surveys. The Board expects that the Chief Executive Officer will make recommendations on compensation to the Compensation Committee. The Compensation Committee will review and make suggestions with respect to compensation proposals, and then makes a recommendation to the Board.
The Compensation Committee will be comprised of independent directors.
The Compensation Committee’s responsibility is to formulate and make recommendations to our directors in respect of compensation issues relating to our directors and executive officers. Without limiting the generality of the foregoing, the Compensation Committee has the following duties:
(a)
to review the compensation philosophy and remuneration policy for our executive officers and to recommend to our directors’ changes to improve our ability to recruit, retain and motivate executive officers;

(b)
to review and recommend to the Board the retainer and fees, if any, to be paid to our directors;

(c)
to review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance in light of those corporate goals and objectives, and determine (or make recommendations to our directors with respect to) the CEO’s compensation level based on such evaluation;

(d)
to recommend to our directors with respect to non-CEO officer and director compensation including reviewing management’s recommendations for proposed stock options and other incentive-compensation plans and equity-based plans, if any, for non-CEO officer and director compensation and make recommendations in respect thereof to our directors;

(e)
to administer the stock option plan approved by our directors in accordance with its terms including the recommendation to our directors of the grant of stock options in accordance with the terms thereof; and

(f)
to determine and recommend for the approval of our directors’ bonuses to be paid to our executive officers and employees and to establish targets or criteria for the payment of such bonuses, if appropriate. Pursuant to the mandate and terms of reference of the Compensation Committee, meetings of the Compensation Committee are to take place at least once per year and at such other times as the Chair of the Compensation Committee may determine.

Summary Compensation Table
The following table sets forth all annual and long-term compensation for services in all capacities to our Company during the fiscal periods indicated in respect of the executive officers set out below (the “Named Executive Officers”):
Named Executive Officer and Principal Position	Year	Salary ($)	Share- based awards ($)	Option- based awards ($)(1)	Annual Incentive Plan ($)	Long-term Incentive Plan ($)	Pension Value ($)	All Other Compensation ($)	Total Compensation ($)
Alexandre Mongeon	2020	136,262	Nil	88,940	Nil	Nil	Nil	Nil	225,202
Chief Executive Officer	2019	111,635	Nil	Nil	Nil	Nil	Nil	Nil	111,635
Patrick Bobby	2020	102,606	Nil	88,940	Nil	Nil	Nil	Nil	191,546
Chief Operating Officer	2019	96,116	Nil	Nil	Nil	Nil	Nil	Nil	96,116
Kulwant Sandher	2020	70,000	761,442	81,529	Nil	Nil	Nil	Nil	912,971
Chief Financial Officer	2019	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Executive Compensation Agreements
Alexandre Mongeon, Chief Executive Officer
On April 7, 2020, our Board of Directors approved the entering into of an executive services agreement with Alexandre Mongeon with a term commencing on April 1, 2020 and expiring on April 1, 2023 (the “Mongeon Agreement”).

The Mongeon Agreement is subject to automatic renewal on a one-month to one-month term renewal basis unless we provide written notice not to renew the Mongeon Agreement no later than 30 days prior to the end of the then current or renewal term. There are no change of control provisions in the Mongeon Agreement.
Pursuant to the terms and provisions of the Mongeon Agreement: (a) Mr. Mongeon is appointed as our President and Chief Executive Officer and will undertake and perform the duties and responsibilities normally and reasonably associated with such office; (b) we shall pay to Mr. Mongeon a monthly fee of CAD$10,000; (c) provide Mr. Mongeon with employee benefits, if and when such benefits have been adopted by us, including group health insurance, accidental death and dismemberment insurance, travel accident insurance, group life insurance, short-term disability insurance, long-term disability insurance, drug coverage and dental coverage (the “Group Benefits”); (d) our Board of Directors shall, in good faith, consider the payment of reasonable industry standard annual bonuses (“Bonus”) based upon our performance and upon the achievement by Mr. Mongeon and/or the Company of reasonable management objectives to be reasonably established by our Board of Directors; and (e) Mr. Mongeon will be entitled to four weeks’ paid annual vacation per calendar year. Furthermore, our Board of Directors may from time to time, in its sole and absolute discretion, grant to Mr. Mongeon stock options exercisable into Common Shares subject to such exercise terms and conditions as may be determined by the Board of Directors.
We may terminate the employment of Mr. Mongeon under the Mongeon Agreement without any notice or any payment in lieu of notice for a serious reason. Mr. Mongeon may terminate his employment under the Mongeon Agreement for any reason by providing not less than 90 calendar days’ notice in writing to us, provided, however, that we may waive or abridge any notice period specified in such notice in our sole and absolute discretion.
The employment of Mr. Mongeon will terminate upon the death of Mr. Mongeon. Upon the death of Mr. Mongeon during the continuance of the Mongeon Agreement, we will provide Mr. Mongeon’s estate and, if applicable, Mr. Mongeon’s immediate family members with the following: (a) three month’s base salary, less any required statutory deductions, if any; (b) that portion of any then declared and/or earned or accrued Bonus, prorated to the end of the three-month period from the effective date of termination that our Board of Directors determines would likely have been paid to Mr. Mongeon; (c) any outstanding vacation pay as at the effective date of termination; (d) any outstanding expenses owing to Mr. Mongeon as at the effective date of termination; and (e) subject to our then Stock Option Plan as defined in “Stock Option Plans and Stock Options” below and the rules and policies of any regulatory authority and stock exchange having jurisdiction over us, allow Mr. Mongeon’s estate to then exercise any unexercised and fully vested portion of stock options on the effective date of termination at any time during three months from the effective date of termination.
If we elect to terminate the Mongeon Agreement without a serious reason, and provided that Mr. Mongeon is in compliance with the relevant terms and conditions of the Mongeon Agreement, we shall be obligated to provide a severance package to Mr. Mongeon as follows: (a) a cash payment equating to an aggregate of six months of the then monthly fee, less any required statutory deductions, if any; (b) that portion of any then declared and/or earned or accrued Bonus, prorated to the end of the three-month period from the effective date of termination that our Board of Directors determines would likely have been paid to Mr. Mongeon; (c) the present value, as determined by us, acting reasonably, of each of the Group Benefits that would have been enjoyed by Mr. Mongeon during the next three months from the effective date of termination; (d) any outstanding vacation pay as at the effective date of termination; (e) any outstanding expenses owing to Mr. Mongeon as at the effective date of termination; (f) maintain Mr. Mongeon’s Group Benefits for a period of six months from the effective date of termination; and (g) subject to our then Stock Option Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over us, allow Mr. Mongeon to then exercise any unexercised and fully vested portion of stock options on the effective date of termination at any time during three months from the effective date of termination.
Patrick Bobby, Chief Operating Officer
On April 7, 2020, our Board of Directors approved the entering into of an executive services agreement with Patrick Bobby with a term commencing on April 1, 2020 and expiring on April 1, 2023 (the “Bobby Agreement”).

The Bobby Agreement is subject to automatic renewal on a one-month to one-month term renewal basis unless we provide written notice not to renew the Bobby Agreement no later than 30 days prior to the end of the then current or renewal term.
Pursuant to the terms and provisions of the Bobby Agreement: (a) Mr. Bobby is appointed as our Chief Operating Officer and will undertake and perform the duties and responsibilities normally and reasonably associated with such office; (b) we shall pay to Mr. Bobby a monthly fee of CAD$10,000; (c) provide Mr. Bobby with employee benefits, if and when such benefits have been adopted by us, including group health insurance, accidental death and dismemberment insurance, travel accident insurance, group life insurance, short-term disability insurance, long-term disability insurance, drug coverage and dental coverage; (d) our Board of Directors shall, in good faith, consider the Bonus based upon our performance and upon the achievement by Mr. Bobby and/or the Company of reasonable management objectives to be reasonably established by our Board of Directors; and (e) Mr. Bobby will be entitled to four weeks’ paid annual vacation per calendar year. Furthermore, our Board of Directors may from time to time, in its sole and absolute discretion, grant to Mr. Bobby stock options exercisable into common shares subject to such exercise terms and conditions as may be determined by the Board of Directors.
We may terminate the employment of Mr. Bobby under the Bobby Agreement without any notice or any payment in lieu of notice for a serious reason. Mr. Bobby may terminate his employment under the Bobby Agreement for any reason by providing not less than 90 calendar days’ notice in writing to us, provided, however, that we may waive or abridge any notice period specified in such notice in our sole and absolute discretion.
The employment of Mr. Bobby will terminate upon the death of Mr. Bobby. Upon the death of Mr. Bobby during the continuance of the Bobby Agreement, we will provide Mr. Bobby’s estate and, if applicable, Mr. Bobby’s immediate family members with the following: (a) three month’s base salary, less any required statutory deductions, if any; (b) that portion of any then declared and/or earned or accrued Bonus, prorated to the end of the three-month period from the effective date of termination that our Board of Directors determines would likely have been paid to Mr. Bobby; (c) any outstanding vacation pay as at the effective date of termination; (d) any outstanding expenses owing to Mr. Bobby as at the effective date of termination; and (e) subject to our then Stock Option Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over us, allow Mr. Bobby’s estate to then exercise any unexercised and fully vested portion of stock options on the effective date of termination at any time during three months from the effective date of termination.
If we elect to terminate the Bobby Agreement without a serious reason, and provided that Mr. Bobby is in compliance with the relevant terms and conditions of the Bobby Agreement, we shall be obligated to provide a severance package to Mr. Bobby as follows: (a) a cash payment equating to an aggregate of six months of the then monthly fee, less any required statutory deductions, if any; (b) that portion of any then declared and/or earned or accrued Bonus, prorated to the end of the three-month period from the effective date of termination that our Board of Directors determines would likely have been paid to Mr. Bobby; (c) the present value, as determined by us, acting reasonably, of each of the Group Benefits that would have been enjoyed by Mr. Bobby during the next three months from the effective date of termination; (d) any outstanding vacation pay as at the effective date of termination; (e) any outstanding expenses owing to Mr. Bobby as at the effective date of termination; (f) maintain Mr. Bobby’s Group Benefits for a period of six months from the effective date of termination; and (g) subject to our then Stock Option Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over us, allow Mr. Bobby to then exercise any unexercised and fully vested portion of stock options on the effective date of termination at any time during three months from the effective date of termination.
Kulwant Sandher, Chief Financial Officer
On August 1, 2019, we entered into a Consulting Services Agreement with Hurricane Corporate Services Ltd., an entity controlled by Mr. Kulwant Sandher (the “Consultant”), by which the Consultant would assist us in our corporate development. The agreement is for a term of twelve months, and each year it is automatically renewed for additional twelve-month terms unless notice is given otherwise 30 days prior to the automatic renewal. In exchange for the services, we pay the Consultant $10,000 each month under the Agreement, and issued 205,795 common shares.

Stock Option Plans and Stock Options
The following table sets forth, as at October 19, 2020, the equity compensation plans pursuant to which our equity securities may be issued:
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding Securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	—	$—	—
Equity compensation plans not approved by securityholders	524,324	$3.415	88,288
Total	524,324	$3.415	88,288
2020 Stock Option Plan
On January 20, 2020, our Board of Directors adopted our 2020 Stock Option Plan (the “Stock Option Plan”) under which an aggregate of 601,802 shares may be issued, subject to adjustment as described in the Stock Option Plan.
The purpose of the Stock Option Plan is to retain the services of our valued key employees, directors and consultants and such other persons as the plan administrator, which is currently the Board of Directors, shall select in accordance with the eligibility requirements of the Stock Option Plan, and to encourage such persons to acquire a greater proprietary interest in our Company, thereby strengthening their incentive to achieve the objectives of our shareholders, and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants and other persons selected by the plan administrator. The Stock Option Plan shall be administered initially by our Board of Directors, except that the Board may, in its discretion, establish a committee composed of two or more members of the Board to administer the Stock Option Plan, which committee may be an executive, compensation or other committee, including a separate committee especially created for this purpose.
Unless accelerated in accordance with the Stock Option Plan, in the event an Option holder’s Continuous Service terminates (other than upon the Option holder’s death or Disability), the Option holder may exercise his or her Option (to the extent that the Option holder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Option holder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if we terminate Continuous Service for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Option holder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate. In the event an Option holder’s Continuous Service terminates as a result of the Option holder’s death or disability, then the Option may be exercised (to the extent the Option holder was entitled to exercise such Option as of the date of death) by the Option holder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Option holder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Option holder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.
For purposes of the Stock Option Plan, unless otherwise defined in the stock option agreement between us and the optionee, “disability” shall mean unless the applicable Award Agreement says otherwise,

that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The Committee shall determine whether an optionee has incurred a disability on the basis of medical evidence acceptable to the plan administrator. Upon making a determination of disability, the Committee shall, for purposes of the Stock Option Plan, determine the date of an optionee’s termination of employment or contractual relationship.
As of October 19, 2020, we have issued 524,324 stock options under the stock option plan:
•
297,648 of these options are exercisable at $3.70 and vest in 1/12ths over a one-year period;

•
162,162 of these options are exercisable at $2.775 and vest quarterly in 1/4ths upon grant and then every three months thereafter; and

•
63,514 of these options are exercisable at $3.70 and vest monthly in 1/36ths starting one-year after their grant.

Although the exercise prices of all of these options were based on what we deemed to be the fair market value on the date that we entered into agreements to issue the options, by the date that we actually granted the 162,162 options at $2.775, we deemed the fair market value to have increased to $3.70. As a result, we expect to record an expense of $332,950 for the year ended August 31, 2020, in connection with the issuance of those options.
Outstanding Option-based Awards for Named Executive Officers and Directors
The following table reflects all option-based awards for each Named Executive Officer and director outstanding as at August 31, 2020. We do not have any other equity incentive plans other than our Stock Option Plan.
	Option – based Awards
Named Executive Officer or Director	Number of securities underlying unexercised options (#)(1)	Option exercise price ($)	Option expiration date
Alexandre Mongeon, Chief Executive Officer	64,864	$3.70	May 27, 2024
Patrick Bobby, Chief Operating Officer	64,864	$3.70	May 27, 2024
Kulwant Sandher, Chief Financial Officer	59,459	$3.70	May 27, 2024

(1)
These options were issued pursuant to our Stock Option Plan, The options were granted on May 27, 2020 and vest in equal twelfths once a month for a year.

Incentive Plan Awards
The following table provides information concerning our incentive award plans with respect to each Named Executive Officer and directors during the fiscal year ended August 31, 2020.
Named Executive Officer and Director	Option-based Awards – Value Vested During the Year ($)(1)		Non-Equity Incentive Plan Compensation – Value Vested During the Year ($)
Alexandre Mongeon, Chief Executive Officer	$	Nil
Patrick Bobby, Chief Operating Officer	$	Nil
Kulwant Sandher, Chief Financial Officer	$	Nil
Director Compensation for Fiscal 2020
We did not pay our directors for their services as directors in our fiscal 2020, although we did compensate some of our directors in that fiscal year for services that they provided as officers.
Pension Benefits
We do not have any defined benefit pension plans or any other plans providing for retirement payments or benefits.

Termination of Employment and Change of Control Benefits
Details with respect to termination of employment and change of control benefits for our directors and executive officers is reported above under the section titled “Executive Compensation Agreements.”
PRINCIPAL SHAREHOLDERS
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our common shares as of October 19, 2020 by (a) each shareholder who is known to us to own beneficially 5% or more of our outstanding common shares; (b) all directors; (c) our executive officers, and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their common shares, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their common shares.
Name	Common Shares Beneficially Owned(1)	Percentage of Common Shares Beneficially Owned(2)	Percentage of Common Shares Beneficially Owned After Offering(2)
Directors and Executive Officers:
Alexandre Mongeon, Chief Executive Officer, Director(3)(4)	2,202,597	42.0%	31.9%
Patrick Bobby, Chief Operating Officer, Director(3)(5)	2,201,181	42.0%	31.9%
Kulwant Sandher, Chief Financial Officer(6)	240,473	4.6%	3.5%
Robert Ghetti, Director(7)	1,135,302	21.6%	16.4%
Renaud Cloutier, Director	0	—	—
Steve P. Barrenechea, Director	0	—	—
Luisa Ingargiola, Director	0	—	—
Directors and Executive Officers as a Group (Seven Persons)	3,608,474	67.2%	51.3%
Other 5% or more Shareholders:
Michel Amyot(8)	567,481	10.9%	8.3%
James Stafford	547,298	10.6%	8.0%

(1)
Under Rule 13d — 3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of common shares actually outstanding on October 19, 2020.

(2)
The percentage is calculated based on (i) 5,177,677 common shares that were outstanding as of October 19, 2020, (ii) common shares deemed to be beneficially owned by such person or group if the person or group has the right to acquire the common shares within 60 days of the date as of which the information is provided and (iii) where applicable, 1,666,667 common shares sold in this offering (excluding any common shares that may be sold pursuant to the over-allotment option).

(3)
Includes (i) 2,140,506 shares held by 9134-0489 Quebec Inc. and (ii) 11,015 common shares that will be converted simultaneously with the offering from debt held by a subsidiary of 9134-0489 Quebec Inc. using (a) a conversion price that will equal the offering price per common share in this offering, which we assume to be US$9.00, the midpoint of the price range on the cover page of this prospectus and (b) an exchange rate to convert such debt to U.S. dollars of US$1.00:CDN$1.3106, the August 28, 2020 noon-buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York. This entity is jointly owned by Alexandre Mongeon and Patrick Bobby who each have dispositive and voting control over it.

(4)
Includes common shares underlying 37,835 options that have vested or will vest within the next 60 days. Includes common 13,240 shares that will be converted simultaneously with the offering from debt using (a) a conversion price that will equal the offering price per common share in this offering, which we assume to be US$9.00, the midpoint of the price range on the cover page of this prospectus and (b) an exchange rate to convert such debt to U.S. dollars of US$1.00:CDN$1.3106, the August 28, 2020 noon-buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York.

(5)
Includes common shares underlying 37,835 options that have vested or will vest within the next 60 days. Includes 11,824 common shares that will be converted simultaneously with the offering from debt using (a) conversion price that will equal the offering price per common share in this offering, which we assume to be US$9.00, the midpoint of the price range on the cover page of this prospectus and (b) an exchange rate to convert such debt to U.S. dollars of US$1.00:CDN$1.3106, the August 28, 2020 noon-buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York.

(6)
205,795 of these shares are held by KPAC Holding Ltd., an entity over which Kulwant Sandher has dispositive and voting control. Also includes common shares underlying 34,678 options that have vested or will vest within the next 60 days.

(7)
Includes (i) 1,066,895 shares held by Société de Placements Robert Ghetti Inc., an entity over which Robert Ghetti has dispositive and voting control, (ii) 30,572 common shares that will be converted simultaneously with the offering from debt held by Robert Ghetti and entities over which Robert Ghetti has dispositive and voting control using (a) a conversion price that will equal the offering price per common share in this offering, which we assume to be US$9.00, the midpoint of the price range on the cover page of this prospectus and (b) an exchange rate to convert such debt to U.S. dollars of US$1.00:CDN$1.3106, the August 28, 2020 noon-buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York and (iii) common shares underlying 37,835 options that have vested or will vest within the next 60 days.

(8)
Includes (i) 536,805 shares held by Gestion Toyma Inc., an entity over which Michel Amyot has dispositive and voting control, (ii) 14,912 common shares that will be converted simultaneously with the offering from debt held by Gestion Toyma Inc. using (a) a conversion price that will equal the offering price per common share in this offering, which we assume to be US$9.00, the midpoint of the price range on the cover page of this prospectus and (b) an exchange rate to convert such debt to U.S. dollars of US$1.00: 1.3106, the August 28, 2020 noon-buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York and (iii) 15,764 common shares underlying options held by Michel Amyot that have vested or will vest within the next 60 days.

The information as to shares beneficially owned, not being within our knowledge, has been furnished by the officers and directors.
As at October 19, 2020, there were 59 holders of record of our common shares, of which there were four record shareholders in the United States who hold approximately 1.1% of our common shares on the date thereof.
RELATED-PARTY TRANSACTIONS
In addition to employment and consulting agreements described elsewhere in this prospectus, we have entered into the following transactions with our directors, officers, promoters and shareholders who beneficially own more than 10% of our common shares:

•
We respectively sold $455,531 and $372,719 of boats, parts, services and other items to EB Rental Ltd. in our 2019 and 2018 fiscal years. Our Chief Executive Officer is an affiliate of EB Rental Ltd., an entity that rents electric boats at the Lido Marina Village in Newport, California. In addition, in the six months ended February 29, 2020, we generated revenue of $66,077 from the sale of parts and boat maintenance with EB Rental Ltd. There was no written agreement for any of these sales.;

•
We respectively paid rent to California Electric Boat Company Inc. for the use of our manufacturing space and offices totaling $143,376 and $35,056 in our 2019 and 2018 fiscal years. Our Chief Executive Officer is an affiliate of California Electric Boat Company. The manufacturing space and offices are in two adjacent units each under a separate lease. One lease is for approximately 3,600 square feet, has a monthly rent of approximately $3,000 and expires on June 30, 2024. The other lease is for approximately 8,210 square feet, has a monthly rent of approximately $8,550 and expires on May 31, 2022;

•
We advanced California Electric Boat Company Inc. $40,310 and $38,710 in our 2019 and 2018 fiscal years. Our Chief Executive Officer is an affiliate of California Electric Boat Company. The advances were not pursuant to a written agreement and have subsequently been repaid; and

We have received advances from related parties some of which are current and other of which are non-current. All of these advances to and from related parties are non-interest bearing and have no specified terms of repayment. The following amounts were due to related parties as of both February 29, 2020 and October 19, 2020:
Non-Current advances from shareholders or indirect shareholders subordinated in favor of the Company’s lender:
Alexandre Mongeon	$141,972
Patrick Bobby	$139,472
Robert Ghetti	$64,749
Immobilier R. Ghetti Inc.	$16,487
Société de Placement Robert Ghetti Inc.	$279,376
Gestion Toyma	$151,500
Total:	$793,556
Current advances from shareholders or indirect shareholders:
9335-1427 Quebec Inc.	$129,932
Gestion Toyma Inc.	$24,394
Alexandre Mongeon	$14,201
Total:	168,527
Due to shareholders and included in Trade and other payables
Alexandre Mongeon	$39,668
Patrick Bobby	$5,091
Total:	$44,759

•
We have entered into written subscription agreements with the holders of $962,083 of the related-party debt listed above (representing the current and non-current advances) to convert that related-party debt into our common shares simultaneous with this offering. The related-party debt will convert at the per share offering price in this offering. Using a US$9.00 per common share offering price, the midpoint of the price range on the cover page of this prospectus and a U.S. dollar to Canadian dollar exchange rate of US$1.00:CDN$1.3016, the August 28, 2020 noon-buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York, the related-party debt would convert into 82,128 common shares;

•
In August 2020, we entered into a subscription agreement, in a form that we have used for most of our private placements in 2020, with James Stafford for the sale of 547,298 common shares at a price per share of $3.70 in exchange for $2,025,000. As a result of this sale, Mr. Stafford beneficially owns approximately 10.8% of our common shares. Prior to entering into the subscription agreement, we had issued Mr. Stafford 12,162 common shares as a finder’s fee in connection with other private placements made in 2020.

MATERIAL AGREEMENTS
We have not entered into any material agreements other than in the ordinary course of business and other than those described in this prospectus.
MARKET FOR OUR SECURITIES
There is currently no market for our common shares. We have applied to have our common shares listed on the Nasdaq Capital Market under the symbol “VMAR”. The offering that we are conducting with the prospectus will not close unless the Nasdaq Capital Market has approved our common shares for listing.
SECURITIES ELIGIBLE FOR FUTURE SALE
Common Shares
Upon completion of this offering at an assumed offering price of US$9.00 per common share, we will have 6,844,344 common shares outstanding, not including (i) shares underlying underwriter’s warrants (please see below “Underwriter’s Warrants”), (ii) any shares that may be sold pursuant to the underwriter’s over-allotment option and (iii) any shares underlying warrants that may be sold pursuant to the underwriter’s over-allotment option. All of the common shares sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our common share in the public market could adversely affect prevailing market prices of our common share. Prior to this offering, there has been no public market for our common shares. We have applied to list the common shares on the Nasdaq Capital Market under the symbol “VMAR”.
Additionally, we had 524,324 options outstanding as of October 19, 2020. We had no warrants outstanding as of October 19, 2020.
Underwriter’s Warrants
In addition to cash compensation, we have agreed to issue to the underwriter warrants to purchase up to a total of 91,667 common shares (equal to 5.5% of the common shares sold in this offering, or 105,417 common shares if the underwriter exercises its option in full), at an exercise price equal to US$11.25 per common share assuming an offering price of US$9.00 per common share. The warrants will be exercisable from time to time, in whole or in part, from six months after the effective date of the registration statement of which this prospectus forms a part until five years from the effective date of the registration statement. The warrants are exercisable at a per share price equal to 125% of the per share offering price. The warrants are also exercisable on a cashless basis. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriter (or permitted assignees under FINRA Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering, except as provided for in FINRA Conduct Rule 5110(g)(2). The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, subdivisions, combinations, reclassification, merger or consolidation.
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:
•
1% of the number of common shares then outstanding, which will equal 68,443 shares immediately after our initial public offering, or

•
the average weekly trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 701
In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of our initial public offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.
ARTICLES OF INCORPORATION OF OUR COMPANY
Our company was incorporated under the laws of the Province of Québec, Canada on August 27, 2012 under the name Riopel Marine, Inc. We amended our Articles on April 22, 2020 to change our name to Vision Marine Technologies Inc. The following is a description of certain sections of our Articles of Incorporation as amended and as modified by our Bylaws.
Remuneration of Directors
Our directors are entitled to the remuneration for acting as directors as the directors may from time to time determine. Unless otherwise provided for in a unanimous shareholder’s agreement, the board Directors fixes, from time to time, by resolution, the remuneration of the directors. In addition, the board of directors, may, by resolution, grant special compensation to a director who performs a specific or additional mandate on behalf of the Corporation. Directors also have the right to be reimbursed for travel expenses and all reasonable costs and expenses incurred in the exercise of their duties.
Number of Directors
According to Article 11 of our Internal By-laws, under Section D. Interpretation, the number of directors is indicated in the articles. If the articles provide for a minimum and a maximum number of directors, the board of directors is composed of the fixed number of directors, between these minimum and maximum numbers, determined by resolution of the board of directors, or failing that by shareholder resolution. An amendment to the articles which reduces the number of directors does not end the mandate of the directors in office.
Directors
Our directors are elected each year at the annual shareholder’s meeting. The election of a director is made by plurality of votes; the candidates who collect the greatest number of votes are elected in descending order, up to the number of positions to be filled. Our Articles provide that the Board may, between annual meetings, appoint one or more additional directors to serve until the next annual meeting, but the number of additional directors must not at any time exceed the fixed or maximum number of directors provided for by the articles.

Our By-laws provide that our directors may from time to time on behalf of our company, without shareholder approval:
•
Take out loans;

•
Issue, reissue, sell or mortgage its debt securities;

•
Give security for the performance of another person’s obligation;

•
Mortgage all or part of his property, present or future, in order to guarantee the performance of any obligation;

•
Fill vacancies in the directors or the auditor or to appoint additional directors;

•
Appoint the chairman of the Corporation and the chairman of the board of directors, the head of management, the head of operations or the head of finance, and fix their remuneration;

•
Authorize the issue of shares;

•
Approve the transfer of unpaid shares;

•
Declare dividends;

•
Acquire, in particular by purchase, redemption or exchange, shares issued by the Corporation;

•
Subdivide, redesign or convert shares;

•
Authorize the payment of a commission to a person who purchases shares or other securities in the Corporation, or who undertakes to buy or to have these shares or values purchased;

•
Approve the financial statements presented at annual meetings of shareholders;

•
Adopt the rules of procedure, modify or repeal them;

•
Authorize calls for payments;

•
Authorize the confiscation of shares;

•
Approve an amendment to the articles allowing the series division of a class of unissued shares and establish the designation, rights and restrictions;

•
Approve a simplified merger.

Authorized Capital
Our Certificate of Incorporation, as amended by our Articles of Amendment, provides that our authorized capital consists of one (1) class of shares, being an unlimited number of common shares without par value, issuable in four series, of which an unlimited number are designated as Voting Common Shares — Series Founder, an unlimited number are designated as Voting Common Shares — Series Investor 1, an unlimited number are designated as Voting Common Shares — Series Investor 2 and an unlimited number are designated as Non-Voting Common Shares.
Rights, Preferences and Restrictions Attaching to Our Shares
Our Voting Common Shares, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions attaching to our Voting Common Shares:
•
To vote at every shareholders’ meeting and receive a notice of meeting; each shareholder has one vote per share during the meeting;

•
Voting Common Shares carry the right to receive any dividend;

•
Voting Common Shares have the right to share the remainder of the assets in the event of the liquidation or dissolution of the Corporation.

Our Non-Voting Common Shares, subject to the Business Corporations Act, are entitled to the following rights, privileges, restrictions and conditions attaching to our Non-Voting Common Shares:
•
Non-Voting Common Shares do not carry the right to vote at shareholder meetings or to receive notice of such meetings;

•
Non-Voting Common Shares carry the right to receive any dividend;

•
Non-Voting Common Shares have the right to share the remainder of the assets in the event of the liquidation or dissolution of the Corporation.

Shareholder Meetings
The Business Corporations Act provides that: (i) the corporation must hold an annual meeting of shareholders; if necessary, it can hold one or more special shareholder’s meetings; (ii) shareholders meeting may be held in Quebec, in any place chosen by the board of directors, or may be held at a location outside Quebec if the articles allow it, or if all the shareholders entitled to vote agree; (iii) an annual meeting must be held within 18 months of the incorporation of the Corporation and, thereafter, within 15 months of the previous annual meeting; (iv) the board of directors may at any time call a special meeting; (v) shareholders holding at least 10% of the shares giving the right to vote at the special meeting requested to be convened may, by means of a notice, request the board of directors to convene a special meeting for the purposes set out in their request.
Pursuant to Article 69 of our By-laws, a shareholder or proxy holder who is entitled to participate in a meeting of shareholders may do so by any means, if all shareholders and proxy holders participating in the meeting are able to communicate with each other; each shareholder participating by such means shall be deemed to be present at the meeting.
LIMITATIONS ON RIGHTS OF NON-CANADIANS
Vision Marine Technologies Inc. is incorporated pursuant to the laws of the Province of Quebec, Canada. There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common shares, other than withholding tax requirements. Any such remittances to United States residents are generally subject to withholding tax, however no such remittances are likely in the foreseeable future. See “Certain Canadian Federal Income Tax Considerations For Non-Canadian Holders,” below.
There is no limitation imposed by Canadian law or by the charter or other constituent documents of our company on the right of a non-resident to hold or vote common shares of our company. However, the Investment Canada Act (Canada) (the “Investment Act”) has rules regarding certain acquisitions of shares by non-residents, along with other requirements under that legislation.
The following discussion summarizes the principal features of the Investment Act for a non-resident who proposes to acquire common shares of our company. The discussion is general only; it is not a substitute for independent legal advice from an investor’s own advisor; and it does not anticipate statutory or regulatory amendments.
The Investment Act is a federal statute of broad application regulating the establishment and acquisition of Canadian businesses by non-Canadians, including individuals, governments or agencies thereof, corporations, partnerships, trusts or joint ventures (each an “entity”). Investments by non-Canadians to acquire control over existing Canadian businesses or to establish new ones are either reviewable or notifiable under the Investment Act. If an investment by a non-Canadian to acquire control over an existing Canadian business is reviewable under the Investment Act, the Investment Act generally prohibits implementation of the investment unless, after review, the Minister of Innovation, Science and Economic Development, is satisfied that the investment is likely to be of net benefit to Canada.
A non-Canadian would acquire control of our company for the purposes of the Investment Act through the acquisition of common shares if the non-Canadian acquired a majority of the common shares of our company.
Further, the acquisition of less than a majority but one-third or more of the common shares of our company would be presumed to be an acquisition of control of our company unless it could be established that, on the acquisition, our company was not controlled in fact by the acquirer through the ownership of common shares.

For a direct acquisition that would result in an acquisition of control of our company, subject to the exception for “WTO-investors” that are controlled by persons who are resident in World Trade Organization (“WTO”) member nations, a proposed investment would be reviewable where the value of the acquired assets is $5 million or more, or if an order for review was made by the federal cabinet on the grounds that the investment related to Canada’s cultural heritage or national identity, where the value of the acquired assets is less than $5 million.
For a proposed indirect acquisition that by an investor other than a so-called WTO investor that would result in an acquisition of control of our company through the acquisition of a non-Canadian parent entity, the investment would be reviewable where the value of the assets of the entity carrying on the Canadian business, and of all other entities in Canada, the control of which is acquired, directly or indirectly is $50 million or more. The threshold is reduced to $5 million or more for a direct acquisition of control of the company by a non-WTO investor.
In the case of a direct acquisition by or from a “WTO investor”, the threshold is significantly higher. An investment in common shares of our company by a WTO investor would be reviewable only if it was an investment to acquire control of the company and the enterprise value of the assets of the company was equal to or greater than a specified amount, which is published by the Minister after its determination for any particular year. This amount is currently $1.075 billion (unless the WTO member is party to one of a list of certain free trade agreements, in which case the amount is currently $1.613 billion); beginning January 1, 2019, both thresholds will be adjusted annually by a GDP (Gross Domestic Product) based index.
The higher WTO threshold for direct investments and the exemption for indirect investments do not apply where the relevant Canadian business is carrying on a “cultural business”. The acquisition of a Canadian business that is a “cultural business” is subject to lower review thresholds under the Investment Act because of the perceived sensitivity of the cultural sector.
In 2009, amendments were enacted to the Investment Act concerning investments that may be considered injurious to national security. If the Minister of Innovation, Science and Economic Development has reasonable grounds to believe that an investment by a non-Canadian “could be injurious to national security,” the Minister of Innovation, Science and Economic Development may send the non-Canadian a notice indicating that an order for review of the investment may be made. The review of an investment on the grounds of national security may occur whether or not an investment is otherwise subject to review on the basis of net benefit to Canada or otherwise subject to notification under the Investment Act. To date, there is neither legislation nor guidelines published, or anticipated to be published, on the meaning of “injurious to national security.” Discussions with government officials suggest that very few investment proposals will cause a review under these new sections. In 2016, the government of Canada released a set of guidelines for the national security review process. The guidelines state that, in assessing a proposed investment under the national security provisions of the Investment Act, the nature of the asset or business activities and the parties, including the potential for third party influence, involved in the transaction will be considered. The guidelines also provide a list of factors that may be taken into account to determine whether a review of an investment on national security grounds will be conducted.
Certain transactions, except those to which the national security provisions of the Investment Act may apply, relating to common shares of our company are exempt from the Investment Act, including
(a)
the acquisition of our common shares by a person in the ordinary course of that person’s business as a trader or dealer in securities,

(b)
the acquisition of control of our company in connection with the realization of security granted for a loan or other financial assistance and not for a purpose related to the provisions on the Investment Act, and

(c)
the acquisition of control of our company by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of our company, through the ownership of common shares, remained unchanged.

MATERIAL INCOME TAX INFORMATION
Material Canadian Federal Income Tax Considerations for Non-Canadian Holders
The following summary describes, as of the date hereof, the material Canadian federal income tax considerations generally applicable to a purchaser who acquires, as a beneficial owner, common shares pursuant to this offering and who, at all relevant times, for the purposes of the application of the Income Tax Act (Canada) and the Income Tax Regulations, or, collectively, the Canadian Tax Act, (1) is not, and is not deemed to be, resident in Canada for purposes of the Canadian Tax Act and any applicable income tax treaty or convention; (2) deals at arm’s length with us; (3) is not affiliated with us; (4) does not use or hold, and is not deemed to use or hold, common shares in a business carried on in Canada; (5) has not entered into, with respect to the common shares, a “derivative forward agreement” as that term is defined in the Canadian Tax Act and (6) holds the common shares as capital property (a “Non-Canadian Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Canadian Holder that is an insurer carrying on an insurance business in Canada and elsewhere.
This summary is based on the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act and the Canada-United States Tax Convention (1980), as amended, or the Canada-U.S. Tax Treaty, publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof the (“Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.
This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Canadian Holder and no representation with respect to the Canadian federal income tax consequences to any particular Non-Canadian Holder or prospective Non-Canadian Holder is made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers should consult with their own tax advisors for advice with respect to their own particular circumstances.
Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of the common shares must be converted into Canadian dollars based on the exchange rates as determined in accordance with the Canadian Tax Act. The amount of any dividends required to be included in the income of, and capital gains or capital losses realized by, a Non-Canadian Holder may be affected by fluctuations in the Canadian exchange rate.
Dividends
Dividends paid or credited on the common shares or deemed to be paid or credited on the common shares to a Non-Canadian Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Canadian Holder is entitled under any applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident. For example, under the Canada-U.S. Tax Treaty, where dividends on the common shares are considered to be paid to or derived by a Non-Canadian Holder that is a beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits of, the Canada-U.S. Tax Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%.
Dispositions
A Non-Canadian Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of a Common Share, unless the common shares are “taxable Canadian property” to the Non-Canadian Holder for purposes of the Canadian Tax Act and the Non-Canadian Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Canadian Holder is resident.

Generally, the common shares will not constitute “taxable Canadian property” to a Non-Canadian Holder at a particular time provided that the common shares are listed at that time on a “designated stock exchange” (as defined in the Canadian Tax Act), which includes the Nasdaq, unless at any particular time during the 60-month period that ends at that time (i) one or any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, has owned 25% or more of the issued shares of any class or series of our capital stock, and (ii) more than 50% of the fair market value of the common shares was derived, directly or indirectly, from one or any combination of: (i) real or immoveable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Canadian Tax Act), (iii) “timber resource properties” (as defined in the Canadian Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Canadian Tax Act, common shares could be deemed to be “taxable Canadian property.” Non-Canadian Holders whose common shares may constitute “taxable Canadian property” should consult their own tax advisors.
Material United States Federal Income Tax Considerations
The following is a general summary of material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from the acquisition, ownership and disposition of our securities. This summary applies only to U.S. Holders that acquire securities pursuant to this prospectus, hold our common shares as capital assets within the meaning of Section 1221 of the Code (as defined below) and have the U.S. dollar as their functional currency.
This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition, ownership and disposition of our common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. In addition, this summary does not address the U.S. federal alternative minimum, net investment income, U.S. federal estate and gift, U.S. Medicare contribution, U.S. state and local, or non-U.S. tax consequences of the acquisition, ownership or disposition of our common shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each U.S. Holder should consult its own tax advisor regarding all U.S. federal, U.S. state and local and non-U.S. tax consequences of the acquisition, ownership and disposition of our common shares.
No opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership or disposition of our common shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, any position taken in this summary. In addition, because the authorities upon which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.
The following discussion does not describe all the tax consequences that may be relevant to any particular U.S. Holders, including those subject to special tax situations such as:
•
banks and certain other financial institutions;

•
regulated investment companies;

•
real estate investment trusts;

•
insurance companies;

•
broker-dealers;

•
traders that elect to mark-to-market;

•
tax-exempt entities or governmental organizations;

•
individual retirement accounts or other tax deferred accounts;

•
persons deemed to sell our common shares under the constructive sale provisions of the Code;

•
persons liable for alternative minimum tax or the Medicare contribution tax on net investment income;

•
U.S. expatriates;

•
persons holding our common shares as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

•
persons that directly, indirectly, or constructively own 10% or more of the total combined voting power or total value of our common shares;

•
persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

•
persons who acquired our common shares pursuant to the exercise of any employee share option or otherwise as compensation;

•
persons subject to special tax accounting rules as a result of any item of gross income with respect to our common shares being taken into account in an applicable financial statement; or

•
persons holding our common shares through partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON SHARES.
As used herein, the term “U.S. Holder” means a beneficial owner of our common shares that, for U.S. federal income tax purposes, is or is treated as:
•
an individual who is a citizen or resident of the United States;

•
a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The tax treatment of a partner (or other owner) in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our common shares, and such entity or arrangement, generally will depend on such partner’s (or other owner’s) status and the activities of such entity or arrangement. A U.S. Holder that is a partner (or other owner) in such an entity or arrangement should consult its tax advisor.

Dividends and Other Distributions on Our Common Shares
Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us with respect to our common shares (including the amount of non-U.S. taxes withheld therefrom, if any) generally will be includible as dividend income in a U.S. Holder’s gross income in the year received, to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions will be reported as dividends for U.S. federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations.
Dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rate, provided that (1) our common shares are readily tradable on an established securities market in the United States, (2) we are neither a passive foreign investment company (as discussed below) nor treated as such with respect to the U.S. Holder for our taxable year in which the dividend is paid or the preceding taxable year, (3) the U.S. Holder satisfies certain holding period requirements, and (4) the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Under IRS authority, common shares generally are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Capital Market, as our common shares are expected to be. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to our common shares.
The amount of any distribution paid in foreign currency will be equal to the U.S. dollar value of such currency, translated at the spot rate of exchange on the date such distribution is actually or constructively received by the U.S. Holder, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder generally should not recognize any foreign currency gain or loss in respect of such distribution if such foreign currency is converted into U.S. dollars on the date received by the U.S. Holder. Any further gain or loss on a subsequent conversion or other disposition of the currency for a different U.S. dollar amount will be U.S. source ordinary income or loss.
Dividends on our common shares generally will constitute foreign source income for foreign tax credit limitation purposes. Subject to certain complex conditions and limitations, non-U.S. taxes withheld, if any, on any distributions on our common shares may be eligible for credit against a U.S. Holder’s U.S. federal income tax liability. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our common shares will generally constitute “passive category income.” The U.S. federal income tax rules relating to foreign tax credits are complex, and U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit in their particular circumstances and the possibility of claiming an itemized deduction (in lieu of the foreign tax credit) for any foreign taxes paid or withheld.
Sale or Other Taxable Disposition of Our Common Shares
Subject to the passive foreign investment company rules discussed below, upon a sale or other taxable disposition of our common shares, a U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such common shares. Any such gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in common shares exceeds one year. Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations. Gain or loss, if any, recognized by a U.S. Holder on the sale or other taxable disposition of our common shares generally will be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes.
If the consideration received upon the sale or other disposition of our common shares is paid in foreign currency, the amount realized will be the U.S. dollar value of the payment received, translated at the spot rate of exchange on the date of the sale or other taxable disposition. If our common shares are treated as traded on an established securities market, a cash basis U.S. Holder or an accrual basis U.S.

Holder who has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the IRS) will determine the U.S. dollar value of the amount realized in foreign currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If our common shares are not treated as traded on an established securities market, or the relevant U.S. Holder is an accrual basis taxpayer that does not make the special election, such U.S. Holder will recognize foreign currency gain or loss to the extent attributable to any difference between the U.S. dollar amount realized on the date of sale or disposition (as determined above) and the U.S. dollar value of the currency received translated at the spot rate on the settlement date.
A U.S. Holder’s initial U.S. federal income tax basis in our common shares generally will equal the cost of such common shares. If a U.S. Holder used foreign currency to purchase the common shares, the cost of the common shares will be the U.S. dollar value of the foreign currency purchase price on the date of purchase, translated at the spot rate of exchange on that date. If our common shares are treated as traded on an established securities market and the relevant U.S. Holder is either a cash basis taxpayer or an accrual basis taxpayer who has made the special election described above, the U.S. Holder will determine the U.S. dollar value of the cost of such common shares by translating the amount paid at the spot rate of exchange on the settlement date of the purchase.
Passive Foreign Investment Company Considerations
We will be classified as a passive foreign investment company (a “PFIC”) for any taxable year if either: (1) at least 75% of our gross income is “passive income” for purposes of the PFIC rules or (2) at least 50% of the value of our assets (determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.
Under the PFIC rules, if we were considered a PFIC at any time that a U.S. Holder holds our common shares, we would continue to be treated as a PFIC with respect to such U.S. Holder unless (1) we cease to qualify as a PFIC under the income and asset tests discussed in the prior paragraph and (2) the U.S. Holder has made a “deemed sale” election under the PFIC rules.
Based on the anticipated market price of our common shares in the offering and the current and anticipated composition of our income, assets and operations, we do not expect to be treated as a PFIC for the current taxable year or in the foreseeable future. This is a factual determination, however, that depends on, among other things, the composition of our income and assets and the market value of our shares and assets from time to time, and thus the determination can only be made annually after the close of each taxable year. Therefore, there can be no assurance that we will not be classified as a PFIC for the current taxable year or for any future taxable year.
If we are considered a PFIC at any time that a U.S. Holder holds our common shares, any gain recognized by a U.S. Holder on a sale or other disposition of our common shares, as well as the amount of any “excess distribution” (defined below) received by the U.S. Holder, would be allocated ratably over the U.S. Holder’s holding period for our common shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year prior to the year in which we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For the purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on its common shares exceeds 125% of the average of the annual distributions on our common shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter.
Certain elections may be available that would result in alternative treatments (such as qualified electing fund treatment or mark-to-market treatment) of our common shares if we are considered a PFIC. We do not intend to provide the information necessary for U.S. Holders of our common shares to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for an investment in a PFIC described above. If we are treated as a PFIC with respect to a U.S.

Holder for any taxable year, the U.S. Holder will be deemed to own shares in any of our subsidiaries that are also PFICs. However, an election for mark-to-market treatment would likely not be available with respect to any such subsidiaries.
If we are considered a PFIC, a U.S. Holder will also be subject to annual information reporting requirements. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in our common shares.
U.S. Information Reporting and Backup Withholding
Dividend payments with respect to our common shares and proceeds from the sale, exchange or redemption of our common shares may be subject to information reporting to the IRS and possible U.S. backup withholding. A U.S. Holder may be eligible for an exemption from backup withholding if the U.S. Holder furnishes a correct taxpayer identification number and makes any other required certification or is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS and furnishing any required information.
Additional Information Reporting Requirements
A U.S. Holder that acquires common shares generally will be required to file Form 926 with the IRS if (1) immediately after the acquisition such U.S. Holder, directly or indirectly, owns at least 10% of the common shares, or (2) the amount of cash transferred in exchange for common shares during the 12-month period ending on the date of the acquisition exceeds US$100,000. Significant penalties may apply for failing to satisfy these filing requirements. U.S. Holders are urged to contact their tax advisors regarding these filing requirements.
Certain U.S. Holders who are individuals (and certain entities) that hold an interest in “specified foreign financial assets” (which may include our common shares) are required to report information relating to such assets, subject to certain exceptions (including an exception for common shares held in accounts maintained by certain financial institutions). Penalties can apply if U.S. Holders fail to satisfy such reporting requirements. U.S. Holders should consult their tax advisors regarding the applicability of these requirements to their acquisition and ownership of our common shares.
THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR COMMON SHARES UNDER THE INVESTOR’S OWN CIRCUMSTANCES.
UNDERWRITING
We have entered into an underwriting agreement, dated, 2020, with ThinkEquity, a division of Fordham Financial Management, Inc., acting as the sole book-running manager (sometimes referred to as the “Representative”). Subject to the terms and conditions of the underwriting agreement, the underwriter named below has agreed to purchase, and we have agreed to sell to it, the number of common shares at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:
Name of Underwriter	Number of common shares
ThinkEquity, a division of Fordham Financial Management, Inc.
Total
The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of common shares offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by its counsel and other conditions specified in the underwriting agreement. The common shares are offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by it. The underwriter reserves the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriter is obligated to take and pay for all of the common shares offered by this prospectus if any such shares are taken.
We have agreed to indemnify the underwriter and certain of its affiliates and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), among others, against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.
Discounts and Commissions
The underwriter proposes to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus. After the offering to the public, the offering price and other selling terms may be changed by the underwriter without changing the proceeds we will receive from the underwriter.
The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us. The underwriting commissions are 7.0% of the public offering price. We have also agreed to pay a non-accountable expense allowance to the underwriter equal to 1% of the gross proceeds received at the closing of the offering.
	Per Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	US$	US$	US$
Underwriting discount (7%)	US$	US$	US$
Non-accountable expense allowance (1%)	US$	US$	US$
Proceeds, before expenses, to us	US$	US$	US$
We have also agreed to pay certain of the Representative’s expenses relating to the offering, including the fees and expenses of the Representative’s legal counsel and for the underwriter’s use of Ipreo’s book-building, prospectus tracking and compliance software for this offering, totaling US$192,500.
Our total estimated expenses of the offering, including the non-accountable expense allowance, registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately US$600,000 .
Over-Allotment Option
We have granted a 45-day option to the Representative to purchase up to 250,000 additional common shares at the public offering price from us solely to cover over-allotments, if any, less underwriting discounts and commissions.
Representative’s Warrants
Upon closing of this offering, we have agreed to issue to the Representative as compensation warrants to purchase a number of shares of common stock equal to 5.5% of the aggregate number of common shares of common stock sold in this offering (the “Representative’s Warrants”). The Representative’s Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, during the four- and one-half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part.
The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement. In addition, the warrants provide for registration rights upon request, in certain cases. The one-time demand registration right provided will not be greater than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(f)(2)(G)(iv). The unlimited piggyback registration right provided will not be greater than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.
Discretionary Accounts
The underwriter does not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.
Lock-Up Agreements
Pursuant to “lock-up” agreements, we, our executive officers and directors, and our stockholders, have agreed, without the prior written consent of the Representative, not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common shares, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common shares, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common shares or securities convertible into or exercisable or exchangeable for common shares or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 180 days from the date of this prospectus.
Right of First Refusal
We have granted the Representative a right of first refusal, for a period of twenty-four (24) months from the closing of the offering, to act as sole and exclusive investment banker, book-runner, financial advisor, underwriter and/or placement agent, at the underwriter’s sole and exclusive discretion, for each and every future public and private equity and debt offering, including all of our equity linked financings (each, a “Subject Transaction”), or any successor (or any of our subsidiaries), on terms and conditions customary to the Representative for such Subject Transactions.
Nasdaq Capital Market
We have applied to have our common shares listed on the Nasdaq Capital Market under the symbol “VMAR”. Our application might not be approved and the consummation of this offering is contingent upon such approval. There is no established public trading market for the common shares, and such a market might never develop.
Price Stabilization, Short Positions and Penalty Bids
In order to facilitate the offering of our securities, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the offering, the underwriter may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of shares of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of securities in the offering. The underwriter may close out any covered short position by either exercising the over-allotment option to purchase shares or purchasing shares in the open market. In determining the source of shares of securities to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option to purchase shares. “Naked” short sales are sales in excess of the over-allotment option to purchase shares. The underwriter must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of securities made by the underwriter in the open market before the completion of the offering.
Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As result, the price of our securities may be higher than the price that might otherwise exist in the open market.
The underwriter makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Offer, Sale and Distribution of Securities
A prospectus in electronic format may be made available on the websites maintained by the underwriter or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares of securities to underwriter and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that may make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriter’s websites and any information contained in any other website maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part.
Other Relationships
From time to time, the underwriter and/or its affiliates may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they will receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the underwriter or any of its affiliates for any further services.
Pricing of the Offering
The public offering price was determined by negotiations between us and the Representative. Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. Neither we nor the underwriter can assure investors that an active trading market for the shares will develop or that, after the offering, the shares will trade in the public market at or above the public offering price.
Offer Restrictions Outside the United States
Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
China
The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”
United Kingdom
Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.
Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to our Company.
In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
Hong Kong
Neither the information in this document nor any other document relating to the offer has been delivered for registration to the Registrar of Companies in Hong Kong, and its contents have not been reviewed or approved by any regulatory authority in Hong Kong, nor have we been authorized by the Securities and Futures Commission in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire shares. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purpose of issue, this document or any advertisement, invitation or document relating to the shares, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to shares which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder) or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the shares is personal to the person to whom this document has been delivered by or on behalf of our company, and a subscription for shares will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. No document may be distributed, published or reproduced (in whole or in part), disclosed by or to any other person in Hong Kong or to any person to whom the offer of sale of the shares would be a breach of the CO or SFO.
EXPENSES RELATING TO THIS OFFERING
Set forth below is an itemization of the total expenses, excluding placement discounts and commissions, the underwriter’s non-accountable expenses and the underwriter’s accountable expenses, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq Capital Market listing fee, all amounts are estimates.
Securities and Exchange Commission Registration Fee	US$	2,513
Nasdaq Capital Market Listing Fee	US$	48,000
FINRA	US$	2,905
Legal Fees and Expenses	US$	154,113
Accounting Fees and Expenses	US$	20,000
Printing and Engraving Expenses	US$	5,000
Miscellaneous Expenses	US$	25,000
Total Expenses	US$	257,531
LEGAL MATTERS
Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The current address of Ortoli Rosenstadt LLP is 501 Madison Avenue, 14th Floor, New York, NY 10022. Renno & Co. is acting as our Canadian counsel. The current address of Renno & Co. is Suite 400, 3 Place Ville Marie, Montreal, Québec, H3B 2E3, Canada.
Dentons US LLP, New York, New York is acting as counsel to the underwriter.
EXPERTS
The financial statements of Vision Marine Technologies Inc. as of August 31, 2019 and August 31, 2018 and for the years respectively then ended included in this prospectus and registration statement have been so included in reliance on the report of BDO Canada LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. BDO Canada LLP has offices at 1000 De La Gauchetière Street West, Suite 200, Montréal, Québec H3B 4W5, Canada. Their telephone number is 514-931-0841.

INTERESTS OF EXPERTS AND COUNSEL
None of the named experts or legal counsel was employed on a contingent basis, owns an amount of shares in our company which is material to that person, or has a material, direct or indirect economic interest in our company or that depends on the success of the offering.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
ENFORCEABILITY OF CIVIL LIABILITIES
We are a corporation organized under the laws of Canada, and all of our directors and officers, as well as the Canadian independent registered chartered accountants named in the “Experts” section of this prospectus, reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because a substantial portion of our assets, and substantially all the assets of our directors and officers and the Canadian experts named herein, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States.
In addition, there is doubt as to the applicability of the civil liability provisions of United States federal securities law to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert United States securities laws claims in original actions instituted in Canada. However, subject to certain time limitations, a foreign civil judgment, including a United States court judgment based upon the civil liability provisions of United States federal securities laws, may be enforced by a Canadian court, provided that:
•
the judgment is enforceable in the jurisdiction in which it was given;

•
the judgment was obtained after due process before a court of competent jurisdiction that recognizes and enforces similar judgments of Canadian courts, and the court had authority according to the rules of private international law currently prevailing in Canada;

•
adequate service of process was effected and the defendant had a reasonable opportunity to be heard;

•
the judgment is not contrary to the law, public policy, security or sovereignty of Canada and its enforcement is not contrary to the laws governing enforcement of judgments;

•
the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

•
the judgment is no longer appealable; and

•
an action between the same parties in the same matter is not pending in any Canadian court at the time the lawsuit is instituted in the foreign court.

Foreign judgments enforced by Canadian courts generally will be payable in Canadian dollars. A Canadian court hearing an action to recover an amount in a non-Canadian currency will render judgment for the equivalent amount in Canadian currency.
The name and address of our agent for service of process in the United States is Corporation Service Company, 251 Little Falls Road, Wilmington, DE 19808.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement and the exhibits thereto filed by us with the SEC may be inspected at the public reference facility of the SEC listed below.
The registration statement, reports and other information filed or to be filed with the SEC by us can be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street NW, Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.
We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

INDEX TO FINANCIAL STATEMENTS

Tel: 514-931-0841 Fax: 514-931-9491	BDO Canada s.r.l./S.E.N.C.R.L./LLP 1000 De La Gachetière Street West Suite 200
www.bdo.ca	Montréal, Québec H3B 4W5
Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Vision Marine Technologies Inc.
Boisbriand, Québec
Opinion on the Financial Statements
We have audited the accompanying statements of financial position of Vision Marine Technologies Inc. (formerly known as Riopel Marine Inc.) (the “Company”) as of August 31, 2019 and 2018, the related statements of comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at August 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Restatement of Previously Issued Financial Statements
As discussed in Note 1 to the financial statements, the previously issued August 31, 2019 and 2018 financial statements have been restated to retroactively reflect a reverse stock split and a share exchange transaction. These transactions are described in Note 1.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2019.1
Montréal, Québec
October 14, 2020
BDO Canada s.r.l./S.E.N.C., une sociéte Canadienne á responsabilité limitée/sociéte en nom collectif á responsabilité limitée, est member de BDO International Limited, sociéte de droit anglaise, et fait parties du reseau international de sociétées members indépendantes BDO.
BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

1
CPA auditor, CA, public accountancy permit No. A129869.

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Statements of Financial Position
As at August 31, 2019 and 2018
	2019 $	2018 $
Assets
Current
Trade and other receivables (note 7)	101,784	59,248
Inventories (note 8)	818,811	931,706
Cash held in trust	37,500	—
Prepaid expenses	8,595	—
Grants and investment tax credits receivable	400,079	518,960
Term deposit	—	68,368
Total current assets	1,366,769	1,578,282
Advances to related parties (note 13)	40,310	38,710
Property and equipment (note 9)	507,483	355,307
Deferred income taxes (note 18)	—	20,895
Total non-current assets	547,793	414,912
Total assets	1,914,562	1,993,194
Liabilities
Current
Bank indebtedness (note 10)	283,813	87,937
Trade and other payables (note 11)	376,303	472,437
Contract liabilities (note 12)	180,072	676,070
Advances from related parties (note 13)	597,341	601,282
Current portion of long-term debt (note 14)	17,628	52,552
Current portion of obligation under finance lease (note 15)	4,377	—
Total current liabilities	1,459,534	1,890,278
Non-current
Advances from related parties (note 13)	452,723	444,732
Long-term debt (note 14)	125,862	60,977
Finance lease (note 15)	3,839	—
Deferred income taxes (note 18)	4,906	—
Total non-current liabilities	587,330	505,709
Total liabilities	2,046,864	2,395,987
Commitments (note 16)
Shareholders’ deficiency
Capital stock (note 17)	525	600
Capital stock to be issued (note 17)	37,500	—
Deficit	(170,327)	(403,393)
	(132,302)	(402,793)
	1,914,562	1,993,194
See accompanying notes

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Statements of Changes in Deficiency
For the Years Ended August 31, 2019 and 2018
	Capital stock		Capital stock to be issued $	Deficit $	Total $
	units (Restated) (note 1)	$
Shareholders’ deficiency as at August 31, 2017	3,743,491	600	—	(217,545)	(216,945)
Net and comprehensive loss	—	—	—	(185,848)	(185,848)
Shareholders’ deficiency as at August 31, 2018	3,743,491	600	—	(403,393)	(402,793)
Net and comprehensive income	—	—	—	233,066	233,066
Repurchase of capital stock (note 17)	(467,936)	(75)	—	—	(75)
Subscriptions to capital stock received in advance of issuance (note 17)	—	—	37,500	—	37,500
Shareholders’ deficiency as at August 31, 2019	3,275,555	525	37,500	(170,327)	(132,302)
See accompanying notes

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Statements of Comprehensive Income
For the Years Ended August 31, 2019 and 2018
	2019 $	2018 $
Revenues (notes 13 and 21)	2,869,377	1,271,566
Cost of sales (note 22)	1,584,013	769,839
Gross profit	1,285,364	501,727
Expenses
Office salaries and benefits	372,961	105,101
Rent	204,596	108,137
Professional fees	111,653	104,294
Travel and entertainment	30,199	23,295
Advertising and promotion	157,276	111,198
Office and general	69,737	55,325
Impairment of trade and other receivables	3,729	—
Interest and bank charges	18,788	17,013
Interest on long-term debt and finance lease	15,669	22,938
Foreign exchange	1,790	(11,959)
Depreciation	1,513	500
	987,911	535,842
Earnings (loss) before income taxes	297,453	(34,115)
Income taxes
Current	38,586	65,023
Deferred	25,801	86,710
	64,387	151,733
Net and comprehensive income (loss)	233,066	(185,848)
	(Restated) (note 1)	(Restated) (note 1)
Weighted average shares outstanding	3,730,611	3,743,491
Basic and diluted income (loss) per share	0.06	(0.05)
See accompanying notes

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Statements of Cash Flows
For the Years Ended August 31, 2019 and 2018
	2019 $	2018 $
Operating activities
Net and comprehensive income (loss)	233,066	(185,848)
Depreciation	35,109	30,371
Accretion on long-term debt	5,143	9,309
Deferred income taxes	25,801	86,710
	299,119	(59,458)
Net change in non-cash working capital items Trade and other receivables	(42,536)	(23,414)
Inventories	112,895	(507,093)
Grants and investment tax credits receivable	118,881	4,047
Prepaid expenses	(8,595)	5,142
Trade and other payables	(96,134)	105,253
Contract liabilities	(495,998)	600,560
	(411,487)	184,495
	(112,368)	125,037
Investing activities
Additions to property and equipment	(175,952)	(1,755)
Advances to related parties	(1,600)	(38,252)
Term deposit	68,368	(68,368)
	(109,184)	(108,375)
Financing activities
Change in bank indebtedness	195,876	(5,795)
Increase in long-term debt	84,818	—
Repayment of long-term debt	(60,000)	(83,326)
Repayment of obligations under finance leases	(3,117)	—
Repurchase of capital stock	(75)	—
Advances from related parties	4,050	72,459
Subscriptions to capital stock received in advance of issuance	37,500	—
	259,052	(16,662)
Increase in cash and cash equivalents	37,500	—
Cash and cash equivalents – end of year	37,500	—
Cash and cash equivalents
Cash held in trust	37,500	—
See accompanying notes

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
1.
The Financial Statements originally issued on April 24, 2020 have been restated to restate all share information and earnings (loss) per share as a result of the share exchange as well as the share consolidation that occurred on January 20, 2020 and September 3, 2020, respectively (note 25). The restated share information has been reflected in the statements of changes in deficiency, earnings per share in the statement of comprehensive income (loss) and the capital stock note (note 17). In addition, disclosures related to a share-based compensation agreement have been reflected in the capital stock note (note 17) and the subsequent event note (note 25) was amended to disclose all other subsequent events that have occurred from April 25, 2020 to October 14, 2020.

2.   Incorporation and nature of business
Vision Marine Technologies Inc. (the “Company”) was incorporated on August 29, 2012 as Riopel Marine Inc.The Company changed its name to Vision Marine Technologies Inc. on April 7, 2020. The principal business of the Company is to manufacture and sell electric boats.
The head office and registered office of the Company is located at 730 Curé-Boivin boulevard, Boisbriand, Quebec, J7G 2A7.
3.   Basis of preparation
Compliance with IFRS
These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”) in effect on August 31, 2019.
The financial statements were authorized for issuance by the Board of Directors on October 14, 2020.
Basis of measurement
These financial statements are stated in Canadian dollars, which is also the Company’s functional currency, and were prepared on the historical cost basis.
Use of estimates and judgments
The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results ultimately may differ from those estimates. Areas where estimates are significant to the financial statements are disclosed in note 5.
4.   Significant accounting policies
Revenue recognition
Revenue is recognized at an amount that reflects the consideration to which the Company is expected to be entitled in exchange for transferring goods or services to a customer. For each contract with a customer, the Company:
•
identifies the contract with the customer;

•
identifies the performance obligations in the contract;

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
4.   Significant accounting policies (continued)
•
determines the transaction price which takes into account estimates of variable consideration and the time value of money;

•
allocates the transaction price to separate performance obligations on the basis of relative stand- alone selling price of each distinct good or service to be delivered; and,

•
recognizes revenue when or as each performance obligation is satisfied in a manner that depicts the transfer to the customer of the goods or services promised.

The Company enters into contracts with customers, as well as distributor agreements with specific distributors for the sale of boats.
Sale of boats
Revenue from the sale of boats, including incidental shipping fees, is recognized at the point in time when the customer obtains control of the goods, which is generally at the shipping point. In the context of its distributor agreements, control is passed at the shipping point to the distributor as the Company has no further performance obligations at that point. The amount of consideration the Company receives and the revenue recognized varies with volume rebate programs offered to distributors. When the Company offers retrospective volume rebates, it estimates the expected volume rebates based on an analysis of historical experience, to the extent that it is highly probable that a significant reversal will not occur. The Company adjusts its estimate of revenue related to volume rebates at the earlier of when the most likely amount of consideration expected to be received changes or when the consideration becomes fixed.
The Company recognizes customer deposits on the sale of boats as contract liabilities.
Sales of parts and boat maintenance
Revenue from the sale of parts and related maintenance services are recognized at the point in time when the customer obtains control of the parts and when services are completed.
Commission
Commission income is recognized at the point in time when the underlying transaction is settled.
Other
Other revenue is recognized when it is received or when the right to receive payment is established.
Cash and cash equivalents
Cash and cash equivalents includes cash in hand, cash held in trust, deposits held at call with banks, other short term highly liquid investments with original maturities of three months or less, and — for the purpose of the statement of cash flows — bank overdrafts. Bank overdrafts are shown within bank indebtedness in current liabilities on the statement of financial position.
Trade and other receivables
Trade receivables are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method, less any allowance for expected credit losses. Trade receivables are generally due for settlement within 30 days.

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
4.   Significant accounting policies (continued)
The Company has applied the simplified approach to measuring expected credit losses, which uses a lifetime expected loss allowance. To measure the expected credit loss, trade receivables have been grouped based on days overdue.
Other receivables are recognized at amortized cost, less any allowance for expected credit loss.
Inventories
Raw materials, work in progress and finished goods are stated at the lower of cost and net realizable value on a first-in first-out basis. Cost comprises of direct materials and delivery costs, direct labour, import duties and other taxes, and appropriate proportion of variable and fixed overhead expenditure based on normal operating capacity. Cost of purchased inventory are determined after deducted rebates and discounts received or receivable.
Net realizable value is the estimated selling price in the ordinary course of business less estimated costs of completion and the estimated costs necessary to make the sale.
Property and equipment
Property and equipment is stated at cost less accumulated depreciation and accumulated impairment losses, if any. Cost includes expenditures that are directly attributable to the acquisition of the asset.
Depreciation is recorded to recognize the cost of assets over their useful lives. The estimated useful lives and depreciation methods are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.
	Methods	Rates and period
Computer equipment	Declining balance method	55%
Machinery and equipment	Declining balance method	20%
Rolling stock	Declining balance method	30%
Moulds	Straight-line method	25 years
Any item of property and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales and proceeds and the carrying amount of the asset and is recognized in profit or loss.
Repairs and maintenance costs that do not improve or extend productive life are recognized in profit or loss in the period in which the costs are incurred.
Research and development
Research costs are expensed in the period in which they are incurred. Development costs are capitalized when it probable that the project will be a success considering its commercial and technical feasibility; the Company is able to use or sell the asset; the Company has sufficient resources and intent to complete its development; and its costs can be measured reliably. The Company has not capitalized any development costs.
Trade and other payables
These amounts represent liabilities for goods and services provided to the entity prior to the end of the financial year and which are unpaid. Due to their short-term nature they are measured at amortized cost and are not discounted. The amounts are unsecured and are usually paid within 30 days of recognition.

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
4.   Significant accounting policies (continued)
Taxes
Tax expense comprises current and deferred tax. Tax is recognized in the statement of operations except to the extent it relates to items recognized in other comprehensive income or directly in equity.
Current tax
Current tax expense is based on the results for the period as adjusted for items that are not taxable or not deductible. Current tax is calculated using tax rates and laws that were enacted or substantively enacted at the end of the reporting period. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. Provisions are established where appropriate on the basis of amounts expected to be paid to the tax authorities.
Deferred tax
Deferred taxes are the taxes expected to be payable or recoverable on differences between the carrying amounts of assets in the balance sheet and their corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognized for all taxable temporary differences between the carrying amounts of assets and their corresponding tax bases. Deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilized. Such assets and liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets in a transaction that affects neither the taxable profit nor the accounting profit.
Foreign currency
Transactions entered into by the Company in a currency other than their functional currency are recorded at the rates prevailing when the transactions occur. Foreign currency monetary assets and liabilities are translated at the rates prevailing at the reporting date. Exchange differences arising on the retranslation of unsettled monetary assets and liabilities are recognized immediately in profit or loss.
Provisions
Provisions are recognized when the Company has a present obligation as a result of a past event, it is probable the Company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the reporting date, taking into account the risks and uncertainties surrounding the obligation. If the time value money is material, provisions are discounted using a current pre-tax rate specific to the liability. The increase in the provision resulting from the passage of time is recognized as a finance cost.
Leases
Where substantially all of the risks and rewards incidental to ownership of a leased asset have been transferred to the Company (a “finance lease”), the asset is treated as if it had been purchased outright. The amount initially recognized as an asset is the lower of the fair value of the leased property and the present value of the minimum lease payments payable over the term of the lease. The corresponding lease commitment is shown as a liability. Lease payments are analyzed between capital and interest. The interest element is charged to profit and loss over the period of the lease and is calculated so that it represents a constant proportion of the lease liability. The capital element reduces the balance owed to the lessor.

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
4.   Significant accounting policies (continued)
Where substantially all of the risks and rewards incidental to ownership are not transferred to the Company (an “operating lease”), the total rentals payable under the lease are charged to the statement of comprehensive income on a straight-line basis over the lease term. The aggregate benefit of lease incentives is recognized as a reduction of the rental expense over the lease term on a straight-line basis.
Fair value measurement
When an asset or liability, financial or non-financial, is measured at fair value for recognition or disclosure purposes, the fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; and assumes that the transaction will take place either: in the principal market; or in the absence of a principal market, in the most advantageous market Fair value is measured using the assumptions that market participants would use when pricing the asset or liability, assuming they act in their economic best interests. For non-financial assets, the fair value measurement is based on its highest and best use. Valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, are used, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.
Assets and liabilities measured at fair value are classified into three levels, using a fair value hierarchy that reflects the significance of the inputs used in making the measurements.
Classifications are reviewed at each reporting date and transfers between levels are determined based on a reassessment of the lowest level of input that is significant to the fair value measurement.
Financial instruments
Classification and measurement of financial instruments
The Company measures its financial assets and financial liabilities at fair value on initial recognition, which is typically the transaction price unless a financial instrument contains a significant financing component. Subsequent measurement is dependent on the financial instrument’s classification which in the case of financial assets, is determined by the context of the Company’s business model and the contractual cash flow characteristics of the financial asset. Financial assets are classified into two categories: (1) measured at amortized cost and (2) fair value through profit and loss (“FVTPL”). Financial liabilities are subsequently measured at amortized cost at the effective interest rate, other than financial liabilities that are measured at FVTPL or designated as FVTPL where any change in fair value resulting from an entity’s own credit risk is recorded as other comprehensive income (“OCI”).
Amortized cost
The Company classifies trade and other receivables, term deposit, trade and other payables, long- term debt and advances to/from related parties as financial instruments measured at amortized cost. The contractual cash flows received from the financial assets are solely payments of principal and interest and are held within a business model whose objective is to collect the contractual cash flows.
Impairment of financial assets
The Company recognizes a loss allowance for expected credit losses on financial assets measured at amortized cost. The measurement of the loss allowance depends upon the Company’s assessment at the end of each reporting period as to whether the financial instrument’s credit risk has increased significantly since initial recognition, based on reasonable and supportable information that is available, without undue

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
4.   Significant accounting policies (continued)
cost or effort to obtain. Where there has been a significant increase in exposure to credit risk, a 12-month expected credit loss allowance is estimated. The amount of expected credit loss recognized is measured on the basis of the probability weighted present value of anticipated cash shortfalls over the life of the instrument discounted at the original effective interest rate.
Equity instruments
Financial instruments issued by the Company are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset. An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Company are recorded at the proceeds received, net of direct issuance costs.
The Company’s shares are classified as equity instruments.
Grants and investment tax credits receivable
Grants and investment tax credits received on capital expenditure are deducted in arriving at the carrying amount of the asset purchased. Grants and investment tax credits for revenue expenditure are netted against the cost incurred by the Company. Where retention of a government grant is dependent on the Company satisfying certain criteria, it is initially recognized as deferred income.
When the criteria for retention have been satisfied, the deferred income balance is released to the statement of comprehensive income or netted against the asset purchased.
Cost of sales are presented net of $394,715 (2018 — $691,462) of grants and investment tax credits.
Earnings per share
Basic earnings per share is calculated by dividing the profit or loss attributable to equity holders of the Company by the weighted average number of common stock outstanding during the year.
Diluted income per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of common stock outstanding, adjusted for the effects of all dilutive potential common stock. The weighted average number of common stock outstanding is increased by the number of additional common stock that would have been issued by the Company assuming exercise of all options with exercise prices below the average market price for the year.
The Company does not hold any dilutive instruments as at August 31, 2019 and 2018.
Impairment of non-financial assets
Non-financial assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the about by which the asset’s carrying amount exceeds its recoverable amount.
Recoverable amount is the higher of an asset’s fair value less costs of disposal and value-in-use. The value-in-use is the present value of the estimated cash flows relating to the asset using a pre-tax discount rate specific to the asset or cash-generating unit to which the asset belongs. Assets that do not have independent cash flows are grouped together to form a cash-generating unit.
5.   Significant accounting estimates and assumptions
The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
5.   Significant accounting estimates and assumptions (continued)
the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Estimates and judgments are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual outcomes can differ from these estimates.
Provision for impairment of inventories
The provision for impairment of inventories assessment requires a degree of estimation and judgment. The level of the provision is assessed by taking into account the recent sales experience, the ageing of inventories and other factors that affect inventory obsolescence.
Income tax
Provisions for taxes are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors. The Company reviews the adequacy of these provisions at the end of the reporting period. However, it is possible that at some future date an additional liability could result from audits by taxing authorities. Where the final outcome of these tax- related matters is different from the amounts that were initially recorded, such differences will affect the tax provisions in the period in which such determination is made.
6.   Future accounting standards issued but not yet effective
IFRS 16: Leases
The new standard brings most leases on-balance sheet for lessees under a single model, eliminating the distinction between operating and finance leases. Under IFRS 16, a lessee recognizes a right-of- use asset and a lease liability. The right-of-use asset is treated similarly to other non-financial assets and depreciated accordingly and the liability accrues interest. This will typically produce a front-loaded expense profile (whereas operating leases under IAS 17 would typically have had straight-line expenses) as an assumed linear depreciation of the right-of-use asset and the decreasing interest on the liability will lead to an overall decrease of expense over the reporting period.
The lease liability is initially measured at the present value of the lease payments payable over the lease term, discounted at the rate implicit in the lease if that can be readily determined. If that rate cannot be readily determined, the lessee shall use their incremental borrowing rate.
IFRS 16 supersedes IAS 17 Leases and related interpretations and is effective for periods beginning on or after September 1, 2019, with earlier adoption permitted if IFRS 15 Revenue from Contracts with Customers has also been applied. The Company is currently evaluating the impact of adopting this new standard.
IFRIC 23: Uncertainty over income tax treatments
IFRIC 23 provides guidance on the accounting for current and deferred tax liabilities and assets in circumstances in which there is uncertainty over income tax treatments. The interpretation requires:
•
The Company to determine whether uncertain tax treatments should be considered separately, or together as a group, based on which approach provides better predictions of the resolution;

•
The Company to determine if it is probable that the tax authorities will accept the uncertain tax treatment; and

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
6.   Future accounting standards issued but not yet effective (continued)
•
If it is not probable that the uncertain tax treatment will be accepted, measure the tax uncertainty based on the most likely amount or expected value, depending on whichever method better predicts the resolution of the uncertainty. This measurement is required to be based on the assumption that each of the tax authorities will examine amounts they have a right to examine and have full knowledge of all related information when making those examinations.

The interpretation is effective for periods beginning on or after September 1, 2019. The Company is currently evaluating the impact of adopting this new interpretation.
7.   Trade and other receivables
	2019 $	2018 $
Trade receivable	73,597	9,298
Allowance for expected credit losses	—	(3,196)
Sales taxes receivable	28,187	53,146
	101,784	59,248
Trades receivables disclosed above include amounts that are past due at the end of the reporting period for which the Company has not recognized an allowance for expected credit losses because there has not been a significant change in credit quality and the amounts are still considered recoverable.
As at August 31, 2019, trade receivables of $73,597 (2018 — $1,714) were past due but not impaired. They relate to customers with no default history. The aging analysis of these receivables is as follows:
	2019 $	2018 $
0 – 30	67,887	—
31 – 60	—	1,714
61 – 90	—	—
91 and over	5,710	—
	73,597	1,714
Movements in the allowance for expected credit losses are as follows:
	2019 $	2018 $
Opening balance	3,196	—
Provision recognized	530	3,196
Receivables written-off as uncollectable	(3,726)	—
Closing balance	—	3,196

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
8.   Inventories
	2019 $	2018 $
Raw materials	301,939	175,620
Work-in-process	147,388	361,047
Finished goods	369,484	395,039
	818,811	931,706
For the year ended August 31, 2019, inventories recognized as an expense amounted to $1,584,013 (2018 — $769,839).
For the year ended August 31, 2019, cost of sales includes depreciation of $33,596 (2018 — $29,870).
9.   Property and equipment
	Machinery and equipment $	Rolling stock $	Computer equipment $	Computer equipment under lease $	Moulds $	Total $
Cost
Balance at August 31, 2017	187,850	19,875	758	—	305,295	513,778
Additions	—	—	1,755	—	—	1,755
Balance at August 31, 2018	187,850	19,875	2,513	—	305,295	515,533
Additions	—	5,800	2,918	11,333	167,234	187,285
Balance at August 31, 2019	187,850	25,675	5,431	11,333	472,529	702,818
Accumulated depreciation
Balance at August 31, 2017	110,324	12,700	726	—	6,105	129,855
Depreciation	15,505	2,153	500	—	12,213	30,371
Balance at August 31, 2018	125,829	14,853	1,226	—	18,318	160,226
Depreciation	12,404	2,377	1,513	453	18,362	35,109
Balance at August 31, 2019	138,233	17,230	2,739	453	36,680	195,335
Net carrying amount
As at August 31, 2018	62,021	5,022	1,287	—	286,977	355,307
As at August 31, 2019	49,617	8,445	2,692	10,880	435,849	507,483
10.   Credit facility
The Company has an authorized line of credit of $250,000 and $100,000 letter of guarantee facility, renewable annually, bearing interest at prime rate plus 1%, secured by a first ranking movable hypothec of $750,000 on all assets, as well as a personal guarantee of $250,000 from the shareholders.
In 2018, the Company had an authorized line of credit of $100,000, renewable annually, bearing interest at prime rate plus 3%, secured by a second ranking movable hypothec of $185,000 on all assets, as well as a personal guarantee of $185,000 from shareholders. The line of credit was not renewed in 2019.

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
11.   Trade and other payables
	2019 $	2018 $
Trade payable	372,217	469,231
Government remittances	4,086	3,206
	376,303	472,437
12.   Contract liabilities
	2019 $	2018 $
Opening balance	676,070	75,509
Payments received in advance	140,872	676,070
Transferred to revenues	(636,870)	(75,509)
Closing balance	180,072	676,070
13.   Related party transactions
Company under common control
California Electric Boat Company Inc.
EBR Ltd.
7858078 Canada Inc
Company jointly controlled by the majority shareholder
9335-1427 Quebec Inc.
Ultimate shareholders and their individually controlled entities
Alexandre Mongeon
Patrick Bobby
Robert Ghetti
Immobilier R. Ghetti Inc.
Société de Placement Robert Ghetti Inc.
Shareholders
Gestion Toyma Inc.
Entreprises Claude Beaulac Inc. (former shareholder)
Gestion Moka Inc. (former shareholder)

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
13.   Related party transactions (continued)
The following table summarizes the Company’s related party transactions for the year:
	2019 $	2018 $
Revenues
Sales of boats
EBR Ltd.	429,132	327,932
Sales of parts and boat maintenance
EBR Ltd.	26,399	42,187
Claude Beaulac	—	1,740
Other
EBR Ltd.	—	2,600
7858078 Canada Inc	5,000	—
Expenses
Rent expense
California Electric Boat Company Inc.	143,376	35,056
At the end of the year, the amounts due to and from related parties are as follows:
	2019 $	2018 $
Advances to related party
California Electric Boat Company Inc.	40,310	38,710
Non-current advances from related parties
Alexandre Mongeon (subordinated in favor of the Company’s lender)	81,061	81,061
Patrick Bobby (subordinated in favor of the Company’s lender)	82,534	82,534
Robert Ghetti (subordinated in favor of the Company’s lender)	45,215	45,215
Immobilier R. Ghetti Inc. (subordinated in favor of the Company’s lender)	1,487	1,487
Société de Placement Robert Ghetti Inc. (subordinated in favor of the Company’s lender)	242,426	234,426
	2019 $	2018 $
Current advances from related parties
9335-1427 Quebec Inc.	104,931	100,956
Alexandre Mongeon	60,911	60,911
Patrick Bobby	56,939	56,939
Robert Ghetti	19,535	19,535
Immobilier R. Ghetti Inc.	15,000	15,000
Société de Placement Robert Ghetti Inc.	36,950	44,950
Gestion Toyma Inc.	151,500	151,500
Entreprises Claude Beaulac Inc. (former shareholder)	151,575	101,000

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
13.   Related party transactions (continued)
	2019 $	2018 $
Gestion Moka Inc. (former shareholder)	—	50,500
Advances to and from related parties are non-interest bearing and have no specified terms of repayment. Subsequent to year-end, the related parties waived their right to demand repayment until after September 1, 2020.
14.   Long-term debt
	2019 $	2018 $
Loan from Canada Economic Development for Quebec Regions, non-interest bearing, repayable in monthly instalments of $1,667 starting July 2018 and maturing in June 2023. The loan was discounted using an effective interest rate of 8.85%(a)	58,672	73,533
Term loan, bearing interest at prime rate plus 6%, repaid during the year(b)	—	39,996
Term loan, bearing interest at 6.24%, repayable in monthly instalments of $630, including principal and interest, and maturing in December 2038	84,818	—
	143,490	113,529
Current portion of long-term debt	17,628	52,552
	125,862	60,977

(a)
As security for the loan, the Company has subordinated certain advances from related parties for $452,723.

(b)
As security for the loan, the Company has subordinated certain advances from related parties for $444,732 in 2018.

Future minimum payments are as follows:
$
2020	17,628
2021	16,485
2022	15,462
2023	12,650
2024	2,982
Thereafter	71,604
15.   Finance lease
	2019 $	2018 $
Finance lease, bearing interest at 9.34%, secured by the leased equipment, payable in monthly instalments of $365 including principal and interest, maturing in November 2022	8,216	—
Current portion of obligation under finance lease	4,377	—
	3,839	—

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
15.   Finance lease (continued)
Future minimum lease payments of obligation under finance lease are as follows:
$
2020	4,377
2021	4,377
2022	365
9,119
Interest included in instalments	903
8,216
16.   Commitments
The commitments of the Company under lease agreements for premises with California Electric Boat Company Inc., a company under common control, and EB Rentals and for equipment aggregate to $543,300. The minimum annual payments are approximately as follows:
	Equipment $	Premise leases (California Electric Boat Company Inc.) $	EB Rentals $
2020	12,700	138,700	59,700
2021	12,800	138,700	—
2022	1,500	113,000	—
2023	—	36,100	—
2024	—	30,100	—
17.   Capital stock
Authorized —
Voting Common Shares
	2019 $	2018 $
Issued – 3,275,555 (2018 – 3,743,491) Class A shares	525	600
During the year ended August 31, 2019, the Company repurchased 467,936 Class A shares for a cash consideration of $75.
During the year ended August 31, 2019, the Company received subscription proceeds of $37,500 in advance of the January 20, 2020 issuance of Voting Common Shares — Series Investor 1 (note 24). As at August 31, 2019, the number of shares to be issued was undetermined and therefore the capital stock to be issued is not considered in the computation of basic and diluted earnings (loss) per share.

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
17.   Capital stock (continued)
Share based compensation
The Company signed an agreement with the Chief Financial Officer (“CFO”) of the Company to grant a company controlled by the CFO Common Shares in exchange for services rendered by the CFO. The CFO will receive 41,178 Voting Common Shares of the Company for every $500,000 tranche of qualified equity financing in which he directly assisted to raise up to a maximum of 205,795 Voting Common Shares if $2,500,000 is raised. As at August 31, 2019 no milestone had been met and it was not considered probable that they would be met, therefore the Voting Common Shares were not earned by the CFO. Consequently, the Company did not record a share based compensation expense.
18.   Income taxes
The income tax expense on the Company’s income before tax differs from the theoretical amount that would arise using the federal and provincial statutory tax rates applicable. The difference is as follows:
	2019 $	2018 $
Income taxes at the applicable tax rate of 15% (2018 – 17%)	44,618	(5,800)
Permanent differences	(6,032)	70,823
Temporary differences	25,801	86,710
Income tax expense	64,387	151,733
The following tables present the composition of deferred income tax assets and liabilities:
	Balance as at August 31, 2018 $	Recognized in profit and loss $	Balance as at August 31, 2019 $
Temporary differences
Property and equipment	(26,389)	(2,102)	(28,491)
Research and development	47,284	(23,699)	23,585
Deferred tax (liability) asset	20,895	(25,801)	(4,906)

	Balance as at August 31, 2017 $	Recognized in profit and loss $	Balance as at August 31, 2018 $
Temporary differences
Losses carried forward	62,736	(62,736)	—
Property and equipment	(12,629)	(13,760)	(26,389)
Research and development	57,498	(10,214)	47,284
Deferred tax (liability) asset	107,605	(86,710)	20,895
19.   Remuneration of directors and key management of the Company
The remuneration awarded to directors and senior key management consists of wages of $207,751 (2018 — $179,949).
20.   Capital disclosures
The Company’s objectives in managing capital are:

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
20.   Capital disclosures (continued)
•
to safeguard the entity’s ability to continue as a going concern, so that it can continue to provide returns for shareholders and benefits for other stakeholders; and

•
to provide an adequate return to shareholders by pricing products and services commensurately with the level of risk.

The Company manages and adjusts its capital structure considering changes in economic conditions. To maintain or adjust its capital structure, the Company may issue debt or new shares. Financing decisions are generally made on a specific transaction basis and depend on such things as the Company’s needs, capital markets and economic conditions at the time of the transaction. Management reviews its capital management approach on an ongoing basis and believes that this approach is reasonable, given the size of the Company.
The Company does not have any externally imposed capital compliance requirements at August 31, 2019.
21.   Revenues
	2019 $	2018 $
Sale of boats	2,664,001	1,036,379
Sales of parts and boat maintenance	171,217	222,945
Commission	—	6,052
Other	34,159	6,190
	2,869,377	1,271,566
22.   Cost of sales
	2019 $	2018 $
Inventories – beginning of year	931,706	424,613
Purchases	1,453,051	1,485,452
Salaries and benefits	297,670	301,215
Transport costs	66,328	30,652
Sub-contracting	17,870	121,205
Depreciation	33,596	29,870
Grants and investment tax credits	(397,397)	(691,462)
	2,402,824	1,701,545
Inventories – end of year	818,811	931,706
	1,584,013	769,839
23.   Financial instruments and risk management
The Company is exposed to risks that arise from its use of financial instruments. This note describes the Company’s objectives, policies and processes for managing those risks and the methods used to measure them.

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
23.   Financial instruments and risk management (continued)
Fair value measurement and hierarchy
The fair value measurement of the Company’s financial and non-financial assets and liabilities utilizes market observable inputs and data as far as possible. Inputs used in determining fair value measurements are categorized into different levels based on how observable the inputs used in the valuation technique utilized are (the ‘fair value hierarchy’):
•
Level 1: Quoted prices in active markets for identical items (unadjusted);

•
Level 2: Observable direct or indirect inputs other than Level 1 inputs; and

•
Level 3: Unobservable inputs (i.e. not derived from market data).

The classification of an item into the above levels is based on the lowest level of the inputs used that has a significant effect on the fair value measurement of the item. Transfers of items between levels are recognized in the period they occur.
The carrying amount of trade and other receivables, term deposit, advances to related parties, trade and other payables and advances from related parties are assumed to approximate their fair value due to their short-term nature.
The fair value of financial liabilities is estimated by discounting the remaining contractual maturities at the current market interest rate that is available for similar financial liabilities.
Credit risk
Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Company. The Company has a strict code of credit, including obtaining instalment payments, obtaining agency credit information and setting appropriate credit limits. The maximum exposure to credit risk at the reporting date, is the carrying amount of financial assets. The Company does not hold any collateral.
Generally, trade receivables are written off when there is no reasonable expectation of recovery. Indicators of this include the failure for a debtor to engage in a repayment plan, no active enforcement activity and a failure to make contractual payments.

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
23.   Financial instruments and risk management (continued)
Liquidity risk
Liquidity risk is the risk that the Company will encounter difficulty in meeting its financial obligations as they fall due. The Company is exposed to liquidity risk primarily from its trade payables and convertible debentures. The Company believes that its recurring financial resources are adequate to cover all its expenditures.
	Contractual cash flows	Less than one year	1 – 5 years	Greater than 5 years
August 31, 2019
Trade and other payables	376,303	376,303	—	—
Advances from related parties	1,050,064	—	1,050,064	—
Long-term debt	136,810	17,628	47,578	71,604
	1,563,177	393,931	1,097,642	71,604
August 31, 2018
Trade and other payables	472,437	472,437	—	—
Advances from related parties	1,046,014	—	1,046,014	—
Long-term debt	113,529	52,552	60,977	—
	1,631,980	524,989	1,106,991	—
Interest rate risk
The Company is exposed to interest-rate risk on its variable rate bank indebtedness and variable and fixed rate long-term debt.
Foreign exchange risk
Foreign exchange risk is the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. The Company has certain financial assets and liabilities denominated in United States dollars. As at August 31, 2019, the Company has an amount of trade and other payables denominated in foreign currency of approximately U.S.$96,000; $128,000 (2018 — U.S.$114,000 ($148,000)).
24.   Additional cash flows information
Financing and investing activities not involving cash:
	2019 $	2018 $
Additions to property and equipment by way of finance lease	11,333	—
25.   Subsequent events
Subscription and issuance of class A common shares, share exchange and share consideration
On September 3, 2019, the Board of Directors authorized the issuance of 75 class A shares for total consideration of $75. On January 20, 2020, the Board of Directors amended the share capital of the Company. Immediately thereafter, the Board of Directors authorized the exchange of 600 class A shares,

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
25.   Subsequent events (continued)
being the entire share capital of the Company, for 13,850,916 Voting Common Shares — Series Founder, at a ratio of 23,084.86:1. Immediately thereafter, the Board of Directors authorized the issuance of 2,643 Voting Common Shares — Series Founder for total consideration of $0.11.
On September 3, 2020, the Board of Directors authorized the consolidation of all the issued and outstanding Voting Common Shares on the basis on 1 post-consolidation Voting Common Share for every 3.7 pre-consolidation Voting Common Shares. The impact of this adjustment has been reflected in the Company’s share capital and earnings per share for all periods presented.
Subscription and issuance of Voting Common Shares
On January 20, 2020, the Board of Directors authorized the issuance of 76,577 Voting Common Shares for total consideration of $212,500.
On March 4, 2020, the Board of Directors authorized the issuance of 36,036 Voting Common Shares for total consideration of $100,000.
On March 5, 2020, the Board of Directors authorized the issuance of 86,486 Voting Common Shares for total consideration of $320,000.
On April 10, 2020 and September 18, 2020, the Board of Directors authorized the issuance of 31,982 and 45,351 Voting Common Shares, respectively, for services provided to the Company. The services were valued at $3.70 per share for a total of $286,133.
In addition, the Board of Directors authorized the issuance of 39,189 Voting Common Shares in connection with transaction costs amounting to $145,000 directly attributable to the issuance of Common Shares.
In July 2020, the Board of Directors authorized the issuance of 357,973 Voting Common Shares, for total consideration of $1,324,500.
In July 2020, the Board of Directors authorized the issuance of 205,795 Voting Common Shares to a company controlled by the CFO of the Company in connection with the share-based compensation agreement (note 17). As at July 31, 2020, the Company has recorded a stock-based compensation expense in the amount of $761,441 as a result of the issuance of the Voting Common Shares.
In September 2020, the Board of Directors authorized the issuance of 554,054 Voting Common Shares, for total consideration of $2,050,000.
Share option plan
On January 20, 2020, the Company has adopted a share option plan which provides that the Board of Directors of the Company may from time to time, in its discretion, grant to key employees, consultants, advisors, officers and directors of the Company non-transferable options to purchase up to 612,612 Voting Common Shares.
On May 27, 2020, the Company granted 361,162 stock options at an exercise price of $3.70 per share and 162,162 stock options at an exercise price of $2.775 per share to directors, officers, employees and consultants of the Company. The stock options will expire 4 years from the grant date.
COVID-19
On March 11, 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a global pandemic, which continues to spread throughout Canada and around the world.

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Financial Statements
August 31, 2019 and 2018
25.   Subsequent events (continued)
As of the date of this report, the Company did experience a disruption while they closed their offices. The Company has obtained new contracts during the global pandemic and continues to collect its receivables from the majority of its customers with few changes to its collection terms.
The Company will continue to actively monitor the impact of COVID-19 and may take further actions that alter business operations as may be required by government authorities, or that are determined to be in the best interest of the Company’s employees, customers, suppliers and stakeholders. The full extent of the impact of COVID-19 on the Company’s business, operations and financial results will depend on evolving factors that the Company cannot accurately predict.

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Amended Condensed Interim Financial Statements
For the Six-Month Periods Ended February 29, 2020 and February 28, 2019 (Unaudited)

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Amended Condensed Interim Statements of Financial Position
(Unaudited)
	Note	As at February 29, 2020 $	As at August 31, 2019 $
Assets
Current
Trade and other receivables		90,946	101,784
Inventories		1,102,864	818,811
Cash held in trust		89,675	37,500
Prepaid expenses		77,163	8,595
Grants and investment tax credits receivable		494,382	400,079
Total current assets		1,855,030	1,366,769
Non-current assets
Advances to related parties		—	40,310
Property and equipment		483,136	507,483
Right-of-use assets	6	705,737	—
Total non-current assets		1,188,873	547,793
Total assets		3,043,903	1,914,562
Liabilities
Current liabilities
Bank indebtedness		278,683	283,813
Trade and other payables		526,315	376,303
Contract liabilities		585,060	180,072
Advances from related parties		168,527	597,341
Advances payable, non-interest bearing and repayable on demand		25,000	—
Current portion of long-term debt	8	33,701	17,628
Current portion of lease liabilities	7	114,600	—
Current portion of obligation under finance lease		—	4,377
Total current liabilities		1,731,886	1,459,534
Non-current liabilities
Advances from related parties	11	793,556	452,723
Long-term debt	8	349,169	125,862
Finance lease		—	3,839
Deferred income taxes		4,906	4,906
Lease liabilities	7	599,410	—
Total non-current liabilities		1,747,041	587,330
Total liabilities		3,478,927	2,046,864
Shareholders’ equity (deficit)
Capital stock	9	213,100	525
Capital stock to be issued		—	37,500
Retained earnings (deficit)		(648,124)	(170,327)
Total shareholders’ equity (deficit)		(435,024)	(132,302)
Total liabilities and shareholders’ equity (deficit)		3,043,903	1,914,562
Subsequent events	15

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Amended Condensed Interim Statements of Changes in Deficiency
(Unaudited)
		Capital stock		Capital stock to be issued	Deficit	Total
	Note	Units	$	$	$	$
Shareholders’ deficiency as at August 31, 2018		600	600	—	(403,393)	(402,793)
Net and comprehensive income		—	—	—	54,647	54,647
Shareholders’ deficiency as at February 28, 2019		600	600	—	(348,746)	(348,746)
Shareholders’ deficiency as at August 31, 2019		525	525	37,500	(170,327)	(132,302)
Share issuance (pre-conversion)	9	75	75	—	—	75
Share conversion	9	3,743,491	—	—	—	—
Share issuance	9	77,291	212,500	(37,500)		175,000
Net and comprehensive loss		—		—	(477,797)	(477,797)
Shareholders’ deficiency as at February 29, 2020		3,820,782	213,100	—	(648,124)	(435,024)

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Amended Condensed Interim Statements of Comprehensive Income (Loss)
(Unaudited)
	Note	Three months ended February 29, 2020 $	Three months ended February 28, 2019	Six months ended February 29, 2020	Six months ended February 28, 2019
Revenues	11, 12	383,190	332,645	436,193	1,271,552
Cost of sales	13	162,634	156,190	202,633	681,708
Gross profit		220,556	176,455	233,560	589,844
Expenses
Office salaries and benefits		92,447	92,447	167,603	177,885
Rent		9,118	78,052	39,262	131,311
Professional fees		138,871	33,644	180,895	62,146
Travel and entertainment		16,044	9,256	37,945	13,738
Advertising and promotion		75,619	66,847	155,599	110,568
Office and general		39,668	18,417	59,602	33,244
Interest and bank charges		2,290	3,326	10,614	7,864
Interest on long-term debt and finance lease		16,049	861	29,744	1,773
Foreign exchange		(3,016)	(47,237)	(35,260)	(19,374)
Depreciation of right-of-use asset		32,437	—	64,076	—
Depreciation		639	445	1,277	622
		420,166	256,058	711,357	519,777
(Loss) earnings before income taxes		(199,609)	(79,603)	(477,797)	70,068
Income taxes
Current		—	—	—	—
Deferred		—	—	—	15,421
		—	—	—	15,421
Net and comprehensive (loss) income		(199,609)	(79,603)	(477,797)	54,647
Basic and diluted weighted average number of shares outstanding
Basic		3,778,314	3,743,491	3,755,760	3,743,491
Diluted		3,778,314	3,743,491	3,755,760	3,743,491
Income (loss) per share
Basic		(0.05)	(0.02)	(0.13)	0.01
Diluted		(0.05)	(0.02)	(0.13)	-0.01

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Amended Condensed Interim Statements of Cash Flows
(Unaudited)
	Note	Six months ended February 29, 2020 $	Six months ended February 28, 2019 $
Operating activities
Net and comprehensive income (loss)		(477,797)	54,647
Depreciation of property and equipment		19,217	17,150
Depreciation of right-of-use asset		64,076	—
Accretion on long-term debt and on lease liabilities		22,913	(227)
Deferred income taxes		—	15,421
		(371,591)	86,991
Net change in non-cash working capital items
Trade and other receivables		10,838	(88,451)
Inventories		(284,053)	135,751
Grants and investment tax credits receivable		(94,303)	270,904
Prepaid expenses		(68,568)	(8,065)
Trade and other payables		150,012	(142,297)
Contract liabilities		404,988	(84,883)
		118,914	82,959
Cash provided (used) by operating activities		(252,677)	169,950
Investing activities
Additions to property and equipment		(5,750)	(132,705)
Advances to related parties		40,310	(1,600)
Term deposit		—	68,368
Cash provided (used) by investing activities		34,560	(65,937)
Financing activities
Change in bank indebtedness		(5,130)	(87,937)
Increase in long-term debt		250,000	—
Repayment of long-term debt		(10,620)	(49,998)
Repayment of obligation under finance lease		—	(1,039)
Repayment of lease liability		(76,052)	—
Advances from related parties		(87,981)	17,800
Advance payable		25,000	50,000
Capital stock issued		175,075	—
Cash provided (used) by investing activities		270,292	(71,174)
Increase in cash and cash equivalents		52,175	32,839
Cash and cash equivalents – beginning of period		37,500	—
Cash and cash equivalents – end of period		89,675	32,839
Non-cash activities include:
Additions to property and equipment			(11,333)
Finance lease			11,333

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Amended Condensed Interim Financial Statements
(Unaudited)
1.   Amended Condensed Interim Financial Statements
The Condensed Interim Financial Statements originally issued on May 28, 2020 have been amended to include disclosures related to a share-based compensation agreement that was omitted from the Condensed Interim Financial Statements. The additional disclosure on the details of the share-based compensation agreement has been reflected in the capital stock note (note 9). In addition, the subsequent event note (note 15) was amended to disclose all other subsequent events that have occurred from May 29, 2020 to September 18, 2020.
2.   Incorporation and nature of business
Vision Marine Technologies Inc. (the “Company”) was incorporated on August 29, 2012 as Riopel Marine Inc. The Company changed its name to Vision Marine Technologies Inc. on April 7,2020. The principal business of the Company is to manufacture and sell electric boats.
The head office and registered office of the Company is located at 730 Curé-Boivin boulevard, Boisbriand, Quebec, J7G 2A7.
3.   Basis of preparation
Compliance with IFRS
These amended condensed interim financial statements are for the six-month period ended February 29, 2020 and have been prepared in accordance with IAS 34: Interim Financial Reporting. They do not include all of the information required in annual financial statements in accordance with IFRS and should be read in conjunction with the financial statements for the year ended August 31, 2019.
The amended condensed interim financial statements were authorized for issuance by the Board of Directors on September 18, 2020.
Basis of measurement
These amended condensed interim financial statements are stated in Canadian dollars, which is also the Company’s functional currency, and were prepared on the historical cost basis.
4.   New standards adopted as at September 1, 2019
IFRS 16: Leases
The Company has adopted IFRS 16 as of September 1, 2019. The adoption of IFRS 16 has a significant impact as the Company recognized new assets and liabilities for its operating leases. In addition, the nature and timing of expenses related to those leases has changed as IFRS 16 replaces the straight-line operating lease expense with a depreciation charge for the right-of-use assets and interest expense on lease liabilities. The Company has elected to apply the modified retrospective method, under which the cumulative effect of initial application is recognized in retained earnings at September 1, 2019, by setting right-of-use assets based on the lease liability at the date of initial application, adjusted by the amount of any prepaid or accrued lease payments, and has applied the following practical expedients:
•
Applied IFRS 16 exclusively to contracts that were previously identified as leases applying IAS 17 at the date of initial application;

•
Accounted for leases for which the lease term ended within 12 months of the date of initial application as short-term leases;

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Amended Condensed Interim Financial Statements
(Unaudited)
4.   New standards adopted as at September 1, 2019 (continued)
•
Did not recognize right-of-use assets and liabilities for leases of low value assets;

•
Relied on its assessment of whether leases are onerous applying IAS 37 immediately before the date of initial application as an alternative to performing an impairment review; and

•
Did not separate non-lease components from lease components, and instead accounted for each lease component and any associated non-lease components as a single lease component.

The effect of adoption of IFRS 16 as at September 1, 2019 is as follows:
	August 31, 2019 $	Impact of adoption of IFRS 16 $	September 1, 2019 $
Assets
Noncurrent assets
Property and equipment	507,483	(10,880)	496,603
Right-of-use assets	—	760,217	760,217
Total noncurrent assets	507,483	749,337	1,256,820
Total assets	507,483	749,337	1,256,820
Liabilities
Current liabilities
Current portion of obligation under finance lease	4,377	(4,377)	—
Current portion of lease liabilities	—	106,724	106,724
Total current liabilities	4,377	102,347	106,724
Noncurrent liabilities
Finance lease	3,839	(3,839)	—
Lease liabilities	—	650,829	650,829
Total noncurrent liabilities	3,839	646,990	650,829
Total liabilities	8,216	749,337	757,553
The following table reconciles the Company’s operating lease commitments as at August 31, 2019 as previously disclosed in the audited financial statements of the Company, to the lease liability recognized on initial application of IFRS 16 on September 1, 2019:
$
Operating lease commitments as at August 31, 2019	543,300
Finance leases as at August 31, 2019	8,216
Lease payments relating to periods not included in operating lease commitments as at August 31, 2019	367,065
Effect of discounting using the weighted average incremental borrowing rate	(161,028)
Lease liability recognized as at September 1, 2019	757,553

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Amended Condensed Interim Financial Statements
(Unaudited)
4.   New standards adopted as at September 1, 2019 (continued)
IFRIC 23: Uncertainty over income tax treatments
IFRIC 23 provides guidance on the accounting for current and deferred tax liabilities and assets in circumstances in which there is uncertainty over income tax treatments. The interpretation requires:
•
The Company to determine whether uncertain tax treatments should be considered separately, or together as a group, based on which approach provides better predictions of the resolution;

•
The Company to determine if it is probable that the tax authorities will accept the uncertain tax treatment; and

•
If it is not probable that the uncertain tax treatment will be accepted, measure the tax uncertainty based on the most likely amount or expected value, depending on whichever method better predicts the resolution of the uncertainty. This measurement is required to be based on the assumption that each of the tax authorities will examine amounts they have a right to examine and have full knowledge of all related information when making those examinations.

The interpretation is effective for periods beginning on or after September 1, 2019. The Company has adopted the new interpretation with no impact on the financial statements.
5.   Significant accounting policies
The Company has applied the same accounting policies and methods of computation in its amended condensed interim financial statements as in its 2019 annual financial statements, except for those that relate to new standards and interpretations effective for the first time for periods beginning on (or after) September 1, 2019, as disclosed in note 3.
Revenue recognition
Revenue is recognized at an amount that reflects the consideration to which the Company is expected to be entitled in exchange for transferring goods or services to a customer. For each contract with a customer, the Company:
•
Identifies the contract with the customer;

•
Identifies the performance obligations in the contract;

•
Determines the transaction price which takes into account estimates of variable consideration and the time value of money;

•
Allocates the transaction price to separate performance obligations on the basis of relative standalone selling price of each distinct good or service to be delivered; and

•
Recognizes revenue when or as each performance obligation is satisfied in a manner that depicts the transfer to the customer of the goods or services promised.

The Company enters into contracts with customers, as well as distributor agreements with specific distributors for the sale of boats.
Sale of boats
Revenue from the sale of boats, including incidental shipping fees, is recognized at the point in time when the customer obtains control of the goods, which is generally at the shipping point. In the context of its distributor agreements, control is passed at the shipping point to the distributor as the Company has no further performance obligations at that point. The amount of consideration the Company receives, and

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Amended Condensed Interim Financial Statements
(Unaudited)
5.   Significant accounting policies (continued)
the revenue recognized, varies with volume rebate programs offered to distributors. When the Company offers retrospective volume rebates, it estimates the expected volume rebates based on an analysis of historical experience, to the extent that it is highly probable that a significant reversal will not occur. The Company adjusts its estimate of revenue related to volume rebates at the earlier of when the most likely amount of consideration expected to be received changes or when the consideration becomes fixed.
The Company recognizes customer deposits on the sale of boats as contract liabilities.
Sales of parts and boat maintenance
Revenue from the sale of parts and related maintenance services are recognized at the point in time when the customer obtains control of the parts and when services are completed.
Commission
Commission income is recognized at the point in time when the underlying transaction is settled.
Other
Other revenue is recognized when it is received or when the right to receive payment is established.
Leases
Right-of-use assets
The Company recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Unless the Company is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognized right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.
Lease liabilities
At the commencement date of the lease, the Company recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Company and payments of penalties for terminating a lease, if the lease term reflects the Company exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognised as expense in the period on which the event or condition that triggers the payment occurs. In calculating the present value of lease payments, the Company uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. Interest accretion is recorded as interest expense in finance costs. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed lease payments or a change in the assessment to purchase the underlying asset.

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Amended Condensed Interim Financial Statements
(Unaudited)
5.   Significant accounting policies (continued)
Short-term leases and leases of low-value assets
The Company applies the short-term lease recognition exemption to its short-term leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered of low value (i.e., below $5,000). Lease payments on short-term leases and leases of low-value assets are recognised as expense on a straight-line basis over the lease term.
Fair value measurement
When an asset or liability, financial or non-financial, is measured at fair value for recognition or disclosure purposes, the fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; and assumes that the transaction will take place either: in the principal market; or in the absence of a principal market, in the most advantageous market.
Fair value is measured using the assumptions that market participants would use when pricing the asset or liability, assuming they act in their economic best interests. For non-financial assets, the fair value measurement is based on its highest and best use. Valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, are used, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.
Assets and liabilities measured at fair value are classified into three levels, using a fair value hierarchy that reflects the significance of the inputs used in making the measurements.
Classifications are reviewed at each reporting date and transfers between levels are determined based on a reassessment of the lowest level of input that is significant to the fair value measurement.
Financial instruments
Classification and measurement of financial instruments
The Company measures its financial assets and financial liabilities at fair value on initial recognition, which is typically the transaction price unless a financial instrument contains a significant financing component. Subsequent measurement is dependent on the financial instrument’s classification which in the case of financial assets, is determined by the context of the Company’s business model and the contractual cash flow characteristics of the financial asset. Financial assets are classified into two categories: (1) measured at amortized cost and (2) fair value through profit and loss (“FVTPL”). Financial liabilities are subsequently measured at amortized cost at the effective interest rate, other than financial liabilities that are measured at FVTPL or designated as FVTPL where any change in fair value resulting from an entity’s own credit risk is recorded as other comprehensive income (“OCI”).
Amortized cost
The Company classifies trade and other receivables, trade and other payables, long-term debt and advances to/from related parties as financial instruments measured at amortized cost. The contractual cash flows received from the financial assets are solely payments of principal and interest and are held within a business model whose objective is to collect the contractual cash flows.
Impairment of financial assets
The Company recognizes a loss allowance for expected credit losses on financial assets measured at amortized cost. The measurement of the loss allowance depends upon the Company’s assessment at the end of each reporting period as to whether the financial instrument’s credit risk has increased significantly

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Amended Condensed Interim Financial Statements
(Unaudited)
5.   Significant accounting policies (continued)
since initial recognition, based on reasonable and supportable information that is available, without undue cost or effort to obtain. Where there has been a significant increase in exposure to credit risk, a 12-month expected credit loss allowance is estimated. The amount of expected credit loss recognized is measured on the basis of the probability weighted present value of anticipated cash shortfalls over the life of the instrument discounted at the original effective interest rate.
Equity instruments
Financial instruments issued by the Company are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset. An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Company are recorded at the proceeds received, net of direct issuance costs.
The Company’s shares are classified as equity instruments.
Share based payments
The Company has a share option plan for key employees, consultants, advisors, officers and directors from which options to purchase common stock of the Company are issued. Share-based compensation costs are accounted for on a fair value basis, as measured at the grant date, using the Black-Scholes option pricing model taking into account the terms and conditions upon which the options were granted. An individual is classified as an employee when the individual is an employee for legal or tax purposes or provides services similar to those performed by an employee. In situations where options have been issued to non-employees and some or all of the services received by the Company cannot be specifically identified, the options are measured at the fair value of the options issued.
All share-based remuneration is ultimately recognized as an expense in profit or loss with a corresponding credit to contributed surplus. If vesting periods or other vesting conditions apply, the expense is allocated over the vesting period, based on the best available estimate of the number of share options expected to vest. Any adjustment to cumulative share-based compensation resulting from a revision is recognized in the current period. The number of vested options ultimately exercised by holders does not impact the expense recorded in any period.
6.   Right-of-use assets
	Premises $	Computer equipment $	Rolling stock $	Total $
Cost
Balance at August 31, 2019	—	—	—	—
Impact of adoption of IFRS 16	737,066	11,333	12,271	760,670
Additions	—	—	9,596	9,596
Balance at February 29, 2020	737,066	11,333	21,867	770,266
Accumulated depreciation
Balance at August 31, 2019	—		—	—
Impact of adoption of IFRS 16	—	453	—	453
Depreciation	58,903	227	4,946	64,076
Balance at February 29, 2020	58,903	680	4,946	64,529
Net carrying amount
As at February 29, 2020	678,163	10,653	16,921	705,737

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Amended Condensed Interim Financial Statements
(Unaudited)
7.   Lease liabilities
$
Balance at August 31, 2019	—
Impact of adoption of IFRS 16	757,553
Additions	9,596
Repayment	(76,052)
Accretion of interest	22,913
Balance at February 29, 2020	714,010
Current	114,600
Noncurrent	599,510
The minimum annual payments of the Company’s leases are approximately as follows:
$
Less than one year	151,024
One year to five years	583,185
Greater than five years	111,872
846,081
8.   Long-term debt
	As at February 29, 2020 $	As at August 31, 2019 $
Loan from Canada Economic Development for Quebec Regions, non-interest bearing, repayable in monthly instalments of $1,667 starting July 2018 and maturing in June 2023. The loan was discounted using an effective interest rate of 8.85%(a)	52,829	58,672
Term loan, bearing interest at 6.24%, repayable in monthly instalments of $630, including principal and interest, and maturing in December 2038	80,041	84,818
Term loan, bearing interest at prime plus 3.68%, repayable in monthly principal payments of $4,165 starting 12 months after the original disbursement date(b)	250,000	—
	382,870	143,490
Current portion of long-term debt	33,701	17,628
	349,169	125,862

(a)
As security for the loan, the Company has subordinated certain advances from related parties for $452,723.

(b)
As security for the loan, the Company has subordinated certain advances from related parties for $793,556. In addition, the loan is guaranteed by a first ranking hypothec of $250,000 plus 20% on all of the assets of the Company, as well as personal guarantees from the ultimate shareholders of $125,000.

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Amended Condensed Interim Financial Statements
(Unaudited)
9.   Capital stock
Authorized without limit as to number — Voting Common Shares
	As at February 29, 2020 $	As at August 31, 2019 $
3,820,782 Voting Common Shares	213,100	—
Nil (2019 – 525) Class A shares	—	525
	213,100	525
Subscription and issuance of Class A common shares, share exchange and share consolidation
On September 3, 2019, the Board of Directors authorized the issuance of 75 Class A shares for total consideration of $75. On January 20, 2020, the Board of Directors amended the share capital of the Company. Immediately thereafter, the Board of Directors authorized the exchange of 600 Class A shares, being the entire share capital of the Company, for 13,850,916 Voting Common Shares — Series Founder, at a ratio of 23,084.86:1. Immediately thereafter, the Board of Directors authorized the issuance of 2,643 Voting Common Shares — Series Founder for total consideration of $0.11.
On September 3, 2020, the Board of Directors authorized the consolidation of all the issued and outstanding Voting Common Shares on the basis on 1 post -consolidation Voting Common Shares for every 3.7 pre-consolidation Voting Common Shares. The impact of this adjustment has been reflected in the Company’s share capital and earnings per share.
Subscription and issuance of Voting Common Shares
On January 20, 2020, the Board of Directors authorized the issuance of 76,577 Voting Common Shares for total consideration of $212,500.
Share option plan
On January 20, 2020, the Company has adopted a share option plan which provides that the Board of Directors of the Company may from time to time, in its discretion, grant to key employees, consultants, advisors, officers and directors of the Company non-transferable options to purchase up to 612,612 Non-Voting Common Shares. No awards have been granted under the plan as at the reporting date.
Share based compensation
The Company signed an agreement with the CFO of the Company to grant a company controlled by the CFO Common Shares in exchange for services rendered by the CFO. The CFO will receive 41,178 Common Shares of the Company for every $500,000 tranche of qualified equity financing in which he directly assisted to raise up to a maximum of 205,795 Common Shares if $2,500,000 is raised. As at February 29, 2020 no milestone had been met and it was not considered probable that they would be met, therefore the Common Shares were not earned by the CFO. Consequently, the Company did not record a share-based compensation expense.
10.   Remuneration of directors and key management of the Company
	Three months ended		Six months ended
	February 29, 2020 $	February 28, 2019 $	February 29, 2020 $	February 28, 2019 $
Salaries	55,000	52,000	109,000	104,000

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Amended Condensed Interim Financial Statements
(Unaudited)
11.   Related party transactions
The following table summarizes the Company’s related party transactions during the year:
	Three months ended		Six months ended
	February 29, 2020 $	February 28, 2019 $	February 29, 2020 $	February 28, 2019 $
Revenues
Sale of boats
EBR Ltd.	—	22,851	—	100,866
Sales of parts and boat maintenance
EBR Ltd.	23,746	—	66,077	9,369
Expenses
Rent expense
California Electric Boat Company Inc.	—	67,556	—	80,702
At the end of the period, the amounts due to and from related parties are non-interest bearing and are due on demand, except for those subordinated to the Company’s lenders, and are as follows:
	As at February 29, 2020 $	As at August 31, 2019 $
Advances to a company under common control
California Electric Boat Company Inc.	—	40,310
Non-current advances from shareholders or indirect shareholders subordinated in favor of the Company’s lender
Alexandre Mongeon (subordinated in favor of the Company’s lenders)	141,972	81,061
Patrick Bobby (subordinated in favor of the Company’s lenders)	139,472	82,534
Robert Ghetti (subordinated in favor of the Company’s lenders)	64,749	45,215
Immobilier R. Ghetti Inc. (subordinated in favor of the Company’s lenders)	16,487	1,487
Société de Placement Robert Ghetti Inc. (subordinated in favor of the Company’s lenders)	279,376	242,426
Gestion Toyma (subordinated in favor of the Company’s lenders)	151,500	—
	793,556	452,723

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Amended Condensed Interim Financial Statements
(Unaudited)
11.   Related party transactions (continued)
	As at February 29, 2020 $	As at August 31, 2019 $
Current advances from shareholders or indirect shareholders
9335-1427 Quebec Inc.	129,932	104,931
Alexandre Mongeon	14,201	60,911
Patrick Bobby	—	56,939
Robert Ghetti	—	19,535
Immobilier R. Ghetti Inc.	—	15,000
Société de Placement Robert Ghetti Inc.	—	36,950
Gestion Toyma	24,394	151,500
Entreprises Claude Beaulac Inc. (former shareholder)	—	151,575
	168,527	597,341
Due to shareholders and included in trade and other payables
Alexandre Mongeon	39,668	—
Patrick Bobby	5,091	—
	44,759	—
12.   Revenues
	Three months ended		Six months ended
	February 29, 2020 $	February 28, 2019 $	February 29, 2020 $	February 28, 2019 $
Sale of boats	349,479	262,929	353,148	1,135,407
Sales of parts and boat maintenance	33,711	69,716	83,045	105,929
Other	—		—	30,216
	383,190	332,645	436,193	1,271,552

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Amended Condensed Interim Financial Statements
(Unaudited)
13.   Cost of sales
	Three months ended		Six months ended
	February 29, 2020 $	February 28, 2019 $	February 29, 2020 $	February 28, 2019 $
Inventories – beginning of period	1,138,064	815,675	818,811	931,707
Purchases	87,043	139,626	399,083	567,050
Salaries and benefits	62,772	61,447	129,824	121,426
Transport costs	16,433	19,891	31,496	32,634
Sub-contracting	12,216	6,166	28,343	6,167
Depreciation	8,970	8,264	17,940	16,528
Grants and investment tax credits	(60,000)	(98,924)	(120,000)	(197,849)
	1,265,498	952,145	1,305,497	1,477,663
Inventories – end of period	(1,102,864)	(795,955)	(1,102,864)	(795,955)
	162,634	156,190	202,633	681,708
14.   Fair value measurement and hierarchy
The fair value measurement of the Company’s financial and non-financial assets and liabilities utilizes market observable inputs and data as far as possible. Inputs used in determining fair value measurements are categorized into different levels based on how observable the inputs used in the valuation technique utilized are (the ‘fair value hierarchy’):
•
Level 1: Quoted prices in active markets for identical items (unadjusted);

•
Level 2: Observable direct or indirect inputs other than Level 1 inputs; and

•
Level 3: Unobservable inputs (i.e., not derived from market data).

The classification of an item into the above levels is based on the lowest level of the inputs used that has a significant effect on the fair value measurement of the item. Transfers of items between levels are recognized in the period they occur.
The carrying amount of trade and other receivables, advances to related parties, trade and other payables and advances from related parties are assumed to approximate their fair value due to their short-term nature.
The fair value of financial liabilities is estimated by discounting the remaining contractual maturities at the current market interest rate that is available for similar financial liabilities.
15.   Subsequent events
Subscription and issuance of Voting Common Shares
On March 4, 2020, the Board of Directors authorized the issuance of 36,036 Voting Common Shares — Series Investor 1 for total consideration of $100,000.
On March 5, 2020, the Board of Directors authorized the issuance of 86,486 Voting Common Shares for total consideration of $320,000.
In July 2020, the Board of Directors authorized the issuance of 357,973 Voting Common Shares, for total consideration of $1,324,500.

Vision Marine Technologies Inc.
(formerly known as Riopel Marine Inc.)
Notes to Amended Condensed Interim Financial Statements
(Unaudited)
15.   Subsequent events (continued)
On April 10, 2020 and September 18, 2020, the Board of Directors authorized the issuance of 31,982 and 45,351 Voting Common Shares, respectively, for services provided to the Company. The services were valued at $3.70 per share for a total of $286,133.
In addition, the Board of Directors authorized the issuance of 39,189 Voting Common Shares in connection with transaction costs amounting to $145,000 directly attributable to the issuance of Common Shares.
In July 2020, the Board of Directors authorized the issuance of 205,795 Voting Common Shares to a company controlled by the CFO of the Company in connection with the share-based compensation agreement (Note 9). As at July 31, 2020, the Company has recorded a stock-based compensation expense in the amount of $761,441 as a result of the issuance of the Common Shares.
On September 2, 2020, the Board of Directors authorized the issuance of 554,054 Voting Common Shares, for total consideration of $2,050,000.
Stock options
On May 27, 2020, the Company granted 361,162 stock options at an exercise price of $3.70 per share and 162,162 stock options at an exercise price of $2.775 per share to directors, officers, employees and consultants of the Company. The stock options will expire 4 years from the grant date.
COVID-19
On March 11, 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a global pandemic, which continues to spread throughout Canada and around the world.
As of September 18, 2020, the Company did experience a disruption while they closed their offices. The Company has obtained new contracts during the global pandemic and continues to collect its receivables from the majority of its customers with few changes to its collection terms.
Although management cannot be certain of the impact of the pandemic on the financial statements and the duration of such a disruption at the date of the report, management does believe the implication will be temporary and that the Company will be able to continue its operations. As a result, management is unable to estimate the potential impact on the business as of September 18, 2020.

1,666,667 Common Shares
Vision Marine Technologies, Inc.

PROSPECTUS

ThinkEquity
a division of Fordham Financial Management, Inc.
           , 2020
Through and including           , 2020 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 6:   INDEMNIFICATION OF DIRECTORS AND OFFICERS
The corporate laws of Quebec and our By-laws require us (subject to the provisions of the Business Corporations Act noted below), to indemnify our directors and officers and former directors and officers, our mandataries, or any other person who acts or acted at our request as a director or an officer of another group, of all their costs and reasonable expenses incurred in the exercise of their functions, to the greatest extent permitted by Division VII of Chapter VI of the Business Corporations Act.
Notwithstanding the foregoing, we may not indemnify a person referred to in the preceding paragraph if a court or any other competent authority judges that the following conditions are not fulfilled:
(1) the person acted with honesty and loyalty in the interest of the corporation or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at the corporation’s request; and
(2) in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful.
Furthermore, we may not indemnify a person referred to in the preceding paragraph if the court determines that the person has committed an intentional or gross fault.
ITEM 7.   RECENT SALES OF UNREGISTERED SECURITIES
In the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.
On August 1, 2019, we entered into an agreement with an entity controlled by our Chief Financial Officer pursuant to which we agreed to issue, upon reaching certain milestones, up to 205,795 Voting Common Shares — Series Founders in exchange for services to be provided. These shares were issued in July 2020.
On September 9, 2019, we issued 467,937 Voting Common Shares — Series Founders to affiliates in exchange for $75.
On January 20, 2020, we issued 76,576 Voting Common Shares — Series Investor 1 for total consideration of $212,500.
On March 4, 2020, we issued 36,036 Voting Common Shares — Series Investor 1 to non-affiliates for total consideration of $100,000.
On March 5, 2020, we issued 86,486 Voting Common Shares — Series Investor 2 to non-affiliates for total consideration of $320,000.
On April 10, 2020, we issued 39,189 Voting Common Shares — Series Founders to two outside service providers who are non-affiliates in exchange for services to be provided.
On May 27, 2020, we issued 362,162 stock options to affiliates to purchase common shares at $3.70 per common shares and 162,162 stock options to a non-affiliate to purchase common shares at $2.775 per common share.
In June and July 2020, we issued 357,973 Voting Common Shares — Series Founders to 17 non-affiliates for total consideration of $1,324,500. In connection with this private placement, we issued 31,189 Common Shares — Series Founders in July 2020 as finder’s fees.

In September 2020, we (i) issued 547,298 Voting Common Shares — Series Investor 2 to an investor (who at the time of the purchase was not an affiliate) for total consideration of $2,025,000, (ii) 6,757 Voting Common Shares — Series Investor 2 to a non-affiliate for consideration of $25,000 and (iii) 45,351 Voting Common Shares — Series Founders to a non-affiliate in exchange for legal services provided to date.
ITEM 8.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
The following exhibits are filed with this registration statement
1.1	Form of Underwriting Agreement(2)
3.1	Certificate of Incorporation(1)
3.2	Certificate of Amendment(1)
4.1	Share Certificate – Common Shares(2)
4.2	Form of Underwriter’s Warrant (included in Exhibit 1.1)(2)
5.1	Opinion of Renno & Co.(2)
10.1	Commercial Lease Agreement, dated June 10, 2017, between California Electric Boat Company Inc. and the Company (as translated into English from its original text in French)(1)
10.2	Commercial Lease Agreement, dated April 1, 2019, between California Electric Boat Company Inc. and the Company (as translated into English from its original text in French)(1)
10.3	Amended and Restated Shares Option(s) Plan(1)
10.4	Executive Services Agreement, dated April 7, 2020, between the Company and Alexandre Mongeon(1)
10.5	Executive Services Agreement, dated April 7, 2020, between the Company and Patrick Bobby(1)
10.6	Consulting Services Agreement, dated August 1, 2019, between the Company and Hurricane Corporate Services Ltd.(1)
10.7	Form of Lock-Up Agreement to be entered into between the Company, the Representative and shareholders (included in Exhibit 1.1)
10.8	Form of Subscription Agreement used for private placements in 2020(2)
14.1	Code of Conduct and Ethics(2)
23.1	Consent of BDO Canada LLP
23.2	Consent of Renno & Co. (contained in exhibit 5.1)
24.1	Powers of Attorney (included on signature page to the filing of amendment number 2 this registration statement on September 22, 2020)
99.1	Application for Waiver of Requirements of Form 20-F, Item 8.A.4(1)

Notes:
(1)
Filed as an exhibit to our registration statement on Form F-1 as filed with the SEC on July 9, 2020 and incorporated herein by reference.

(2)
Filed as an exhibit to amendment number 2 to our registration statement on Form F-1 as filed with the SEC on September 22, 2020 and incorporated herein by reference.

ITEM 9.   UNDERTAKINGS
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)
Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post- effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boisbriand, Province of Québec, Canada on October 19, 2020.
VISION MARINE TECHNOLOGIES INC. (Registrant)
By: /s/ Alexandre Mongeon Alexandre Mongeon, Chief Executive Officer (Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Alexandre Mongeon Alexandre Mongeon	Chief Executive Officer (Principal Executive Officer), Chairman	October 19, 2020
/s/ Kulwant Sandher Kulwant Sandher	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 19, 2020
/s/ Robert Ghetti Robert Ghetti	Director	October 19, 2020
/s/ Patrick Bobby Patrick Bobby	Director	October 19, 2020
/s/ Luisa Ingargiola Luisa Ingargiola	Director	October 19, 2020
/s/ Steve Barrenechea Steve Barrenechea	Director	October 19, 2020
/s/ Renaud Cloutier Renaud Cloutier	Director	October 19, 2020

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Vision Marine Technologies Inc., has signed this registration statement or amendment thereto in New York, New York, on October 19, 2020.
Ortoli Rosenstadt LLP
By: /s/ William S. Rosenstadt Name: William S. Rosenstadt Title: Managing Partner